     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1997


                                                      REGISTRATION NO. 333-23717

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                                 NET.B@NK, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           GEORGIA                         6712                        58-2224352
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
             of                 Classification Code Number)        Identification No.)
      incorporation or
        organization)

                          7000 PEACHTREE DUNWOODY ROAD
                             BUILDING 10, SUITE 300
                             ATLANTA, GEORGIA 30328
                                 (770) 392-4990
                            ------------------------

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DONALD S. SHAPLEIGH, JR.
                          7000 PEACHTREE DUNWOODY ROAD
                             BUILDING 10, SUITE 300
                             ATLANTA, GEORGIA 30328
                                 (770) 392-4990
                            ------------------------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         WALTER G. MOELING, IV, ESQ.                         ALAN J. PRINCE, ESQ.
    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP                     KING & SPALDING
          191 Peachtree Street, N.E.                      191 Peachtree Street, N.E.
            Atlanta, Georgia 30303                          Atlanta, Georgia 30303
                (404) 572-6600                                  (404) 572-4600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE:



                                                                    PROPOSED
                                                   PROPOSED          MAXIMUM
                                                    MAXIMUM         AGGREGATE        AMOUNT OF
   TITLE OF EACH CLASS OF       AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED    REGISTERED(1)    PER SHARE(2)       PRICE(2)          FEE(3)
                                  3,450,000
Common Stock, $.01 par value       Shares           $12.00         $41,400,000        $12,546


(1) Includes 450,000 shares that may be purchased pursuant to the over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of determining the registration fee.

(3) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 NET.B@NK, INC.

                             CROSS-REFERENCE SHEET

REGISTRATION STATEMENT ITEM NUMBER AND HEADING                                    CAPTION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------

       1.  Forepart Front of the Registration Statement and
             Outside Front Cover Page of Prospectus.............  Cover Page; Cross-Reference Sheet; Outside Front
                                                                    Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front Cover Page of Prospectus; Outside Back
                                                                    Cover Page of Prospectus

       3.  Summary Information and Risk Factors Summary; Risk
             Factors............................................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Cover Page of Prospectus; Principal Shareholders

       8.  Plan of Distribution.................................  Underwriting

       9.  Description of the Securities........................  Description of Capital Stock

      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts

      11.  Information with Respect to the Registrant...........  Prospectus Summary; Risk Factors; Dividend Policy;
                                                                    Capitalization; Selected Financial Data;
                                                                    Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations; Business;
                                                                    Management; Certain Transactions; Principal
                                                                    Shareholders; Underwriting; Financial Statements

      12.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Part II of the Registration Statement

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             SUBJECT TO COMPLETION

                                                                          , 1997

                                3,000,000 SHARES

       [LOGO]

                                 NET.B@NK, INC.

                                  COMMON STOCK

    All of the 3,000,000 shares of Common Stock, $.01 par value ("Common Stock"), offered hereby (the "Offering") are being sold by Net.B@nk, Inc., a Georgia corporation (the "Company"). Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price is estimated to be between $10.00 and $12.00 per share. See "Underwriting" for information relating to factors to be considered in determining the initial public offering price.

    The Company has applied to list the Common Stock on the Nasdaq National Market under the symbol "NTBK."


    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
       CRIMINAL OFFENSE. THESE SECURITIES ARE NOT INSURED BY THE FDIC
                     OR ANY OTHER GOVERNMENTAL AGENCY.

                                   PRICE TO            UNDERWRITING          PROCEEDS TO
                                    PUBLIC             DISCOUNT(1)            COMPANY(2)
Per Share..................           $                     $                     $
Total(3)...................           $                     $                     $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $500,000.

(3) The Company and the Selling Shareholder named herein (the "Selling Shareholder") have granted to the several Underwriters an option for 30 days to purchase up to an additional 300,000 and 150,000 shares of Common Stock, respectively, at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to
    Selling Shareholder will be $         , $         , $         and
    $         , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about
           , 1997.

                            ------------------------

MORGAN KEEGAN & COMPANY, INC.  INTERSTATE/JOHNSON LANE
                                                             Corporation

               THE DATE OF THIS PROSPECTUS IS            , 1997.

                            Bank Customer Interfaces



    Customers can access the Bank on a seven-day-a-week, 24-hour-a-day basis from any personal computer, wherever located, by means of a secure Web browser or by ATM, telephone, fax or U.S. mail. The chart depicts these methods of access as well as the Bank's relationships with its primary service and technology providers.


   [FLOW CHART APPEARS HERE DESCRIBING THE VARIOUS METHODS BY WHICH CUSTOMERS
                            INTERFACE WITH THE BANK]

                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET, IN THE OVER- THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED HEREIN, THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO THE 33.125-FOR-ONE STOCK SPLIT EFFECTED AS A STOCK DIVIDEND ON MARCH 17, 1997 AND ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.


                                  THE COMPANY


    Upon completion of the Offering, Net.B@nk, Inc. (the "Company") will own and operate the Atlanta Internet Bank (the "Bank"), which provides convenient, cost-effective and secure banking services to the growing number of consumers utilizing the Internet for commercial and financial services. Customers can access the Bank on a seven-day-a-week, 24-hour-a-day ("7x24") basis from any personal computer ("PC"), wherever located, by means of a secure Web browser or by ATM, telephone or U.S. mail. The Company has assembled a management team with experience in both banking and technology to implement its strategy to become a leading provider of financial services through the Internet.



    The Bank commenced operations in October 1996 as a service of Carolina First Bank ("CFB"), a Greenville, South Carolina-based bank. As of April 23, 1997, the Bank had 1,991 accounts and approximately $43.8 million in deposits. The Bank has operated under the trade name "Atlanta Internet Bank" pending regulatory approval of the transactions described in "The Reorganization."


    The Company's objective is to offer a broad range of banking and financial service products through the Internet and alternative delivery channels. Customer convenience and operating efficiency are two key components of the Company's strategy. The Bank does not incur the cost of supporting a branch system, which management believes will benefit customers through the Bank's ability to offer attractive deposit rates. Management believes the Bank's lower overhead, customer convenience and ability to provide a broad choice of products and services cost-effectively through alternative delivery systems give the Bank a competitive advantage over traditional banks and banks offering PC-based home banking.

    In the initial phase of the Company's operations, management concentrated its efforts on developing, testing and implementing an Internet banking platform. Once the platform structure was in place, management established deposit-oriented products that include electronic bill paying, interest checking and money market accounts and certificates of deposit. During 1997, management intends to offer a broad array of consumer loan products, such as personal credit lines, mortgages, home equity and secured loans, credit cards and other fee generating products. Management also plans to continue to pursue other revenue generating opportunities through partnerships and strategic alliances where appropriate.


    Management intends to implement the following strategies in order to become a leading provider of financial services through the Internet. No assurance can be given, however, that the Company will be successful in implementing these strategies or in achieving its stated objectives.


    - LEVERAGE LOW COST STRUCTURE. The absence of a branch system and the Company's low cost per transaction enable it to offer attractive deposit rates without significantly impacting profitability.

    - OUTSOURCE OPERATIONAL FUNCTIONS. The Company has entered into agreements with companies that provide a variety of specialized services and technologies to the Bank. In each of these relationships, the Bank benefits from the service provider's expertise and economies of scale while retaining the flexibility to take advantage of changes in available technology without impacting customer service.

    - PROVIDE CONVENIENT, REAL-TIME TRANSACTIONS. Management believes the Bank provides its customers with a higher level of convenience than can be achieved in a traditional branch or through PC-based home banking. The Internet allows Bank customers to conduct banking activities on a real-time 7x24 basis from any PC, wherever located, using a secure Web browser. This technology gives

      Internet banking an advantage over PC-based home banking, which utilizes PC-based software, requires repeated downloading and backup and limits the user to a specific PC.

    - EMPLOY ADVANCED SECURITY. The Bank uses sophisticated technology to provide what management believes to be among the most advanced security measures currently available in the electronic banking industry. All banking transactions are encrypted and routed from the Internet server through a "firewall" that limits access to the Bank server. The Bank's systems automatically detect attempts by third parties to access other users' accounts and feature a high degree of physical security, secure modem access, service continuity and transaction monitoring.

    - OFFER A BROAD ARRAY OF PRODUCTS AND SERVICES. Management intends to attract customers to the Bank by offering a variety of traditional consumer loan and deposit products. Management intends to expand the Bank's product and service offerings to include asset management with money market sweeps, direct purchase capability with selected Internet "mall" venues and reloadable cash cards.

    - DEPLOY MULTI-FACETED MARKETING STRATEGY. The Company's target market includes on-line users, on-line shoppers and special niche customers. In addition to the Bank's on-line advertising relationships with AT&T Corp.'s WorldNet Service and Digital Cities, Inc., a subsidiary of America Online Incorporated ("Digital Cities/AOL"), several other marketing initiatives are being employed. These initiatives include an emphasis on marketing the Bank's products and services through alliances with selected professional organizations, colleges, alumni associations and consumer service providers and on targeted print advertising.

    - CROSS-SELL FINANCIAL SERVICES. Management intends to market loans, brokerage services and other income generating products to its depositors through various direct marketing techniques, such as bank e-mail, on-line advertising and telemarketing. Management believes that this strategy will enable the Bank to generate additional earning assets and fee income. Management further believes that selling multiple products will enhance customer loyalty and strengthen customer relationships with the Bank.


    The Internet is a global web of computer networks. Use of the Internet and the World Wide Web (the "Web") has grown rapidly during the 1990s and is expected to continue to grow. In addition, a fall 1995 Internet demographic study by Commerce Net/Nielsen Media Research revealed that in the U.S., nearly two-thirds of Web users have a college education, over 50% of Web users are 35 years of age or younger and 25% of Web users' households have annual incomes of over $80,000.


    Electronic banking encompasses both Internet banking, which can be conducted on a real-time basis from any PC, wherever located, using a secure Web browser, and PC-based home banking, which utilizes PC-based software. According to an August 1996 report by Forrester Research, Inc., the number of electronic banking households is expected to grow from 1.1 million in 1996 to 9.7 million in 2001. The report further indicates that the percentage of such households utilizing Internet banking is projected to rise to over 75% in 2001. Management believes this growth, combined with the demographic characteristics of Internet users and the relative flexibility and convenience of Internet banking, represents a market opportunity for the Company because it is one of the world's first providers of Internet banking services.


    The principal executive offices of the Company and the Bank are located at 7000 Peachtree Dunwoody Road, Building 10, Suite 300, Atlanta, Georgia 30328, and the telephone number is (770) 392-4990. The Bank can be reached on the Web at www.atlantabank.com.

                                  RISK FACTORS


    An investment in the Company involves a high degree of risk, including risks relating to: (i) the Company's limited operating history and operating deficit;
(ii) the new and evolving market for Internet banking; (iii) the Company's ability to implement its business strategy; (iv) the Company's dependence on new products and services; (v) systems failure and security; (vi) customer attrition; (vii) the Company's reliance on third party service providers; (viii) the Company's dependence on and need to hire additional qualified personnel;
(ix) control of the Company by its affiliates; (x) management's discretion as to the use of unallocated net proceeds; (xi) the need for additional capital; (xii) potential effects of changes in interest rates; and (xiii) competition. For a more complete discussion of these and other risk factors, see "Risk Factors" beginning on page 7.



                               THE REORGANIZATION



    Pending a variety of regulatory approvals (all of which had been granted as
of              , 1997, ), the Bank has been operated as a service of CFB
pursuant to the terms of an agreement among the Company, CFB and certain organizers and investors in the Company. The Company has entered into an agreement with Premier Bancshares, Inc. ("Premier") pursuant to which the Company will purchase all of the issued and outstanding stock of Premier Bank, FSB ("Premier Bank"), a federal savings bank and a wholly owned subsidiary of Premier.



    Upon consummation of the Premier stock purchase, CFB will transfer the assets and liabilities relating to the operation of the Bank to the Company's newly acquired federal savings bank subsidiary, Atlanta Internet Bank, FSB (formerly Premier Bank). Upon completion of the transfer of assets and liabilities, CFB will pay to the Bank 100% of the total amount of deposits with the Bank, less certain adjustments, and CFB will beneficially own 1,325,000 shares, or 23.5%, of the outstanding Common Stock of the Company. The agreement also gives CFB certain rights with respect to the nomination of members of the Company's Board of Directors. The foregoing transactions, collectively referred to as the "Reorganization," will be consummated simultaneously with the Offering and are more fully described in "The Reorganization."


                                  THE OFFERING


Common Stock offered by the Company..........  3,000,000 shares

Common Stock to be outstanding after the
  Offering...................................  5,645,562 shares(1)

Use of Proceeds..............................  To contribute capital to the Bank, fund a portion of the purchase price for the
                                               outstanding capital stock of Premier Bank,
                                               reimburse certain organizational and
                                               operational expenses, pay bonuses to officers
                                               and employees and use for working capital and
                                               general corporate purposes.

Proposed Nasdaq National Market symbol.......  NTBK


------------------------


(1) Includes 1,269,218 shares issued and outstanding as of March 31, 1997, 9,938 shares issued subsequent to March 31, 1997, 1,366,406 shares to be issued in the Reorganization and 3,000,000 shares to be issued in the Offering. Does not include 354,438 shares subject to employee stock options, none of which are presently exercisable. Of the indicated options, 140,782 will become exercisable upon consummation of the Offering, but are not expected to be exercised at that time.

                             SUMMARY FINANCIAL DATA


    The summary historical financial information presented below, except for the summary pro forma financial information, is derived from the Company's audited financial statements as of December 31, 1996 and for the period February 20, 1996 (date of incorporation) to December 31, 1996 and the Company's unaudited financial statements as of and for the three months ended March 31, 1997 and the period February 20, 1996 (date of incorporation) to March 31, 1996. The summary historical financial information and summary pro forma financial information should be read in conjunction with the Company's financial statements and condensed pro forma balance sheet and condensed pro forma statement of operations and the related notes thereto included elsewhere in this Prospectus.



                                                FOR THE PERIOD
                                              FEBRUARY 20, 1996
                                           (DATE OF INCORPORATION)
                                                      TO               FOR THE PERIOD      FOR THE THREE MONTHS
                                              DECEMBER 31, 1996         FEBRUARY 20,       ENDED MARCH 31, 1997
                                         ----------------------------  1996 TO MARCH   ----------------------------
                                                        PRO FORMA         31, 1996                    PRO FORMA
                                                         FOR THE       --------------                  FOR THE
                                           ACTUAL    REORGANIZATION(3)     ACTUAL        ACTUAL    REORGANIZATION(3)
                                         ----------  ----------------  --------------  ----------  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues(1)............................  $   67,709    $     67,709      $   40,000    $    5,775    $      5,775
Expenses(2)............................   3,906,891       3,916,058          16,266     1,805,800       1,808,550
                                         ----------  ----------------  --------------  ----------
Net income (loss)......................  $(3,839,182)   $ (3,848,349)    $   23,734    $(1,800,025)   $ (1,802,775)
                                         ----------  ----------------  --------------  ----------  ----------------
                                         ----------  ----------------  --------------  ----------  ----------------
Net income (loss) per common share.....  $    (1.42)   $      (1.38)     $      .01    $     (.67)   $       (.65)
                                         ----------  ----------------  --------------  ----------  ----------------
                                         ----------  ----------------  --------------  ----------  ----------------
Weighted average common and common
  equivalent shares outstanding........   2,699,331       2,793,100       2,699,331     2,699,331       2,793,100
                                         ----------  ----------------  --------------  ----------  ----------------
                                         ----------  ----------------  --------------  ----------  ----------------



                                                                               AS OF MARCH 31, 1997
                                                                   ---------------------------------------------
                                                        AS OF                                       PRO FORMA
                                                     DECEMBER 31,                                    FOR THE
                                                         1996                      PRO FORMA      REORGANIZATION
                                                     ------------                   FOR THE          AND THE
                                                        ACTUAL       ACTUAL     REORGANIZATION(3)  OFFERING(4)
                                                     ------------  -----------  ----------------  --------------
BALANCE SHEET DATA:
Working capital (deficit)..........................   $ (598,423)  ($1,458,559)   $ (1,608,559)    $ 28,131,441
Total assets.......................................    1,246,449      778,442       48,115,357       76,995,291
Long-term debt, less current portion...............           --           --               --               --
Total shareholders' equity (deficit)...............     (386,073)  (1,278,631)      (1,153,631)      28,586,369


------------------------


(1) Revenues primarily reflect management fees paid to the Company by CFB related to certain consulting and support services performed by the Company for CFB.


(2) Expenses include $2,400,000 of amortization relating to an agreement with CFB.


(3) To give effect to the acquisition of the charter of Premier Bank and consummation of the transfer of the assets and liabilities relating to the operation of the Bank from CFB to the Company.



(4) Adjusted to give effect to the sale of the Common Stock offered hereby by the Company at an assumed offering price of $11.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds." The unaudited pro forma for the Reorganization and the Offering data includes one-time charges of approximately $450,000 for bonuses expected to be paid to certain officers and employees and $224,045 for non-cash compensation related to accelerated vesting of nonqualified options to purchase Common Stock upon consummation of the Offering, and gives effect to the receipt of approximately $30.2 million of net proceeds from the Offering of which $860,000 will be used to repay liabilities of the Company. See "Pro Forma Condensed Balance Sheet" and "Certain Transactions."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD GIVE CAREFUL CONSIDERATION TO THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

   THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

LIMITED OPERATING HISTORY; OPERATING DEFICIT


    The Company was incorporated in February 1996, and the Bank commenced operations as a service of CFB in October 1996. Accordingly, the Company has no history of operations as a bank or thrift holding company and the Bank has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in the new and rapidly evolving market for electronic banking. To address these risks, the Company must, among other things, build its customer base, respond to competitive developments, continue to attract, retain and motivate qualified employees, and continue to upgrade its technologies, products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred operating losses since inception and expects to incur operating losses through 1997 and may incur additional operating losses in the future. There can be no assurance that the Company will achieve or continue to sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NEW AND EVOLVING MARKET FOR INTERNET BANKING

    The market for Internet banking services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed such services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for Internet banking is subject to a high level of uncertainty. The industry is young and has few proven competitors. Moreover, security and other critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access and quality of service) remain unresolved and may impact the growth of Internet use. While management believes Internet banking offers significant advantages over traditional branch and PC-based home banking, there can be no assurance that Internet banking will become widespread.

    In addition, market acceptance of Internet banking is substantially dependent upon the adoption of the Internet for general commerce and financial services transactions. The adoption of the Internet for these purposes, particularly by those individuals and enterprises that have historically relied upon traditional banking services, requires the acceptance of a new way of conducting business and exchanging information. There can be no assurance that PC users will adopt the Internet for electronic banking or commerce.

    Because the market for Internet banking is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance that the market for Internet banking will develop or that the Bank's services will be accepted. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if Internet banking does not achieve market acceptance, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Industry Background" and "--Market Opportunity."

ABILITY TO IMPLEMENT BUSINESS STRATEGY

    The Company's business strategy is dependent upon its ability to offer secure, convenient, cost-effective and comprehensive financial services on the Internet. The growth and expansion of the Bank's business have placed, and are expected to continue to place, significant demands on the Company's management, operational and financial resources. Successful implementation of the Company's business strategy requires continued growth of the Internet banking market and will depend on the Company's ability to (i) increase significantly the number of customers using the Bank for their financial service requirements; (ii) implement an earning asset strategy; (iii) develop new strategic alliances for products and services; (iv) implement and improve the Bank's operational, financial and management information systems; and (v) hire and train additional qualified personnel. There can be no assurance that the Company will be successful in the implementation of its business strategy. See "Business--Strategy."

DEPENDENCE UPON NEW PRODUCTS AND SERVICES

    The Company's success will depend in part upon the Bank's ability to offer new products and provide new financial services that meet changing customer requirements. The Bank presently offers interest-bearing checking accounts, money market accounts and certificates of deposit and provides ATM, direct deposit, monthly statement, on-line transfer, wire transfer, bank e-mail and electronic bill paying services. There can be no assurance that the Company can successfully develop and bring new products and services to market in a timely manner. Furthermore, PC-based home banking systems have been marketed in the past by other banking companies and have not enjoyed widespread consumer demand. Accordingly, there can be no assurance that there will be widespread consumer acceptance of banking systems such as those offered by the Bank. See "Business--Industry Background," "--Market Opportunity" and "--Competition."

RISK OF SYSTEMS FAILURE; SECURITY RISKS

    The computer systems and network infrastructure utilized by the Bank could be vulnerable to unforeseen problems. The Bank's operations are dependent upon its ability to protect its computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in the Bank's operations could have a material adverse effect on the Company's business, operating results and financial condition.

    In addition, the Bank's operations are dependent upon its ability to protect the computer systems and network infrastructure utilized by the Bank against damage from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through such computer systems and network infrastructure, which may result in significant liability to the Bank and deter potential customers. Although management intends to continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. A failure of such security measures could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Security."

    The Bank is also part of a developing and rapidly evolving market for Internet and Web-based electronic banking. Market acceptance of Internet banking is substantially dependent upon the adoption of the Internet for general commerce and financial services transactions. If another provider of financial services through the Internet were to suffer damage from a physical break-in, security breach or other disruptive problem caused by the Internet or other users, such event could harm the growth and acceptance among the public of the Internet for financial services transactions. Such an event could deter potential customers of the Bank or cause customers to leave the Bank and thereby have a material adverse effect on the Company's business, operating results and financial condition.

CUSTOMER ATTRITION

    The market for Internet banking is new and evolving. Therefore, management is unable to predict whether customers will continue to use the Internet or the Bank. In addition, the attractive rates offered by the Bank may attract short-term depositors who close their accounts in pursuit of higher rates elsewhere. Management expects that some customer attrition will occur within the first few months after a new customer begins to use the Bank's services. Management believes that customers who experience difficulty in accessing the Bank or in conducting transactions early in their relationship with the Bank may terminate the relationship. Customer attrition could have a material adverse effect on the Company's business, operating results and financial condition.

RELIANCE ON THIRD PARTY SERVICE PROVIDERS

    The Company receives essential technical, marketing and customer service support from AT&T's Advanced Network Solutions Division through a bundled product and service offering called "Personal Financial Services" pursuant to an agreement between the Company and AT&T. The Bank also receives professional programming services from Edify Corporation ("Edify") and electronic bill payment processing services from CheckFree Corporation ("CheckFree") under this agreement. Although the AT&T agreement expires in February 1998, it may be terminated without cause by either party upon six months' prior written notice. The Bank's systems processing is performed by BISYS under an agreement between BISYS and the Company. The BISYS agreement expires in July 1999, subject to automatic renewal for successive three-year periods absent six months' prior written notice to the contrary by either party. If the Company were unable to replace AT&T, Edify, CheckFree or, in particular, BISYS, with another service provider prior to the effective termination of services under the applicable agreement, the Company's operations would be interrupted. If such interruption were to continue for a significant period of time, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Operations."

DEPENDENCE UPON KEY PERSONNEL; NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL

    The Company's success will depend upon the continued service of its senior management team, which consists of D. R. Grimes, Vice Chairman and Chief Executive Officer of the Company and the Bank; Donald S. Shapleigh, Jr., President and Chief Operating Officer of the Company and the Bank; Robert E. Bowers, Chief Financial Officer of the Company and the Bank; and Belinda L. Morgan, Chief Operations Officer of the Company and the Bank. The Company's success also will depend upon its ability to attract and retain additional highly qualified technical personnel. The Bank's employees may voluntarily terminate their employment at any time, and competition for qualified employees is intense. The Company does not carry key person life insurance on any of its executives. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect upon the Company's business, operating results and financial condition. See "Management."

CONTROL BY AFFILIATES


    Following the sale of the Common Stock offered hereby, the directors and executive officers of the Company will beneficially own 2,096,252 shares, representing 36.2% of the outstanding Common Stock of the Company. These totals include 1,325,000 shares, representing 23.5% of the Common Stock outstanding after the Offering, that will be beneficially owned by CFB. As a result, the directors and executive officers of the Company and their affiliates will be able to exercise significant control over the management and the affairs of the Company and will have the power to block certain business combinations. In addition, CFB has the right to nominate four directors to the Company's Board of Directors. The right expires upon the initial appointment of the nominated director or a director elected in opposition to the nominee. Pursuant to this right, CFB nominated three of the Company's current directors and retains the right to nominate one additional director in the future. Of the three CFB nominees currently serving as directors, one has a term expiring in 1998, one has a term expiring in 1999 and one has a term expiring in 2000. Carolina First Corporation ("Carolina First"), the bank holding company of CFB, is deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended. See "Management--Directors and Executive Officers" and "Certain Transactions."


MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS


    The Company has designated only limited specific uses for the net proceeds from the sale of Common Stock described in this Prospectus. The Company expects to use the net proceeds from the Offering as follows: (i) approximately $25,000,000 as a contribution to capital for the Bank; (ii) $2,150,000 to fund a portion of the purchase price for the outstanding capital stock of Premier Bank;
(iii) approximately $1,500,000 to reimburse CFB for expenses incurred in operating the Bank prior to the Reorganization; (iv) approximately $500,000 to reimburse TSJ&A for expenses incurred for management, consulting, regulatory and accounting services, as well as office space and clerical support during the Bank's organization and its ongoing operations prior to the Reorganization; (v) payment of up to $450,000 in bonuses to certain officers and employees; and (vi) the remaining $590,000 for working capital and other general corporate purposes. Consequently, the Board of Directors and management of the Company will have broad discretion in allocating a significant portion of the net proceeds of the Offering. See "The Reorganization" and "Use of Proceeds."


ADDITIONAL CAPITAL NEEDS

    Management anticipates that its existing capital resources, including the net proceeds of the sale of the Common Stock offered hereby, will adequately satisfy the foreseeable capital requirements of the Company and the Bank. Future capital requirements, however, depend on many factors, including the Bank's ability to successfully attract new customers and provide additional services. To the extent that the funds generated by the Offering are insufficient to fund future operating requirements, it may be necessary to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's shareholders. If adequate capital is not available, the Bank will be subject to an increased level of regulatory supervision and the Company's business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Supervision and Regulation."

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES

    The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most depository institutions, the Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. In recent years, the assets of many financial institutions have been negatively "gapped"--which means that the dollar amount of interest-bearing liabilities which reprice within specific time periods, either through maturity or rate adjustment, exceeds the dollar amount of interest-earning assets which reprice within such time periods. As a result, the net interest income of these savings institutions, including the Bank, would be expected to be negatively impacted by increases in interest rates.

    In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates.

COMPETITION

    The market for electronic banking has only recently begun to develop, is rapidly evolving and has few proven competitors. Management expects that competition will intensify in the future. Management believes that its ability to compete successfully depends upon a number of factors, including market presence; customer service and satisfaction; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors; the timing of introductions of new products and services by the Company and its competitors; and industry and general economic trends. In addition, the Bank faces substantial competition for its loan and deposit products from traditional financial institutions and will also face substantial competition for its brokerage and asset management services from firms specializing in those services. Many of these competitors are larger than the Bank and have greater financial and other resources. These competitors include commercial banks, savings and loan associations, credit unions, brokerage firms, mutual fund companies and other financial services companies. See "Business--Competition."

GOVERNMENT REGULATION


    Upon consummation of the Reorganization, the Company will be subject to regulation by the Federal Reserve Board ("Federal Reserve") and the Georgia Department of Banking and Finance (the "Department of Banking") and the Bank will be regulated by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). In conducting various aspects of its business, the Bank is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and is also subject to the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve. Given the expansion of the electronic commerce market, it is possible that any of the foregoing agencies could revise existing regulations or adopt new regulations governing or affecting the Bank's ability to conduct its business via the Internet. Additionally, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating Internet banking. If enacted, such laws, rules and regulations could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Supervision and Regulation."


DIVIDEND POLICY

    The Company does not intend to pay cash dividends in the foreseeable future, as any earnings are expected to be retained for use in developing and expanding the Bank's business. See "Dividend Policy."

ANTITAKEOVER PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

    Certain provisions of the Company's Amended and Restated Articles of Incorporation and Bylaws may be deemed to have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Company's Board of Directors. These provisions include the ability of the Board of Directors to issue shares of preferred stock in one or more series without further authorization of the Company's shareholders, a supermajority shareholder approval requirement for certain transactions and provisions requiring a classified Board of Directors.

    The Company's Amended and Restated Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In the event of such issuance, the preferred stock could also be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although management has no current intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock."

    The Amended and Restated Articles of Incorporation require the affirmative vote of the holders of two-thirds of the voting stock to approve certain mergers, share exchanges and dispositions of the assets of the Company unless at least two-thirds of the members of the Board of Directors approve the proposed transaction. If such approval by the Board of Directors is obtained, approval by the vote of a majority of the outstanding shares entitled to vote is required. This provision may tend to discourage attempts by third parties to acquire the Company in a hostile takeover effort. It may also permit a minority of directors and shareholders to prevent a business combination regardless of the terms of the proposed transaction.

    The Amended and Restated Articles of Incorporation also provide that the Board of Directors will be divided into three classes serving staggered three-year terms and that a director may only be removed by the vote of two-thirds of the outstanding shares entitled to vote in an election of directors or by the vote of at least two-thirds of the directors then in office. These provisions could enable a minority of the Company's shareholders to prevent the removal of a director sought to be removed by a majority of the shareholders and may tend to enhance management's ability to retain control over the Company's affairs and to preserve the director's present position on the Board.

NO PRIOR MARKET; VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no market for the Common Stock, and there can be no assurance that an active market will develop or be sustained. The trading price of the Common Stock could be subject to significant fluctuations in response to quarterly variations in the Company's actual or anticipated operating results, changes in general market conditions and other factors. In recent years, significant price and volume fluctuations have occurred in the stock prices of companies that often have been unrelated or disproportionate to their operating performance. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the Representatives of the Underwriters. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of this Offering, there will be 5,645,562 shares of Common Stock outstanding. Of these shares, the 3,000,000 shares sold in this Offering will be freely tradeable without restriction, except for any shares purchased by an "affiliate" of the Company. The remaining 2,645,562 shares of Common Stock will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Company and each of its directors, officers and existing shareholders have agreed, for a period of 180 days from the date of this Prospectus, not to sell or otherwise dispose, directly or indirectly, of any shares of Common Stock, without the prior consent of the Representatives. As a result, commencing 180 days after the completion of this Offering, 1,249,342 restricted shares of Common Stock will be eligible for sale in the public market pursuant to Rule
144. The remaining 1,396,220 restricted shares of Common Stock must be held for one year before they may be resold pursuant to Rule 144, unless the resale of such shares is made pursuant to an effective registration statement under the Securities Act or another exemption from registration is available. Of these shares, 1,325,000 will be held by CFB, which has agreed, for a period of one year, not to sell or otherwise dispose, directly or indirectly, of those shares without the prior consent of the Representatives. The market price of the Company's Common Stock could be materially adversely affected by the sale or availability for sale of shares now held by the existing shareholders of the Company or of shares which may be issued under the Company's 1996 Stock Incentive Plan. See "Management," "Shares Eligible for Future Sale" and "Underwriting."

DILUTION


    Purchasers in this Offering will incur an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Without taking into account any changes in net tangible book value after March 31, 1997, other than to give effect to the sale by the Company of 3,000,000 shares of Common Stock in this Offering, based upon the assumed initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and the estimated offering expenses, the net tangible book value of the Company at March 31, 1997 would have been approximately $28,311,369, or $5.02 per share. This represents an immediate increase in net tangible book value of $5.56 per share to the existing shareholders and an immediate net tangible book value dilution of $5.98 per share to purchasers in this Offering. See "Dilution."



                               THE REORGANIZATION



    The Company was incorporated as a Georgia corporation on February 20, 1996. Its primary business purpose is the operation of the Bank as a wholly owned federal savings bank subsidiary of the Company. The transactions described below are collectively referred to as the "Reorganization." All of the transactions comprising the Reorganization will be consummated contemporaneously with the consummation of the Offering.



    The Company entered into a Stock Purchase Agreement on June 17, 1996, which was amended and restated as of December 19, 1996 and which was further amended on February 25, 1997, with Premier, pursuant to which the Company will purchase all of the issued and outstanding stock of Premier Bank, a federal savings bank and a wholly owned subsidiary of Premier. The Company decided to purchase Premier's outstanding stock because the Company needed a charter for the Bank and, due to a pending internal reorganization, Premier's charter was available. In exchange for the stock of Premier Bank, Premier will receive from the Company $2,150,000 in cash and 41,406 shares of Common Stock. The consideration purchase price was negotiated at arms length by the parties based on their respective assessments of the market value of the Premier Bank charter.



    The Company's purchase of the Premier Bank stock (the "Stock Purchase") and certain transactions contemplated thereby are subject to the approval of the OTS, the Department of Banking and the FDIC. These agencies issued their
approvals on        , 1997,        , 1997 and        , 1997, respectively.



    The Bank has been operated as a service of CFB pursuant to the terms of an agreement dated July 15, 1996, which was amended on December 6, 1996 and which was further amended on March 18, 1997 (the "Operation Agreement") among the Company, CFB and certain organizers and investors in the Company. The Operation Agreement provides that CFB will operate the Bank as a service of CFB under the trade name "Atlanta Internet Bank" and that the Company will manage the operations of the Bank. Under the terms of the Operation Agreement, CFB will provide funding for the reasonable expenses of operation of the Bank up to the amount of $1,325,985 or until July 31, 1997. As of April 22, 1997, CFB had funded $1,197,007 for the operations of the Bank. CFB will be reimbursed for these expenses from the net proceeds of the Offering.



    Upon consummation of the Stock Purchase, CFB will transfer the assets and liabilities relating to the operation of the Bank to the Company's newly acquired federal savings bank subsidiary, Atlanta Internet Bank, FSB (formerly Premier Bank, FSB). As consideration for the transfer, and for operating the Bank as a service of CFB, the Company will pay $1.00 to CFB and will issue to CFB 1,325,000 shares of Common Stock. Based on the appraised fair market value of the Common Stock on the date of the Agreement, the shares to be received by CFB were valued at $3,840,000. Upon completion of the transfer of assets and liabilities as contemplated by the Operation Agreement (the "CFB Transfer"), CFB will transfer to the Bank 100% of the total amount of deposits with the Bank, less the sum of: (i) all cash items; (ii) net interest income based upon the Bank's cost of deposits and the interest income allocated by CFB to the Bank's operations, which is not expected to exceed a cost of $200,000; (iii) unreimbursed reasonable expenses (including the funding advanced by CFB under the terms of the Operation Agreement described above) to the extent not reflected in (ii) above, not expected to exceed $1,500,000; and (iv) the net book value of loans, if any, issued by the Bank. The only unreimbursed expenses incurred or to be incurred by CFB from its operation of the Bank consists of $31,232 in contributed services from an affiliate that the Company recorded as additional paid-in capital in fiscal 1996. The CFB Transfer is subject to
approval by the Federal Reserve, which was received on        , 1997.



    The Operation Agreement gives CFB the right to nominate four directors to the Company's Board of Directors. The right expires upon the initial appointment of the nominated director or a director elected in opposition to the nominee. Pursuant to this right, CFB nominated three of the Company's current directors and retains the right to nominate one additional director in the future. Of the three CFB nominees currently serving as directors, one has a term expiring in 1998, one has a term expiring in 1999 and one has a term expiring in 2000. Upon completion of the Offering, CFB will beneficially own 1,325,000 shares, or 23.5%, of the outstanding Common Stock of the Company. The Company and CFB intend to maintain a normal correspondent relationship following the consummation of the Reorganization and the Offering. Correspondent services and transactions, which are expected to include purchases by the Company of loans and loan participations, will be on terms no less favorable than could be obtained from an unaffiliated third party for comparable transactions and as a matter of Company policy, must be approved by a majority of the Company's directors who are not affiliated with CFB.



    The following chart depicts the participants in the Reorganization and the Company's organization structure before and after the Reorganization.



                          PRIOR TO THE REORGANIZATION



                                    [CHART]

                            AFTER THE REORGANIZATION



                                    [CHART]

    See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for financial information regarding the Company and the Bank and "Principal Shareholders" for information regarding the ownership of the Company's Common Stock before and after the Reorganization and the Offering.

                                USE OF PROCEEDS



    The net proceeds (assuming an offering price of $11.00 per share) from the sale of 3,000,000 shares of Common Stock offered by the Company are estimated to be $30,190,000 ($33,259,000 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company plans to use the net proceeds of the Offering as follows: (i) $25,000,000 as a contribution to capital for the Bank; (ii) $2,150,000 to fund a portion of the purchase price for the outstanding capital stock of Premier Bank; (iii) approximately $1,500,000 to reimburse CFB for expenses incurred in operating the Bank prior to the Reorganization; (iv) approximately $500,000 to reimburse TSJ&A for expenses incurred for management, consulting, regulatory and accounting services, as well as office space and clerical support during the Bank's organization, and its ongoing operations prior to the Reorganization; (v) payment of up to $450,000 in bonuses to certain officers and employees; and (vi) the remaining $590,000 for working capital and other general corporate purposes. The capital contributed to the Bank will constitute common equity capital of the Bank for regulatory capital purposes and will be used for general corporate purposes. See "Risk Factors--Management's Discretion as to Use of Unallocated Net Proceeds," "The Reorganization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                DIVIDEND POLICY

    The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, OTS regulations govern the dividends that may be paid by the Bank. See "Business--Supervision and Regulation--Capital Distributions."

                                    DILUTION


    As of March 31, 1997, the pro forma for the Reorganization net tangible book value (total tangible assets less total liabilities) of the Company was approximately $(1,428,631), or $(.54) per share of Common Stock. After giving effect to the receipt of approximately $30.2 million of estimated net proceeds from this Offering (net of estimated underwriting discounts and offering expenses), the pro forma net tangible book value of the Common Stock outstanding at March 31, 1997 would have been $5.02 per share, representing an immediate increase in the net tangible book value of $5.56 per share to the existing shareholders and an immediate dilution of $5.98 per share (the difference between the assumed initial public offering price and the net tangible book value per share after this Offering) to persons purchasing Common Stock at the initial public offering price. The following table illustrates such per share dilution:



Assumed initial public offering price per share(1)..........             $   11.00
                                                                         ---------
  Pro forma for the Reorganization net tangible book value
    per share before the Offering(2)........................  $    (.54)
                                                              ---------
  Increase in net tangible book value per share attributable
    to the sale of Common Stock in the Offering(3)..........  $    5.56
                                                              ---------
Pro forma net tangible book value per share after giving
  effect to the Reorganization and the Offering(4)..........             $    5.02
                                                                         ---------
Dilution in pro forma net tangible book value to the
  purchasers of Common Stock offered hereby(5)..............             $    5.98
                                                                         ---------
                                                                         ---------



    The foregoing computations do not include 354,438 shares of Common Stock issuable upon exercise of outstanding stock options at an average exercise price of $5.79 per share and 9,938 shares of Common Stock previously subscribed at a purchase price of $.14 per share. Assuming the exercise of all such options and stock subscriptions, the pro forma net tangible book value per share before the Offering would be $.21, the pro forma net tangible book value per share after the Offering would be $5.06, and the dilution per share to new investors would be $5.94.


------------------------

(1) Before deduction of estimated underwriting discounts and expenses to be paid by the Company.


(2) Pro forma for the Reorganization net tangible book value per share is determined by dividing the net tangible book value of the Company after the Reorganization of ($1,428,631) by the number of shares of Common Stock outstanding after the Reorganization of 2,635,624.



(3) Increase in net tangible book value per share attributable to the sale of Common Stock in the Offering is determined by deducting the net tangible book value per share before the Offering of $(.54) from the net tangible book value per share after giving effect to the Reorganization and the Offering of $5.02.



(4) Pro forma net tangible book value per share after giving effect to the Reorganization and the Offering is determined by dividing the net tangible of the Company after the Reorganization and the Offering of 28,311,369 by the number of shares of Common Stock outstanding after the Reorganization and the Offering of 5,635,624.



(5) Dilution is determined by subtracting the pro forma for the Reorganization and Offering net tangible book value per share at March 31, 1997 of $5.02 from the assumed initial public offering price of $11.00 paid by a new investor for a share of Common Stock.

    The following table sets forth on a pro forma basis as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders (including persons receiving shares of Common Stock in the Reorganization) and by the new investors purchasing shares of Common Stock in this Offering (assuming an initial public offering price of $11.00 per share):



                                                                  SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                                              ------------------------  ----------------------     PRICE
                                                                NUMBER       PERCENT     AMOUNT      PERCENT     PER SHARE
                                                              -----------  -----------  ---------  -----------  -----------
                                                              (IN THOU-                 (IN THOU-
                                                              SANDS)                    SANDS)
Existing Shareholders.......................................       2,636         46.8 % $   5,062        13.3 % $     1.92
New Investors...............................................       3,000         53.2      33,000        86.7        11.00
                                                                   -----        -----   ---------       -----
      Total.................................................       5,636        100.0 % $  38,062       100.0 %
                                                                   -----        -----   ---------       -----
                                                                   -----        -----   ---------       -----

                                 CAPITALIZATION


    The following table sets forth (i) the historical capitalization of the Company as of March 31, 1997, (ii) the pro forma capitalization of the Company as of March 31, 1997 after giving effect to the issuance of 1,366,406 shares of Common Stock in the Reorganization, and (iii) the pro forma capitalization of the Company as of March 31, 1997, as adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Company's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Condensed Balance Sheet" included elsewhere in this Prospectus.



                                                                                 AS OF MARCH 31, 1997
                                                                     ---------------------------------------------
                                                                                                      PRO FORMA
                                                                                                       FOR THE
                                                                                      PRO FORMA     REORGANIZATION
                                                                      HISTORICAL         FOR           AND THE
                                                                     CONSOLIDATED   REORGANIZATION   OFFERING(1)
                                                                     -------------  --------------  --------------
Long-term debt, less current portion...............................  $    --         $    --         $    --
                                                                     -------------  --------------  --------------
                                                                     -------------  --------------  --------------
Shareholders' Equity (Deficit):
Preferred Stock, no par value; 10,000,000 shares authorized; none
  issued and outstanding...........................................       --              --              --
Common Stock, $.01 par value; 100,000,000 shares authorized; issued and outstanding 1,269,218; pro forma for the Reorganization
  2,635,624; and pro forma for the Reorganization and the Offering
  5,635,624........................................................  $      12,692   $     26,356    $     56,356
Additional paid-in capital.........................................      1,307,929      5,259,265      35,419,265
Common stock subscribed, 1,334,938 shares and 9,938 shares pro
  forma............................................................      3,841,395          1,395           1,395
Stock subscriptions receivable (9,938 shares)......................         (1,395)        (1,395)         (1,395)
Unamortized affiliate service contract expense.....................       (576,000)       --
Unamortized stock plan expense.....................................       (224,045)      (224,045)
Deficit accumulated during the development stage...................     (5,639,207)    (6,215,207)     (6,889,252)
                                                                     -------------  --------------  --------------
      Total shareholders' equity (deficit).........................  $  (1,278,631)  $ (1,153,631)   $ 28,586,369
                                                                     -------------  --------------  --------------
      Total capitalization.........................................  $  (1,278,631)  $ (1,153,631)   $ 28,586,369
                                                                     -------------  --------------  --------------
                                                                     -------------  --------------  --------------


------------------------


(1) The pro forma for the Reorganization and the Offering data includes one-time charges of approximately $450,000 for bonuses expected to be paid to certain officers and employees and $224,045 for non-cash compensation related to accelerated vesting of nonqualified options to purchase Common Stock upon consummation of the Offering.

                            SELECTED FINANCIAL DATA


    The following selected historical financial information should be read in conjunction with the Company's financial statements and condensed pro forma balance sheet and statement of operations and the related notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial statement data set forth below as of December 31, 1996 and with respect to the period from February 20, 1996 (date of incorporation) to December 31, 1996 is derived from the audited financial statements of the Company included elsewhere in this Prospectus. The selected financial statement data set forth below as of March 31, 1997 and with respect to the period February 20, 1996 (date of incorporation) to March 31, 1996, the three months ended March 31, 1997 and for the period February 20, 1996 (date of incorporation) to March 31, 1997 is derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. The pro forma statement of operations information for the period February 20, 1996 to December 31, 1996 was derived from the audited historical financial statements and for the three months ended March 31, 1997 was derived from the unaudited financial statements of the Company and adjusted to give effect to the acquisition of the outstanding capital stock of Premier Bank. The pro forma balance sheet information as of March 31, 1997 was derived from the unaudited historical financial statements of the Company and the unaudited statement of assets and liabilities generated by the Internet banking operations of the Company and held and serviced by CFB, adjusted to give effect to the Reorganization as of March 31, 1997 and further adjusted to give effect to the Reorganization and the Offering as of March 31, 1997. The pro forma information as of March 31, 1997 and for the period February 20, 1996 to December 31, 1996 and for the three months ended March 31, 1997 does not purport to represent what the Company's financial position or results of operations would have been had the agreements been consummated at earlier dates, nor is such information intended to be indicative of the Company's future financial position or results of operations.



                               FOR THE PERIOD
                             FEBRUARY 20, 1996        FOR THE PERIOD
                          (DATE OF INCORPORATION)      FEBRUARY 20,
                                     TO               1996 (DATE OF           THREE MONTHS           FOR THE PERIOD
                             DECEMBER 31, 1996        INCORPORATION)      ENDED MARCH 31, 1997        FEBRUARY 20,
                        ----------------------------   TO MARCH 31,   -----------------------------  1996 (DATE OF
                                       PRO FORMA           1996                       PRO FORMA      INCORPORATION)
                                        FOR THE       --------------                   FOR THE        TO MARCH 31,
                          ACTUAL    REORGANIZATION(3)     ACTUAL        ACTUAL     REORGANIZATION(3)      1997
                        ----------  ----------------  --------------  -----------  ----------------  --------------
STATEMENT OF
  OPERATIONS DATA:
Revenues(1)...........  $   67,709    $     67,709      $   40,000     $   5,775     $      5,775     $     73,484
Expenses..............   3,906,891(2)      3,916,058(2)       16,266   1,805,800(4)      1,808,550(4)     5,712,691
                        ----------  ----------------  --------------  -----------  ----------------  --------------
Net income (loss).....  $(3,839,182)   $ (3,848,349)    $   23,734    ($1,800,025)   $ (1,802,775)    $ (5,639,207)
                        ----------  ----------------  --------------  -----------  ----------------  --------------
                        ----------  ----------------  --------------  -----------  ----------------  --------------
Net income (loss) per
  common share........  $    (1.42)   $      (1.38)     $      .01     $    (.67)    $       (.65)
                        ----------  ----------------  --------------  -----------  ----------------
                        ----------  ----------------  --------------  -----------  ----------------
Weighted average
  common and common
  equivalent shares
  outstanding.........   2,699,331       2,793,100       2,699,331     2,699,331        2,793,100
                        ----------  ----------------  --------------  -----------  ----------------
                        ----------  ----------------  --------------  -----------  ----------------

                                                                               AS OF MARCH 31, 1997
                                                                   ---------------------------------------------
                                                        AS OF                                       PRO FORMA
                                                     DECEMBER 31,                                    FOR THE
                                                         1996                      PRO FORMA      REORGANIZATION
                                                     ------------                   FOR THE          AND THE
                                                        ACTUAL       ACTUAL     REORGANIZATION(3)  OFFERING(5)
                                                     ------------  -----------  ----------------  --------------
BALANCE SHEET DATA:
Working capital (deficit)..........................   $ (598,423)  ($1,458,559)   $ (1,608,559)    $ 28,131,441
Total assets.......................................    1,246,449      778,442       48,115,357       76,995,291
Total shareholders' equity (deficit)...............     (386,073)  (1,278,631)      (1,153,631)      28,586,369


------------------------


(1) Revenues primarily reflect management fees paid to the Company by CFB related to certain consulting and support services performed by the Company for CFB.



(2) Expenses include $2,400,000 of amortization relating to an agreement with CFB and pro forma expenses include $9,167 of amortization related to the cost of the bank charter acquired with the acquisition of the outstanding capital stock of Premier Bank.


(3) To give effect to the acquisition of the outstanding capital stock of Premier Bank and consummation of the transfer of the assets and liabilities relating to the operation of the Bank from CFB to the Bank.


(4) Expenses include $864,000 of amortization relating to an agreement with CFB and pro forma expenses include $2,750 of amortization related to the cost of the bank charter acquired with the acquisition of the outstanding capital stock of Premier Bank.



(5) Adjusted to give effect to the sale of the Common Stock offered hereby by the Company at an offering price of $11.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds." The unaudited pro forma for Reorganization and the Offering data includes one-time charges of approximately $450,000 for bonuses expected to be paid to certain officers and employees and $224,045 for non-cash compensation related to accelerated vesting of nonqualified options to purchase Common Stock upon consummation of the Offering, and gives effect to the receipt of approximately $30.2 million in net proceeds from the Offering including the payment of approximately $860,000 in liabilities from such proceeds. See "Pro Forma Condensed Balance Sheet" and "Certain Transactions."

                       PRO FORMA CONDENSED BALANCE SHEET


    The following unaudited condensed pro forma balance sheet as of March 31, 1997 gives effect to the consummation of the agreement between the Company and CFB and the acquisition of the outstanding capital stock of Premier Bank. The pro forma condensed balance sheet should be read in conjunction with the Company's financial statements and related notes thereto and the statement of assets and liabilities generated by the Internet banking operations of the Company and held and serviced by CFB and related note thereto included elsewhere in the Prospectus.


    The unaudited pro forma condensed balance sheet presented below does not purport to represent what the Company's balance sheet would have been had the agreement with CFB and the acquisition of Premier Bank been consummated at an earlier date.

                                                                        MARCH 31, 1997
                                   ----------------------------------------------------------------------------------------
                                                 STATEMENT OF
                                                  ASSETS AND
                                                  LIABILITIES
                                     COMPANY     GENERATED BY     PRO FORMA       PREMIER
ASSETS                             (HISTORICAL)     BANK(1)      ADJUSTMENTS       BANK          PRO FORMA ADJUSTMENTS
                                   ------------  -------------  --------------  -----------  ------------------------------
Current assets:
  Cash and cash equivalents......   $  194,668    $43,408,922                   $ 2,000,000  $ (1,197,007)(2) $ (2,150,000)(3)
  License agreements--current....      133,378
  Other current assets...........      270,468
  Loans..........................                                                 5,000,000
                                   ------------  -------------  --------------  -----------  --------------  --------------
    Total current assets.........      598,514     43,408,922         --          7,000,000    (1,197,007)     (2,150,000)
                                   ------------  -------------  --------------  -----------  --------------  --------------
Investment in Premier............                                                               2,275,000(3)   (2,275,000)(4)
Bank Charter.....................                                                                                 275,000(4)
License Agreements...............       30,306
Furniture and Equipment--Net.....      149,622
                                   ------------  -------------  --------------  -----------  --------------  --------------
    Total assets.................   $  778,442    $43,408,922         --        $ 7,000,000  $  1,077,993    $ (4,150,000)
                                   ------------  -------------  --------------  -----------  --------------  --------------
                                   ------------  -------------  --------------  -----------  --------------  --------------
LIABILITIES AND SHAREHOLDERS'
  DEFICIT
Current liabilities:
  Amounts due to affiliate.......   $1,197,007                                               $ (1,197,007)(2)
  Other payables and accrued
    liabilities..................      860,066
  Deposits.......................                 $43,408,922                   $ 5,000,000
                                   ------------  -------------  --------------  -----------  --------------  --------------
    Total current liabilities....    2,057,073     43,408,922         --          5,000,000    (1,197,007)         --
                                   ------------  -------------  --------------  -----------  --------------  --------------
SHAREHOLDERS' EQUITY (DEFICIT):
Preferred stock..................
Common stock.....................       12,692                  $     13,250(5)                       414(3)
Additional paid-in capital.......    1,307,929                     3,826,750(5) $ 2,000,000       124,586(3)   (2,000,000)(4)
Common stock subscribed..........    3,841,395                    (3,840,000)(5)
Stock subscription receivable....       (1,395)
Unamortized affiliate service
  contract expense...............     (576,000)                      576,000
Unamortized stock plan expense...     (224,045)
Deficit accumulated during
  development stage..............   (5,639,207)                     (576,000)(5)
                                   ------------  -------------  --------------  -----------  --------------  --------------
    Total shareholders' equity
      (deficit)..................   (1,278,631)       --              --          2,000,000       125,000      (2,000,000)
                                   ------------  -------------  --------------  -----------  --------------  --------------
    Total liabilities and
      shareholders' equity
      (deficit)..................   $  778,442    $43,408,922   $     --        $ 7,000,000  $ (1,072,007)   $ (2,000,000)
                                   ------------  -------------  --------------  -----------  --------------  --------------
                                   ------------  -------------  --------------  -----------  --------------  --------------


                                                                        PRO FORMA
                                                                         FOR THE
                                      PRO FORMA                      REORGANIZATION
                                       FOR THE         PRO FORMA         AND THE
ASSETS                             REORGANIZATION     ADJUSTMENTS       OFFERING
                                   ---------------  ---------------  ---------------
Current assets:
  Cash and cash equivalents......   $  42,256,583   $  30,190,000(9)  $  71,136,517
                                                         (860,066)(8)
                                                         (450,000)(6)
  License agreements--current....         133,378                           133,378
  Other current assets...........         270,468                           270,468
  Loans..........................       5,000,000                         5,000,000
                                   ---------------  ---------------  ---------------
    Total current assets.........      47,660,429      28,879,934        76,540,363
                                   ---------------  ---------------  ---------------
Investment in Premier............
Bank Charter.....................         275,000                           275,000
License Agreements...............          30,306                            30,306
Furniture and Equipment--Net.....         149,622                           149,622
                                   ---------------  ---------------  ---------------
    Total assets.................   $  48,115,357   $  28,879,934     $  76,995,291
                                   ---------------  ---------------  ---------------
                                   ---------------  ---------------  ---------------
LIABILITIES AND SHAREHOLDERS'
  DEFICIT
Current liabilities:
  Amounts due to affiliate.......
  Other payables and accrued
    liabilities..................   $     860,066   $    (860,066)(8)
  Deposits.......................      48,408,922                     $  48,408,922
                                   ---------------  ---------------  ---------------
    Total current liabilities....      49,268,988        (860,066)       48,408,922
                                   ---------------  ---------------  ---------------
SHAREHOLDERS' EQUITY (DEFICIT):
Preferred stock..................
Common stock.....................          26,356          30,000(9)         56,356
Additional paid-in capital.......       5,259,265      30,160,000(9)     35,419,265
Common stock subscribed..........           1,395                             1,395
Stock subscription receivable....          (1,395)                           (1,395)
Unamortized affiliate service
  contract expense...............
Unamortized stock plan expense...        (224,045)        224,045(7)       --
Deficit accumulated during
  development stage..............      (6,215,207)       (224,045)(7)     (6,889,252)
                                                         (450,000)(6)
                                   ---------------  ---------------  ---------------
    Total shareholders' equity
      (deficit)..................      (1,153,631)     29,740,000        28,586,369
                                   ---------------  ---------------  ---------------
    Total liabilities and
      shareholders' equity
      (deficit)..................   $  48,115,357   $  28,879,934     $  76,995,291
                                   ---------------  ---------------  ---------------
                                   ---------------  ---------------  ---------------


------------------------

(1) Represents assets and liabilities generated by the Company's Internet banking operations as held and serviced by CFB.


(2) Adjustment to settle amounts due to CFB for $1,197,007

(3) Adjustments to reflect the investment in Premier Bank based on the estimated purchase price of approximately $2,150,000 in cash plus 27,593 shares of Common Stock valued at $2.81 a share and 13,813 shares of Common Stock valued at $3.47 a share for a total purchase price of $2,275,000 representing $2,000,000 of unimpaired capital and $275,000 for the cost of the bank charter.


(4) Adjustment to consolidate the investment in Premier Bank by allocating the purchase price to the fair market value of assets acquired and liabilities assumed. The following allocation is based upon current estimates which will be subsequently adjusted based upon final determination of the fair value of assets acquired and liabilities assumed as of the closing date.

    The purchase price has been allocated to the assets acquired and liabilities assumed as follows:


Cash..................................................................................................  $  2,000,000
Loans.................................................................................................     5,000,000
Deposits..............................................................................................    (5,000,000)
Bank charter..........................................................................................       275,000
                                                                                                        ------------
      Total estimated purchase price..................................................................  $  2,275,000
                                                                                                        ------------
                                                                                                        ------------



(5) Adjustment to reflect the issuance of 1,325,000 shares of the Company's Common Stock in consummation of the agreement with CFB.



(6) Adjustment to reflect one-time charge of approximately $450,000 for bonuses expected to be paid to certain officers upon the completion of the Offering.



(7) Adjustment to reflect one-time charges of approximately $224,045 for non-cash compensation related to accelerated vesting of nonqualified options to purchase Common Stock upon consummation of the Offering.



(8) Adjustment to pay off the liabilities of the Company using the proceeds of the Offering. See "Use of Proceeds."



(9) Adjustment to give effect to the receipt of approximately $30,190,000 of net proceeds from the Offering.

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS



    The following pro forma condensed statements of operations give effect to the consummation of the agreement between the Company and CFB and the acquisition of the outstanding capital stock of Premier Bank. The pro forma condensed statements of operations should be read in conjunction with the Company's financial statements and related notes thereto, and the statements of assets and liabilities generated by the Internet banking operations of the Company and held and serviced by CFB and related note thereto.



    The unaudited pro forma condensed statements of operations presented below do not purport to represent what the Company's statements of operations would have been had the agreement with CFB and the acquisition of the outstanding capital stock of Premier Bank been consummated at an earlier date.



                                                      FOR THE PERIOD
                                                    FEBRUARY 20, 1996
                                                 (DATE OF INCORPORATION)            FOR THE THREE
                                                            TO                       MONTHS ENDED
                                                    DECEMBER 31, 1996               MARCH 31, 1997
                                               ----------------------------  ----------------------------
                                                  ACTUAL       PRO FORMA        ACTUAL       PRO FORMA
                                               ------------  --------------  ------------  --------------
Total revenues...............................  $     67,709  $     67,709    $      5,775  $      5,775
Total expenses...............................     3,906,891     3,916,058(1)    1,805,800     1,808,550(2)
                                               ------------  --------------  ------------  --------------
Net loss.....................................  $  3,839,182  $  3,848,349(1) $  1,800,025  $  1,802,775
                                               ------------  --------------  ------------  --------------
                                               ------------  --------------  ------------  --------------
Net loss per common and common equivalent
  share......................................  $       1.42  $       1.38    $        .67  $        .65
                                               ------------  --------------  ------------  --------------
                                               ------------  --------------  ------------  --------------
Weighted average common and common equivalent
  shares outstanding.........................     2,699,331     2,793,100(3)    2,699,331     2,793,100(3)
                                               ------------  --------------  ------------  --------------
                                               ------------  --------------  ------------  --------------


------------------------


(1) Includes ten months of amortization expense of $9,167 related to the $275,000 of cost of the bank charter recorded in conjunction with the acquisition of the outstanding capital stock of Premier Bank which is being amortized over a 25-year period.



(2) Includes three months of amortization expense of $2,750 related to the $275,000 of cost of the bank charter recorded in conjunction with the acquisition of the outstanding capital stock of Premier Bank which is being amortized over a 25-year period.



(3) Includes the issuance of 1,325,000 shares of Common Stock which is subscribed as of December 31, 1996 and March 31, 1997 and the issuance of 41,406 shares to acquire Premier Bank. The 1,325,000 of subscribed shares represented the equivalent of 1,272,637 shares using the treasury stock method as of December 31, 1996 and March 31, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


    The Company was incorporated as a Georgia corporation on February 20, 1996. Its primary business purpose is to operate a bank as a wholly owned federal savings bank subsidiary. The Company entered into a Stock Purchase Agreement dated June 17, 1996, which was amended and restated as of December 19, 1996 and was further amended on February 25, 1997 with Premier to purchase all of the issued and outstanding stock of Premier Bank, a federal savings bank and a wholly owned subsidiary of Premier, in exchange for $2,150,000, comprised of $2,000,000 of unimpaired capital and $150,000 purchase premium, and 41,406 shares of the Company's Common Stock. The transactions contemplated by the Stock Purchase Agreement are subject to the approval of the OTS, the Department of
Banking and the FDIC. These agencies issued their approvals on       , 1997,
      , 1997 and       , 1997, respectively. The Stock Purchase will take place
simultaneously with the closing of the Company's initial public offering.



    Since its opening in October 1996, the Bank has operated as a service of CFB pursuant to the terms of an agreement dated July 15, 1996. Under the agreement, CFB operates the Bank as a service of CFB under the trade name "Atlanta Internet Bank" and the Company manages the operations of the Bank. As part of the agreement, CFB will receive 1,325,000 shares of Common Stock of the Company and reimburse actual expenses up to a maximum of $1,325,985. Upon consummation of the Premier Stock Purchase, CFB will transfer the assets (less any interim operating loss) and liabilities relating to the operation of the Bank to the Company's federal savings bank subsidiary, which will be renamed Atlanta Internet Bank upon consummation of all transactions. As of December 31, 1996 and March 31, 1997, CFB had funded $883,606 and $1,197,007, respectively, of operating expenses. As of April 23, 1997, the Bank had 1,991 accounts and approximately $43.8 million in deposits.


    Management believes the Bank will provide convenient, cost-effective and secure banking services utilizing the Internet as the primary channel for delivery of its commercial and financial services to the growing number of consumers who use the Internet. Customer convenience and operating efficiency are two key components of the Company's strategy. Customers will be able to access the Bank through the Internet, a telephone or an ATM on a 7x24 basis.

    Management does not intend to have a traditional branch/teller system as a delivery channel, thereby reducing typical salary and overhead occupancy costs. It is also management's intent to limit internal operating costs for systems processing and programming services by outsourcing as many operations as practical. Management believes it can take advantage of the economies of scale of large providers of these services. In August 1996, the Company entered into a systems processing agreement with BISYS effective through July 1999, subject to automatic renewal for three-year periods absent a six-month notice of termination by either party. Pursuant to agreements with AT&T, the Company receives technical, marketing and customer service support, including professional programming services from Edify and electronic bill paying processing services from CheckFree.

RESULTS OF OPERATIONS



    The following table summarizes the results of operations of the Company since incorporation, February 20, 1996, to December 31, 1996, for the period from February 20, 1996 to March 31, 1996 and for the three months ended March 31, 1997. The financial statements and related notes should be read in conjunction with this review.



                            STATEMENT OF OPERATIONS


                                              PERIOD FROM FEBRUARY      FOR THE PERIOD FROM
                                                    20, 1996             FEBRUARY 20, 1996      FOR THE THREE MONTHS
                                             (DATE OF INCORPORATION)  (DATE OF INCORPORATION)           ENDED
                                              TO DECEMBER 31, 1996       TO MARCH 31, 1996         MARCH 31, 1997
                                             -----------------------  -----------------------  -----------------------
REVENUES:                                    $   67,709               $   40,000               $    5,775
                                             ----------               ----------               ----------

                                                            % OF                     % OF                     % OF
EXPENSES:                                                 EXPENSES                 EXPENSES                 EXPENSES
                                                         -----------              -----------              -----------
  Amortization of service contract.........   2,400,000        61.4            0         0.0%     864,000        47.8%
  Salaries and consulting fees.............     836,962        21.4       14,353        88.2      524,971        29.1
  Marketing................................     197,111         5.0            0         0.0       60,495         3.4
  Professional fees........................      83,633         2.1          999         6.2       21,277         1.2
  Logo/web site............................      73,326         1.9            0         0.0       18,945         1.1
  Monthly user fees........................      60,452         1.6            0         0.0       52,561         2.9
  Travel, meetings and entertainment.......      38,794         1.0          392         2.4        4,404         0.2
  Occupancy................................      17,850         0.5            0         0.0       29,750         1.6
  Depreciation.............................      17,406         0.5            0         0.0        6,879         0.4
  Other operating expenses.................     181,357         4.6          522         3.2      119,993         6.6
  Interest expense.........................           0         0.0            0         0.0      102,525         5.7
                                             ----------       -----   ----------       -----   ----------       -----
      Total expenses.......................   3,906,891       100.0       16,266       100.0    1,805,800       100.0
                                             ----------       -----   ----------       -----   ----------       -----
                                                              -----                    -----                    -----
NET INCOME (LOSS)..........................  $3,839,182               $   23,734               $(1,800,025)
                                             ----------               ----------               ----------
                                             ----------               ----------               ----------
NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE.........................  $    (1.42)              $     0.01               $    (0.67)
                                             ----------               ----------               ----------
                                             ----------               ----------               ----------
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING............   2,699,331                2,669,331                2,669,331
                                             ----------               ----------               ----------
                                             ----------               ----------               ----------
DEPOSITS (780 accounts serviced by CFB at
  December 31, 1996 and 1,789 accounts
  serviced by CFB at March 31, 1997 and
  included in CFB Statements of Assets and
  Liabilities).............................  $10,366,437                                       $43,408,922
                                             ----------                                        ----------
                                             ----------                                        ----------



    The statement of operations reflects the initial phase of the Company's operations, including the acquisition, testing and implementation of the Internet banking platform, marketing expenses and the accrual of CFB's expense reimbursements. As noted above, since the Company has not received approval for its purchase of the outstanding capital stock of Premier, deposits and related assets resulting from the Company's marketing efforts are reflected in CFB's financial statements. Therefore, as of December 31, 1996, CFB had recorded $10,366,437 in deposits for the Bank, $10,164,927 in money market deposit accounts and $201,510 in interest checking accounts. Under a July 15, 1996 agreement, deposits and related assets resulting from the Company's marketing efforts, which began in August 1996, are included in CFB's financial statements. As of March 31, 1997, CFB had recorded $43,408,922 in deposits for the Bank in 1,789 accounts consisting of: $32,534,384 in money market deposit accounts; $10,492,293 in certificates of deposit; and $382,245 in interest checking accounts. There were no deposits as of March 31, 1996. The amount of interest expense net of interest paid to the Bank by CFB for such deposits was not significant for the period ended December 31, 1996. Only miscellaneous fees and consulting revenues are included in Revenues.



PERIOD ENDED DECEMBER 31, 1996


    AMORTIZATION OF SERVICE CONTRACT. The Company has agreed to issue to CFB 1,325,000 shares of its Common Stock appraised at $3,840,000 on the date of contract, July 15, 1996. This amount is being amortized to expense over the estimated eight-month life (August 1996 to March
1997) of the service contract.


    SALARIES AND CONSULTING FEES. These expenses include $318,772 of Company salary and benefit expenses and $160,042 of compensation expense of CFB, as well as $358,148 of consulting service for accounting, regulatory and service development expenses of TSJ&A.


    MARKETING. These expenses primarily include advertising expenses of $106,586 and marketing materials of $48,344.

    PROFESSIONAL FEES.  These expenses include legal and accounting fees.

    MONTHLY USER FEES. These expenses include monthly user fees payable to AT&T covering charges such as Edify's Electronic Banking System, CheckFree's electronic bill paying system and ongoing customer support. Also, costs for initial customer support and monthly fees for each customer accessing the Bank through the Internet are included in these expenses.

    OTHER EXPENSES. These expenses include copying costs, office supplies and general office expenses, as well as monthly processing charges, including communication charges. Other expenses also include $48,050 paid to AT&T including amortization related to a $200,000 fee paid to AT&T for programming services. This $200,000 is being amortized over the 18-month contract period.


    STOCK OPTIONS AND OTHER COMPENSATION. The Company adopted its 1996 Stock Incentive Plan (the "Plan") which provides that key employees, officers, directors, and consultants of the Company may be granted nonqualified and incentive stock options to purchase shares of Common Stock of the Company, derivative securities related to the value of the Common Stock or cash awards. The Plan limits the total number of shares which may be awarded to 397,500, which have been reserved for the Plan. Awards to officers and employees under the Plan were as follows: 16,562 nonqualified stock options at an exercise price of $1.21 per share on November 25, 1996; 124,219 nonqualified stock options at an exercise price of $1.21 per share on January 5, 1997; 39,750 incentive stock options at an exercise price of $3.62 per share and 173,906 incentive stock options at an exercise price of $10.00 per share on February 25, 1997. In connection with the awards of the nonqualified options, the Company will record total compensation of $266,250. Generally, the options vest over a three-year period; however, when the Offering is completed, all of the nonqualified options will vest immediately.



    The Company has agreed to pay certain officers and employees bonuses of up to $450,000 when the Offering is completed. See "Certain Transactions."



THREE MONTHS ENDED MARCH 31, 1997



    AMORTIZATION OF SERVICE CONTRACT. The agreement with CFB was amended on February 25, 1997 to extend the service agreement through May 31, 1997. Therefore, the unamortized service contract balance of $1,440,000 as December 31, 1996 is being amortized in the 1997 statement of operations for the Bank over the remaining life of the contract.



    SALARIES AND CONSULTING FEES. These expenses include $245,852 of Company salary and benefit expenses, $176,257 of consulting and compensation expense of CFB, and $71,408 of consulting services for accounting, regulatory and service development expenses of TSJ&A.



    INTEREST EXPENSE. The Company entered into a service contract with CFB to hold and to service the deposits generated by the Company until the Company's receipt of regulatory approval for operations. The consideration to CFB includes reimbursement for net interest expense, if any, on deposits generated by the Company. For the three months ending March 31, 1997, interest expense calculated at contracted deposit rates exceeded interest income paid to the Bank by CFB for such deposits, calculated at Fed Funds rate, by $102,525.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). See Note 7 in the Notes to the Financial Statements included elsewhere in the Prospectus for the pro forma effect of SFAS 128 on the operations of the Company.



CAPITAL RESOURCES.



    Management believes it has sufficient capital on hand and under the Operation Agreement with CFB to satisfy working capital needs for 1997. Concurrent with closing, management intends to immediately purchase the outstanding shares of Premier Bank and transfer the bank assets and corresponding liabilities of the "Atlanta Internet Bank" from CFB. The Company anticipates that $25 million of the Offering proceeds will be contributed to the Bank for general corporate purposes. The balance of the net proceeds will be used for the CFB asset transfer ($1.5 million), general corporate purposes ($2.0 million) and repayment of liabilities and registration costs.

                                    BUSINESS

OVERVIEW


    Upon completion of the Offering, the Company will own and operate the Atlanta Internet Bank, which provides convenient, cost-effective and secure banking services to the growing number of consumers using the Internet for commercial and financial services. Customers can access the Bank on a 7x24 basis from any PC, wherever located, by means of a secure Web browser or by ATM, telephone or U.S. mail.


    The Company's objective is to offer a broad range of banking and financial service products through the Internet and alternative delivery channels. Customer convenience and operating efficiency are two key components of the Company's strategy. The Bank does not incur the cost of supporting a physical branch system, which management believes will benefit customers through the Bank's ability to offer attractive deposit rates.

    In the initial phase of the Company's operations, management concentrated its efforts on developing, testing and implementing an Internet banking platform. Once the platform structure was in place, management established deposit-oriented products that include electronic bill paying, checking and money market accounts and certificates of deposit. During 1997, management intends to offer a broad array of consumer loan products, such as personal credit lines, mortgages, home equity and secured loans, credit cards and other fee generating products. Management also plans to continue to pursue other revenue generating opportunities through partnerships and strategic alliances where appropriate.

    Customers can access the Bank through any Internet service provider by means of an acceptable secure Web browser such as Netscape's NAVIGATOR (Version 2.0 or higher) or Microsoft's INTERNET EXPLORER (Version 3.0 or higher). Customers can review account activity, enter transactions into an on-line account register, pay bills electronically and print bank statement reports, all on a real-time basis. Unlike PC-based home banking software, which resides on a PC that stores the data and requires manual downloading and backup, the Bank enables customers to transact banking business on a real-time basis from any location provided they have a secure Web browser to connect them to the Bank through the Internet.


    The Bank currently offers interest-bearing checking accounts, money market accounts and certificates of deposit and provides direct deposit, monthly statement, on-line transfer, wire transfer, bank e-mail and electronic bill paying services. As of April 23, 1997, the Bank had 1,991 accounts and approximately $43.8 million in deposits, of which approximately $10.5 million was invested in certificates of deposit, approximately $32.7 million was invested in money market accounts and approximately $614,000 was invested in interest-bearing checking accounts.


    The Company was incorporated as a Georgia corporation on February 20, 1996. The Bank commenced operations in October 1996 as a service of CFB under the trade name "Atlanta Internet Bank" pending regulatory approval of the Company's purchase of the outstanding stock of Premier Bank and the transfer of the assets and liabilities relating to the operation of the Bank from CFB.

INDUSTRY BACKGROUND

    THE INTERNET

    The Internet is a global web of computer networks. Developed more than 25 years ago, this "network of networks" allows any computer connected to the Internet to communicate with any other computer using the Internet protocol. The Internet historically was used by academic institutions, defense contractors and government agencies primarily for remote access to host computers and for sending and receiving e-mail. Before the 1990s, communication on the Internet was conducted in an arcane language requiring a high degree of technical knowledge. During the 1990s, however, software packages called "browsers" were developed to allow non-technical users to find, retrieve and link information on the Internet. Browsers allow highlighted words or icons, called hyperlinks, to display text, video, graphics and sound on a local computer screen no matter where the originating resource is located. In addition, individuals are connecting directly to the Internet through a variety of easy-to-use software packages and Internet access gateways provided by consumer on-line services.

    Use of the Internet has grown rapidly during the 1990s and is expected to continue to grow. According to an industry source, the number of Internet users is expected to increase from 38 million in 1995 to 199 million in 1999. Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of a network of servers and information available on the Internet called the "World Wide Web." The Web features a rapidly increasing number of "home pages" that provide information about a wide variety of institutions, businesses and individuals. A home page functions primarily as an advertisement, however, and does not necessarily allow a user to transact business on a real-time basis with the person or entity sponsoring the page. For example, although several hundred banks have home pages on the Web, management believes that only a few have the capability to transact banking business over the Internet. Management believes the Bank is the only bank that operates solely on the Internet without branch locations.

ELECTRONIC BANKING

    The creation of the Web and the introduction of Web browsers with graphical presentation and "point and click" navigation have made the Internet a mainstream global network. A variety of security standards have been developed to make the Internet safer for general commerce and financial services transactions. Transactions can now be protected through secure Web servers that are separated from general purpose Web servers and through encrypted transmissions between servers and the user's PC.

    The increasing amount of commerce transacted on the Web has prompted the development of electronic banking delivery systems. These forms of electronic delivery systems provide convenience for customers and allow financial institutions to lower their overhead costs. The two types of electronic banking, PC-based home banking and Internet banking, are very different in their functionality, means of operations and timeliness. The characteristics of each are described below.

    PC-BASED HOME BANKING. PC-based home banking requires PC-based financial services software products such as Intuit Inc.'s ("Intuit") QUICKEN, Microsoft's MONEY or Meca Software, LLC's ("Meca") MANAGING YOUR MONEY. Each product carries its own set of instructions that the customer must learn before commencing any banking transactions. The software resides on the customer's PC along with his or her account data and requires a dial-up modem and manual downloading. Consequently, PC-based home banking must be conducted from the PC containing the customer's software and account data. The customer must back up his or her account data at frequent intervals to reduce the risk of losing data. Because the customer must connect with the financial institution via modem and download his or her account data, real-time transactions are not possible. The information presented to the customer is current only as of the time it was downloaded to the customer's PC.

    INTERNET BANKING. Unlike PC-based home banking, Internet banking requires only a secure Web browser for Internet access to the Internet and the financial institution. No particular software is required and the customer's operations are not restricted to a specific PC. Instead, the customer accesses the financial institution through the Internet and deposits or transfers funds, pays bills or transacts other business on a real-time basis. Account data remains stored on the Bank's secure server at all times, protected by technology designed specifically to safeguard such information. No downloading or back-up is required, as the Bank's server backs up all data and transactions on a continuous basis. With Internet banking, the information presented to the customer remains current at all times.

    The following chart compares the typical features of Internet banking, PC-based home banking and traditional branch banking:

                                       BANKING SERVICE DELIVERY CHANNEL

                                                                      TRADITIONAL BRANCH
                      INTERNET BANKING      PC-BASED HOME BANKING           BANKING
                    ---------------------  -----------------------  -----------------------

Accessibility       7 days a week          7 days a week            Traditional Banking
                    24 hours per day       24 hours per day         Hours
                    Real-Time Processing   Batch Processing (2)
                    (1)                                             Batch Processing (2)
                    -----------------------------------------------------------------------

Convenience         Need Only Internet     Banking Software and     Branches and ATMs
                    Access and Secure      Account Data Reside on
                    Browser                Single PC
                    No Customer Back-up    Requires Frequent
                    Required               Customer Back-up
                    -----------------------------------------------------------------------
Cost                No Branches            No Branches              Full Overhead Structure
                    Low Personnel Cost     Reduced Personnel
                    and Other Overhead     Cost and Other Overhead
                    -----------------------------------------------------------------------

Data Security       Password/ID Protected  Password/ID Protected    N/A
                    Encrypted Dial-up      Secure Dial-up Modem     N/A
                    Modem Transmission     Transmission
                    All Data Stored on     Data Stored on PC        All Data Stored on
                    Secured System                                  Secured System
                    -----------------------------------------------------------------------
Technology          Program Upgrades       Upgrades Require New     N/A
Flexibility         Centralized and        Diskettes to be
                    Require no Customer    Installed on PC by
                    Installation           Customer

------------------------

(1) Customer transfers between their accounts are processed on a real-time basis.

(2) Customer transfers between their accounts are batched and processed daily.

MARKET OPPORTUNITY

    The use of electronic banking delivery systems is growing as consumers find electronic banking to be convenient and cost-effective. According to Forrester Research, Inc., the number of electronic banking households is expected to grow from 1.1 million in 1996 to 9.7 million in 2001, with total assets managed on-line expected to increase from $5.4 billion to $46.9 billion during that period. Forrester's report further indicates that while Internet banking was being used by less than 10% of electronic banking households in 1996, the percentage of such households utilizing Internet banking is projected to rise to over 75% in 2001.


    A fall 1995 Internet demographic study by CommerceNet/Nielsen Media Research revealed that in the U.S., nearly two-thirds of Web users have a college education. The survey also indicated that in the U.S., more than 50% of Web users are 35 years of age or younger and 25% of Web users' households have annual household incomes of at least $80,000. Management believes that Internet users generally carry higher bank balances and use more financial services.


    Management believes the increasing number of users of the Internet and the Web, coupled with the demographic characteristics of those users and the relative flexibility and convenience of Internet banking, represents a market opportunity for the Company as one of the world's first providers of Internet banking services.

STRATEGY


    The Company's objective is to become a leading provider of financial services through the Internet. Management intends to accomplish this objective by implementing the following strategies. No assurance can be given, however, that the Company will be successful in implementing these strategies or in achieving its stated objective.


    - LEVERAGE LOW COST STRUCTURE. The Bank is not required to pay the overhead expenses necessary to support a traditional branch operation, and operating costs are therefore generally lower. The absence of a branch system and the Company's low cost per transaction enable it to offer attractive deposit rates without significantly impacting profitability.

    - OUTSOURCE OPERATIONAL FUNCTIONS. The Company has entered into agreements with companies that provide a variety of specialized services and technologies to the Bank. For example, the Bank's Internet technology, transaction processing, bill payment functions and other services are all outsourced to third-party service providers. In each of these relationships, the Bank benefits from the service provider's expertise and economies of scale while retaining the flexibility to take advantage of changes in available technology without impacting customer service.

    - PROVIDE CONVENIENT, REAL-TIME TRANSACTIONS. Management believes the Bank provides customers with a higher level of convenience than can be achieved in a traditional branch or through PC-based home banking. The Internet allows Bank customers to conduct banking activities on a real-time, 7x24 basis from any PC, wherever located, using a secure Web browser. This technology gives Internet banking an advantage over PC-based home banking, which utilizes PC-based software, requires repeated manual downloading and back-up and limits the user to a specific PC.

    - EMPLOY ADVANCED SECURITY. The Bank uses sophisticated technology to provide what management believes to be among the most advanced security measures currently available in the electronic banking industry. All banking transactions are encrypted and all transactions are routed from the Internet server through a "firewall" that limits access to the Bank server. The Bank's systems automatically detect attempts by third parties to access other users' accounts and feature a high degree of physical security, secure modem access, service continuity and transaction monitoring. At the Company's request, AT&T is obtaining a Statement of Accounting Standards 70 ("SAS 70") audit by a national accounting firm. In an SAS 70 audit, the auditors issue a report addressing whether the computer systems are being managed and operated in a manner consistent with accepted practices. The SAS 70 audit procedure is expected to be completed by summer 1997. See "--Security."

    - OFFER A BROAD ARRAY OF PRODUCTS AND SERVICES. The Internet provides an opportunity for the Bank to deliver a variety of traditional consumer loan and deposit products. Management intends to expand the Bank's product and service offerings to include services such as asset management with money market sweeps, direct purchase capability with selected Internet "mall" venues and reloadable cash cards.

    - DEPLOY MULTI-FACETED MARKETING STRATEGY. The Company's target market includes on-line users, on-line shoppers and special niche customers. In addition to the Bank's on-line advertising with AT&T's WorldNet Services and Digital Cities/AOL, several other marketing initiatives are being employed. These initiatives include a significant emphasis on marketing the Bank's services through alliances with selected professional organizations, colleges, alumni associations and consumer service providers and on targeted print advertising.

    - CROSS-SELL FINANCIAL SERVICES. Management intends to market loans, brokerage services and other income generating products to its depositors through various direct marketing techniques, such as bank e-mail, on-line advertising and telemarketing. Management believes this strategy will enable the Bank to generate additional earning assets and fee income. Management further believes that selling multiple products will enhance customer loyalty and strengthen customer relations with the Bank.

MARKETING

    CURRENT MARKETING STRATEGIES

    Prior to its October 1996 launch, the Bank embarked on a marketing campaign to establish its presence as an Internet-only bank that offers a variety of services and provides additional convenience and flexibility without the overhead and operating costs associated with a physical branch system.

    The Bank currently markets its services through advertising campaigns in printed material, such as newspapers and magazines, as well as on various Web sites through relationships with entities such as AT&T WorldNet. The Bank's marketing, advertising and public relations campaigns focus on the following three components:

    - VALUE. The Bank's relatively low overhead and operating costs enable it to offer higher interest rates than those normally offered by traditional banks. The Bank entered the market in October 1996 with attractive introductory rates on its money market and checking accounts. This pricing structure has been successful in attracting depositors who are motivated by the Bank's rates, as well as by the variety of services the Bank expects to promote in the future. Consequently, management believes the Bank's customer base will grow as new product and service offerings provide additional incentives for banking on-line.

    - CONVENIENCE AND SERVICE. Unlike traditional banks, the Bank never closes. Its products and services are available on a 7x24 basis at the user's convenience. Unlike depositors in traditional banks, the Bank's depositors have complete control over when and how they access their accounts. PC-based home banking, which utilizes PC-based software, requires repeated manual downloading and back-up and limits the user to a specific PC. The Bank's customers have real-time, interactive access to their accounts from any PC, wherever located, by means of a secure Web browser. The Bank's services offer a solution for busy people who travel, people with disabilities, college students and their families, employees on international assignment, and the growing population using the Internet for a variety of services. The convenience of Internet banking becomes increasingly valuable as new products and services are offered.


    - SERVICE PROVIDERS. The Bank has carefully chosen its service providers in an effort to ensure the highest quality service possible to its customers. AT&T's WorldNet Service enabled the Bank to commence its on-line operations with a well-known Internet service provider. The Bank's relationship with AT&T also provides efficient end-user technical support and quick response to on-line e-mail inquiries. See "--Operations--Service Providers."


    FUTURE MARKETING STRATEGIES

    Management intends to continue to market the Bank's services through a combination of special marketing alliances, advertising campaigns and public relations activities, while expanding joint marketing programs and advertising with AT&T WorldNet, Digital Cities/AOL and other Internet service providers. While the key messages of value, convenience, service and reliability will continue to play a major role in the Bank's marketing and public relations efforts, management also intends to focus on targeted groups. The Bank's primary goal will be to grow its account base to solidify its brand name recognition in multiple market segments. Management intends to identify and pursue customers through several additional channels, including, but not limited to:

    - ON-LINE USERS. Management believes that current Internet users are favorably predisposed to Internet services. This is a rapidly growing demographic group, as increasing numbers of users go on-line every day. The Bank currently is using AT&T WorldNet and Digital Cities/AOL as banner sites. Management plans to register the Bank on the Internet's top search engines, use on-line banner advertising opportunities and establish the Bank's presence with other Internet service providers and targeted Internet sites.

    - ON-LINE SHOPPERS. The Bank has an arrangement with one of the world's first on-line retail "malls" to pioneer an on-line shoppers account. Management believes on-line shopping will become one of the fastest growing segments on the Internet over the next two years. Management intends to actively market the Bank's services to this population.

    - MARKETING ALLIANCES. Management intends to market the Bank's services through alliances with selected professional organizations, colleges, alumni associations and consumer service providers. For example, the Bank recently entered into such an alliance with the Georgia Institute of Technology Alumni Association. In each case, management will emphasize the uniqueness of the Bank and its exclusive offerings to a particular group.

    - SPECIAL NICHE CUSTOMERS. The Bank is targeting specific market segments such as college students, U.S. citizens living outside the United States, disabled persons and residents of large apartment complexes. The Bank is developing programs that are tailored to fit their demographic profiles. One example already underway is the Corporate Call program, which offers special incentives and services to employees of targeted companies, often in technology-related industries. These services and special rates already have been used successfully to attract employees of several companies to the Bank's services.

    SPECIFIC PUBLIC RELATIONS ACTIVITIES

    A vital part of the Bank's marketing plan is the execution of its public relations strategy. For each of its targeted marketing campaigns, management will develop a public relations campaign for advertising and editorial coverage. Many traditional public relations methods will be used in promoting Bank services. Management intends to pursue media coverage, including general press, industry periodicals, television, radio and other media covering banking and finance, technology, consumer issues and special interests. Press releases, video news releases, direct mail campaigns, media alerts and presentations will announce new banking services as they are added, as well as new partnerships and alliances. Additionally, management plans to develop specific "net campaigns" for Internet advertising, forum discussions and general electronic public relations. The Bank also will continue to work with AT&T to develop joint promotional materials as new services are added. AT&T provided significant marketing support for the Bank's initial launch and has indicated that it will continue to work with the Bank to develop marketing strategies.

PRODUCTS AND SERVICES

    CURRENT PRODUCTS AND SERVICES

    The Bank currently offers interest-bearing checking accounts, money market accounts and certificates of deposit. Each new Bank customer receives a password, a checkbook and an ATM card. In addition, the Bank provides electronic bill paying services, direct deposit, on-line transfer, wire transfer and other services traditionally associated with checking accounts. The Bank's primary products and services are described below.

    - CHECKING AND MONEY MARKET ACCOUNTS. To attract initial deposits, the Bank is offering attractive interest rates on checking and money market accounts. Management expects that the Bank will be able to continue to offer attractive rates as a result of the Bank's low overhead costs. The Bank charges customers a service charge, currently set at $4.50 per month, for an interest-bearing checking account. Management anticipates that the interest-bearing checking account will be used as the primary account for transactions and bill payment, with the money market account being used for more stable savings balances. Overdraft protection is automatically established between the money market account and the interest-bearing checking account.

    - CERTIFICATES OF DEPOSIT. The Bank offers certificates of deposit with terms of six, 12 and 30 months. As in the case of checking and money market accounts, the Bank offers attractive interest rates on its certificates of deposit.

    - BILL PAYMENT SERVICE. Through services provided by CheckFree, customers are able to pay their bills on-line through electronic funds transfer or a written draft prepared and sent to the creditor by CheckFree. No additional fee is charged for this service.

    - OTHER SERVICES. The Bank also offers direct deposit, on-line transfer and wire transfer services. Customers receive monthly bank statements by mail and can print their bank statements at any time. Customers also can send on-line e-mail messages to the Bank and systems administrators who can respond to their inquiries with return e-mail messages.

    FUTURE PRODUCTS AND SERVICES


    Management intends to follow the Bank's initial product offerings with new products and services. Management plans to add credit cards, loans (including mortgage and other consumer loan products) and brokerage services over the next several quarters. These products and services are described below. No assurance can be given, however, that these products and services will be made available or that, if available, they will be successful.


    - CONSUMER LOAN PRODUCTS. Beginning in 1997, the Bank plans to introduce loan products to current and potential customers via the Internet and other delivery channels. These products will include mortgages, home improvement/equity loans, credit cards, personal lines of credit, overdraft protection and secured loans. Management plans to utilize decision support systems that respond to inquiries on a 7x24 basis. While the Bank will set credit criteria, terms and conditions and rates, much of the closing process and servicing will be provided by contracted third parties. The Bank also intends to purchase loans as well as participations in loans.

    - CREDIT CARDS. In 1997, the Bank plans to offer credit cards to its most creditworthy customers. Although the interest rate and other terms have not yet been determined, management believes its customers will be less sensitive to the interest rate offered than to the convenience of using the card along with the other services provided by the Bank. The Bank will be solely responsible for the credit criteria, pricing, terms, conditions and funding of credit card accounts, but likely will enter into an agreement with a third party to process the Bank's credit card accounts.

    - BROKERAGE SERVICES. The Bank plans to offer brokerage services to its customers in 1997. Customers will be able to view their account balances and conduct banking and brokerage transactions from a single screen. Management anticipates that combined brokerage and deposit account statements will eventually be available. Management has not yet identified specific products or providers or sought regulatory approval for brokerage services.

    - OTHER PRODUCTS AND SERVICES. The Bank plans to offer Individual Retirement Accounts ("IRAs") and debit cards to its existing and future customers. Management has not selected specific IRA or debit card products or providers.


    Management estimates the Bank will incur an aggregate of approximately $500,000 in costs relating to the introduction of the foregoing products and services in 1997. Management believes these costs will relate primarily to the development and integration of the technology needed to provide these products and services in conjunction with those currently provided by the Bank. Management does not expect to incur significant marketing or advertising expense in connection with the introduction of new products and services.


LENDING AND INVESTMENT ACTIVITIES

    The Bank intends to generate interest income by making consumer loans and investing in various fixed income securities, loan participations and whole loan packages. Management's core lending philosophy is to focus on providing its customer base with convenient access to consumer loan products. Customers will be able to apply for loan products via the Internet, telephone or U.S. mail. Through the use of automated credit scoring and decision-making technologies, management believes it can respond quickly to customer requests for loan products.

    The Bank will establish a credit committee to set underwriting standards and criteria for the issuance of loan products and to monitor on an ongoing basis the Bank's loan portfolio. Management's general philosophy is to focus on credit quality. In addition, management believes the demographic profile of Internet users will positively impact the Bank's loan portfolio with respect to net losses and charge-offs.

    While the Bank builds its customer base and loan portfolio, it will invest excess funds in various fixed income securities, loan participations and whole loan packages. Management's philosophy of high credit quality will guide its investment decisions. The Bank's fixed income securities portfolio will be concentrated primarily in U.S. Treasury obligations and mortgage-backed securities issued by agencies such as Fannie Mae and Freddie Mac. The Bank may also invest in loan participations offered from commercial banks that syndicate loans and invest in packages of whole loans offered by commercial banks and other financial intermediaries.

COMPETITION

    The market for electronic banking has only recently begun to develop, is rapidly evolving and has few proven competitors. With the expected continued development of the Internet as an avenue for providing financial services, management expects competition to intensify. Because of the diverse and changing competitive marketplace in the financial services industry and for Internet-related products and services, there can be no assurance that management has identified or considered all possible present and future competitors. Many of the Company's known competitors have substantially greater financial resources than the Company.

    Several significant competitors currently offer on-line banking services. These competitors include financial institutions offering PC-based home banking and Internet banking services and software companies offering PC-based home banking services. Management believes the following constitute the Bank's major competitors:

    - Security First Network Bank, FSB ("SFNB"), Atlanta, Georgia, is the first bank to offer banking services predominantly on the Internet. SFNB opened for operation in October 1995 and offers deposit and bill payment services and loan products.

    - IBM is teaming up with 18 large banks to offer a full service home banking package called INTEGRION. The joint venture will connect a customer's PC with the bank through the IBM Global Communications Network, a private communications network. The banks that are included in this consortium will not be limited in the type of financial management software they offer to their customers, but INTEGRION will control the channels connecting the financial institution to their customers.

    - Management also views the major financial software companies, Intuit and Microsoft, as competitors. Intuit's QUICKEN software is the most popular home banking software on the market today. Microsoft's MONEY is also a well-known home banking software package. These applications enable customers to access one of the network member banks and download their account information, transfer funds between accounts and automatically reconcile account balances.

    - Meca Software, LLC is jointly owned by NationsBank, Bank of America Corporation, Fleet Financial Group, Inc., First Bank Systems, Inc., and Royal Bank of Canada. Meca is the maker of the financial software, MANAGING YOUR MONEY. This software will offer home banking as well as other financial services via the Internet this year.

    All of these competitors are larger and have greater financial and other resources than the Company. Nevertheless, management believes the Bank will be able to compete effectively with the foregoing competitors. Although SFNB is also an Internet bank, management believes the Bank will be able to compete effectively with SFNB based primarily on the Bank's sole focus of providing banking services.

    Management views the Bank's principal competitive advantages over PC-based home banking software providers to be, in approximately equal proportions, speed, simplicity and flexibility. Management believes that the real-time interface between customers and their account activity, as well as the relative simplicity of the steps required to transact business with the Bank, distinguishes the Bank from PC-based home banking providers. Additionally, customers of the Bank are not restricted to the location of a single PC, as is the case with PC-based financial services software.

    The Bank also competes with traditional banks. Management believes that the Bank's competitive advantage with respect to these banks is based primarily on price and secondarily on speed, flexibility and convenience. Because the Bank does not have the overhead expenses inherent in operating a traditional branch, it is able to attract new customers by passing its savings on to them. The growth of the Internet and the speed, flexibility and convenience it offers also provide the Bank with a competitive advantage over traditional banks.

OPERATIONS

    ACCOUNT ACTIVITY

    Customers can access the Bank through any Internet service provider, including but not limited to AT&T's WorldNet Service and Digital Cities/AOL, by means of an acceptable secure Web browser such as Netscape's NAVIGATOR (Version
2.0 or higher) or Microsoft's INTERNET EXPLORER (Version 3.0 or higher). When customers access the Bank's service menu, they can open a new account, review the status of an existing account or engage in a transaction.

    To open a new account, the customer can either (i) print out the account application displayed on the screen, fill it out and send it to the Bank; or
(ii) apply by calling the Bank's toll-free telephone number, 1-888-BKONWEB. The Bank then establishes an account for the customer through its direct interface with BISYS, the Bank's systems processor. It also sends a "welcome kit" to the customer containing AT&T WorldNet software (if requested), a preliminary password and some basic information about the Bank. The customer is instructed to deposit funds to his or her account at the Bank by direct deposit, wire transfer, mail or other means. The Bank then accesses the BISYS network and records the initial deposit.

    Deposits into an open account at the Bank can be made via direct deposit programs, by transferring funds between accounts at the Bank, by wire transfer, by mail or in person at the Bank's principal executive offices; however, no teller line is maintained and the Bank does not intend to establish a physical branch system. Customers can also make withdrawals and have access to their accounts at ATMs that are affiliated with the Cirrus Network, which operated nearly 315,000 ATMs worldwide as of February 27, 1997. Other networks may be added in the future. On-line customers currently are able to review account activity, enter transactions into an on-line account register, pay bills electronically, receive statements by mail and print bank statement reports. In the future, customers will be able to take advantage of additional product offerings by the Bank.


    GEOGRAPHIC SCOPE



    The Bank can accept customers regardless of their residence or location as long as they have a PC with a secure Web browser. Because the Bank lacks a physical branch presence, regulatory restrictions based solely on geographic location will not apply to the Bank. In addition, because the Bank transacts business only by means of the Internet, ATMs, telephone and U.S. mail, bank personnel cannot meet with customers to obtain identification or other relevant information. Consequently, the Bank employs a variety of methods to verify its customers' identities and the data presented in their account applications. For example, the Bank verifies the name and address on the account application, performs a credit check on the applicant and verifies the applicant's employment before it accepts a new account. If the Bank cannot confirm an applicant's identity, determines that the applicant presents a risk to the Bank or is unable to provide services that will conform to the particular requirements of a foreign jurisdiction, the Bank will decline the application.


    PRODUCT DELIVERY

    Management believes the widespread acceptance of graphical computer interfaces and Web browsers presents a unique and rapidly growing opportunity to offer a variety of traditional as well as non-traditional banking and bank related services via the Internet. To this end, the Company has pursued a strategy of acquiring and utilizing proven banking systems and technologies rather than developing new technologies and systems. This enables the Company to focus on marketing a variety of services in attractive packages to the consumer while reducing the Company's dependence on one supplier or on the uncertainties of new technologies.

    SERVICE PROVIDERS

    Management has negotiated agreements with a select group of service providers who not only provide the Bank with significant quality, security, reliability, performance and marketing capabilities, but also play an integral role in the implementation of the Bank's full financial services strategy. Moreover, the Company has preserved a degree of flexibility that will enable it to continually assess and evaluate its product offerings and delivery structure and incorporate other alliance opportunities as they present themselves. Should any of these relationships terminate, however, management believes the Company could secure the required services from an alternative source without material interruption of the Bank's operations.

    - AT&T ADVANCED NETWORK SOLUTIONS DIVISION. Pursuant to an agreement between the Company and AT&T dated August 16, 1996 (the "AT&T Agreement"), AT&T's Advanced Network Solutions Division provides technical, marketing and customer service through a bundled product and service offering called "Personal Financial Services." Specifically, AT&T provides the Bank with a secure Internet Web site on AT&T's Easy World Wide Web ("EW3"), computer software that performs services related to the operation and maintenance of the Bank's infrastructure and other electronic banking services. AT&T also provides a toll-free touch-tone voice response service for technical and bill payment customer support, banking customer service and inbound telemarketing.

      Under the AT&T Agreement, AT&T also provides and maintains the software products of two other banking software companies--Edify and CheckFree. It provides the interface necessary to link the Bank's servers with the servers used by BISYS and CheckFree. Pursuant to a license granted by Edify, AT&T provides Edify's Electronic Banking System and Electronic Workforce software applications to the Bank. This software enables the Bank to offer a variety of automated banking and e-mail services on the Internet. In addition, pursuant to a separate agreement between AT&T and CheckFree, the Bank receives bill payment processing services performed by CheckFree.

      The AT&T Agreement required an initial consulting payment and also requires additional payments for initial customer support, or "on-boarding." In addition, the Bank pays a monthly fee for each customer accessing the Bank via the Internet. The AT&T Agreement expires on February 19, 1998, but may be terminated by either party upon six months' prior written notice.

    - AT&T WORLDNET. AT&T's WorldNet Services Group provides the Bank with advertising and marketing services. The Bank was initially part of a select group known as Charter Advertisers. This program provided advantageous banner advertising and directory listings throughout the WorldNet site, including the Home Page. Management continues to work closely with AT&T on additional advertising programs. See "--Marketing."

    - BISYS. The Bank receives core systems processing services, such as deposit account, loan processing and year-end processing services, pursuant to an agreement between the Company and BISYS dated August 22, 1996 (the "BISYS Agreement"). For these standard services, the Bank pays BISYS a monthly fee calculated by multiplying the number of customer accounts by a per account charge. The monthly fee is reviewed on a quarterly basis and adjusted so that as the number of accounts rises, the per account charge is reduced. Non-standard services, such as ATM services and the production of certain reports, are subject to additional monthly charges. In addition, the Bank paid BISYS an initial conversion fee. The BISYS Agreement expires on August 22, 1999, but will renew automatically for successive three-year terms absent six months' prior written notice to the contrary by either party.

    The following chart summarizes the services provided by AT&T, BISYS, Edify and CheckFree:

COMPANY                                                                         KEY SERVICES
-----------------------------------------------------------------------------------------------------------------------------------
AT&T
-          Advanced Network              -          Secure hosting of Edify's Electronic Banking System
           Solutions Division            -          CheckFree bill paying services
                                         -          Customer care--technical and bill paying support
                                         -          Connectivity to banking and bill paying host computers
-          WorldNet                      -          Rotating banner ads on Welcome Page (Main Page)
                                         -          Banner advertisements in various WorldNet locations
-          Easy World Wide Web (EW3)     -          Hosting of the Bank's marketing web site
-          Marketing Advantage           -          Co-Branded WorldNet Navigator disks provided to Atlanta Internet Bank customers and used for direct marketing purposes. Displays Atlanta Internet Bank's logo on WorldNet screen using special registration.
-          Network Voice Response        TouchTone voice response service for toll-free inbound routing to:
                                         -          Technical and bill paying customer support
                                         -          Banking customer service
                                         -          Inbound telemarketing
-----------------------------------------------------------------------------------------------------------------------------------
BISYS                                    -          Bank systems processing
                                         -          Interface to secure server hosting at AT&T
                                         -          Online customer ID/password verification
                                         -          ATM and debit card systems
                                         -          Items capture/inclearings, other services
-----------------------------------------------------------------------------------------------------------------------------------
Edify                                    -          Electronic Banking System--Licensed to AT&T and run on secure server
-----------------------------------------------------------------------------------------------------------------------------------
CheckFree                                -          Bill paying services under contract with AT&T Advanced Network Solutions

SECURITY

    The Bank's ability to provide its customers with secure financial services over the Internet is of paramount importance. Management has reviewed the Internet systems, services and software used in the Bank's operations to ensure that they meet the highest standards of security. The following are among the security measures that are in place:

    ENCRYPTED TRANSACTIONS. All banking transactions and Internet communications are encrypted so that sensitive information is not available on the Internet in a form that can be read or easily deciphered. Encryption of Internet communications is accomplished through the use of the Netscape SSL (Secure

Sockets Layer) technology. SSL is the standard for encryption on the Internet and is currently used by Netscape's NAVIGATOR (Version 2.0 or higher) and Microsoft's INTERNET EXPLORER (Version 3.0 or higher). Messages between the Bank server and BISYS are encrypted using DES encryption, which is described in the section entitled "--Isolated Bank Server" below.

    SECURE LOGON. To eliminate the possibility of downloading the Bank's or a customer's password file, user identification and passwords are not stored on the Internet, the Web server or the customer's PC. Furthermore, passwords are variable length strings of six to eight alpha-numeric characters, which makes the chance that a password can be randomly guessed less than one in one trillion.

    ISOLATED BANK SERVER. The computer that is used to provide the Bank's services cannot be accessed directly through the Internet. It is on a private connection, or intranet, that provides two-way communication between the isolated Bank server and the AT&T EW3 Internet Server. Consequently, an Internet user cannot directly access the computer that actually provides the Bank's services.

    All banking services are routed from the AT&T EW3 server through a firewall. The firewall is a combined software and hardware product that precisely defines, controls and limits the access to "internal" computers from "outside" computers across a network. Use of this firewall means that only authenticated bank customers or administrators may send or receive transactions through it, and the firewall itself is immune to penetration from the network. In other words, the firewall is a mechanism used to protect the Bank server from the freely accessible Internet.

    Furthermore, all messages sent or received between the AT&T EW3 server and the Bank server are encrypted using DES encryption. This is a symmetric key algorithm and is highly secure because it is not susceptible to standard ciphertext attacks. Thus, even if a perpetrator were able to route a message to the Bank server through the firewall, the message could not be encrypted in a way that would be considered valid by the server. As a result, the message would be rejected.


    The following diagram illustrates the layers of security that exist between a customer's PC and the Bank's server:


    [DIAGRAM APPEARS HERE ILLUSTRATING THE SECURITY MEASURES THE BANK USES TO PROTECT ITS BANKING PLATFORM AND THE INFORMATION FLOWING THROUGH THE BANK FROM OUTSIDE INTRUSION.]

    AUTHENTICATED SESSION INTEGRITY. An authenticated user is any user who signs onto the Bank site with a valid user ID and password. Although the vast majority of authenticated users will be legitimate Bank customers, the Bank server is programmed to limit exposure to an authenticated user who is attempting to defraud the Bank. If the authenticated user alters the URL (the command or request that is sent from the browser to the server) in any way in an attempt to gain access to other users' accounts, the Bank server immediately detects that the session integrity variables have been violated. The Bank server will immediately stop the session and record the attempt in a log so that Bank staff can investigate.

    PHYSICAL SECURITY. All servers and network computers reside in secure AT&T facilities. Currently, computer operations supporting the Bank's Internet access are based in New Jersey. Only employees with proper photographic identification may enter the primary building. The computer operations are located underground, with admission only by key card. Access to the Bank server console requires further password identification.

    During the summer of 1997, computer operations will be moved to AT&T's specialized operations center in rural Virginia. The facility is protected by a perimeter fence employing electronic surveillance and after-hours security staff. Secured admission to computer operations and the Bank server are tightly monitored, as is the case in New Jersey.

    SECURE MODEM ACCESS. The Bank server and BISYS are connected by a private line that is not accessible from the public network. The Bank server is connected to CheckFree by a one-way modem that permits the server to call CheckFree, but will not accept incoming calls to the Bank server. A dial-up maintenance port also permits access to the Bank server. The modem that provides the only access to this port is specially protected. A person dialing into this modem must use a device called a "SecureID" card to generate a one-time password. This SecureID card-protected modem is impenetrable by random dialers and hackers.

    SERVICE CONTINUITY. AT&T and BISYS each provide a fully redundant network with no single point of failure. The Bank server will also be "mirrored" so that hardware failures or software bugs should cause no more than a few minutes of service outage. "Mirroring" means that the Bank server is backed up continuously so that all data is stored in two physical locations. This network and server redundancy ensures that access to the Bank will be reliable. However, in case of any circumstance that results in customers not being able to access the Bank over the Internet, customers will retain access to their funds through several means, including checks, ATM cards, customer service and an automated telephone response system.

    MONITORING. All customer transactions on the Bank server in BISYS and in CheckFree produce one or more entries into transactional logs. AT&T and the Bank recognize that it is critical to monitor these logs for unusual or fraudulent activity. As mentioned previously, any attempt by an authenticated user to modify the command or request that is sent from the browser to the server will be logged. Additionally, all financial transactions will be logged. Bank personnel review these logs regularly, and any abnormal or unusual activity will be noted and appropriate action will be taken either by the Bank, AT&T or both. Ultimately, vigilant monitoring is the best defense against fraud.

    The preceding security measures ensure that the Bank is set up in a secure manner. However, over the long term, the security of the Bank depends upon the procedures and standards used for administration of the Internet site. The Company has asked AT&T to obtain an SAS 70 audit by a national accounting firm. In an SAS 70 audit, the auditors issue a report addressing whether the computer systems are being managed and operated in a manner consistent with accepted practices. The AT&T report is expected by summer 1997. Management expects BISYS to continue its practice of obtaining an SAS 70 audit.

    Although the Internet allows a relatively large number of users (i.e., anyone, anywhere, who has access to a computer and the Internet) to access the Bank's Web site, further access to the Bank requires a secure Web browser, user identification number and password. Management therefore believes the risk of fraud presented by Internet banking is not materially different from the risk of fraud inherent in any banking relationship. Management believes the three principal reasons for a breach in bank security are: (i) misappropriation from the user of the user's account number or password; (ii) penetration of the bank's server by an outside "hacker"; and (iii) fraud committed by an employee of the bank or one of its service providers. Both traditional banks and Internet banks are vulnerable to these types of fraud. By establishing the security measures described above, management believes the Bank has minimized its vulnerability to the first two types of fraud. To counteract fraud by employees, associates and consultants, management has established internal procedures and policies designed to ensure that, as in any bank, proper control and supervision is exercised over employees, associates and consultants. The Bank also counteracts all three types of fraud through daily examination of the Bank's transactional logs.


SUPERVISION AND REGULATION


    Savings and loan holding companies and federal savings banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that will affect the Company and the Bank upon consummation of the Reorganization. This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations that will be applicable to the business of the Company and the Bank. Supervision, regulation and examination of the Company and the Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company. The terms "savings association," "federal savings bank" and "thrift" are used interchangeably in the section.



    REQUIRED REGULATORY APPROVALS



    The Company's purchase of the outstanding stock of Premier Bank and related transactions necessary to complete the Premier stock purchase are subject to approval by the OTS, the Department of Banking and the FDIC. These agencies
issued their approvals on       , 1997,       , 1997 and       , 1997,
respectively. The transfer from CFB to the Bank of the assets and liabilities relating to the operation of the Bank is subject to Federal Reserve approval,
which was issued on       , 1997. See "The Reorganization."



    HOLDING COMPANY REGULATION



    Upon consummation of the Reorganization, Carolina First Corporation will be deemed to be the bank holding company of the Company and consequently, the Company will be a registered holding company under both the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Georgia Bank Holding Company Act. The Company will be regulated under such acts by the Federal Reserve and by the Department of Banking, respectively. As a bank, the Company will be required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also conduct examinations of the Company and each of its subsidiaries.



    The BHC Act makes it unlawful for any bank holding company, directly or indirectly, or through one or more subsidiaries or one or more transactions, to acquire control of another bank or another bank holding company without prior approval from the Federal Reserve. An acquisition by merger, consolidation or purchase of assets of such an institution or holding company or of substantially all of the assets of such an institution or holding company is also prohibited without prior Federal Reserve approval. When considering an application for such an acquisition, the Federal Reserve takes into consideration the financial and managerial resources and future prospects of the prospective acquiring company and the institution involved. This includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the acquiring company and savings institution. In addition, the Federal Reserve considers the effect of the acquisition on the institution and the convenience and needs of the community to be served.



    Bank holding companies are allowed to acquire or to retain as much as 5% of the voting shares of a bank or bank holding company without regulatory approval.



    Because Carolina First is deemed to control the Company under the BHC Act, the Company has agreed with Carolina First that the Company will not engage in any activities other than activities which are permissible banking or non-banking activities under applicable regulations of the Federal Reserve Board, which in general terms limits the activities of bank holding companies and their affiliates to those which are determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." The Company does not believe that these limitations will impose any material constraints on its proposed activities.



    As of the date of this Prospectus, management believes the Company is in compliance with all applicable statutes, regulations and rules promulgated or enforced by the Federal Reserve and the Department of Banking. Upon the consummation of the Reorganization, the Company believes it will continue to be in compliance with all statutes, regulations and rules promulgated or enforced by the Federal Reserve and the Department of Banking.


    BANK REGULATION


    GENERAL. Upon consummation of the Reorganization, the Bank will be a federal savings bank organized under the laws of the United States subject to examination by the OTS. The OTS will regulate all areas of the Bank's banking operations including reserves, loans, mergers, payment of dividends, interest rates, establishment of branches, and other aspects of operations. OTS regulations generally provide that federal savings banks must be examined no less frequently than every 12 months, unless the federal savings bank (i) has assets of less than $250 million; (ii) is well capitalized; (iii) was found to be well managed and its composite condition was found to be outstanding (or good, if the bank had total assets of not more than $100,000) during its last examination; (iv) is not subject to a formal enforcement proceeding or an order from the FDIC or another banking agency; and (v) has not undergone a change of control during the previous 12-month period, in which event it must be examined no less frequently than every 18 months. The Bank will also be subject to assessments by the OTS to cover the costs of such examinations.



    The Bank will also be insured and regulated by the FDIC. The major functions of the FDIC with respect to insured federal savings banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors and preventing the continuance or development of unsound and unsafe banking practices.



    Subsidiary institutions of a savings and loan holding company, such as the Bank upon consummation of the Reorganization, are subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the holding company or any of its subsidiaries, on investment in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.


    CAPITAL REQUIREMENTS. OTS regulations require that federal savings banks maintain (i) "tangible capital" in an amount of not less than 1.5% of total assets, (ii) "core capital" in an amount not less than 3.0% of total assets, and
(iii) a level of risk-based capital equal to 8% of risk-weighted assets. Under OTS regulations, the term "core capital" generally includes common stockholders' equity, noncumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries less unidentifiable intangible assets (other than certain amounts of supervisory goodwill) and certain investments in certain subsidiaries plus 90% of the fair market value of readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships (subject to certain conditions). "Tangible capital" generally is defined as core capital minus intangible assets and investments in certain subsidiaries, except PMSRs.

    In determining total risk-weighted assets for purposes of the risk-based requirement, (i) each off-balance sheet asset must be converted to its on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the asset), (ii) the credit equivalent amount of each off-balance sheet asset and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 200% (again depending upon the nature of the asset) and (iii) the resulting amounts are added together and constitute total risk-weighted assets. "Total capital," for purposes of the risk-based capital requirement equals the sum of core capital plus supplementary capital (which, as defined, includes the sum of, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. The amount of supplementary capital that may be counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4%.

    OTS regulations have been amended to include an interest-rate risk component to the risk-based capital requirement. Under this regulation, an institution is considered to have excess interest rate-risk if, based upon a 200-basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. This new requirement, application of which has been delayed indefinitely by the OTS, is not expected to have any material effect on the ability of the Bank to meet the risk-based capital requirement. The OTS also revised its risk-based capital standards to ensure that its standards provide adequately for concentration of credit risk, risk from nontraditional activities and actual performance and expected risk of loss on multi-family mortgages.

    Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

    Additionally, the Department of Banking requires that savings and loan holding companies, such as the Company, must maintain a 5% Tier 1 leverage ratio on a consolidated basis.

    Upon consummation of the Reorganization, Management expects that the Company will have a 35% Tier I leverage ratio on a consolidated basis and will be "well capitalized."

    PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Act") imposes a regulatory matrix which requires the federal banking agencies, which include the OTS, the FDIC, the Office of the Comptroller of Currency (the "OCC"), and the Federal Reserve Board, to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the FDIC Act mandates that the institution be placed in receivership.

    Pursuant to regulations promulgated under the FDIC Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the FDIC Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts will be placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

                                                                             TIER 1
                                                         RISK-BASED        RISK-BASED
CAPITAL CATEGORY                    TIER 1 CAPITAL        CAPITAL           CAPITAL                OTHER
---------------------------------  -----------------  ----------------  ----------------  ------------------------
Well-Capitalized                   5% or more         10% or more       6% or more        Not subject to a capital
                                                                                          directive
Adequately Capitalized             4% or more         8% or more        4% or more                   --
Undercapitalized                   less than 4%       less than 8%      less than 4%                 --
Significantly Undercapitalized     less than 3%       less than 6%      less than 3%                 --
Critically Undercapitalized        2% or less                --                --                    --
                                   tangible equity

    The undercapitalized, significantly undercapitalized and critically undercapitalized categories overlap; therefore, a critically undercapitalized institution would also be an undercapitalized institution and a significantly undercapitalized institution. This overlap ensures that the remedies and restrictions prescribed for undercapitalized institutions will also apply to institutions in the lowest two categories.

    The down-grading of an institution's category is automatic in two situations: (i) whenever an otherwise well-capitalized institution is subject to any written capital order or directive, and (ii) where an undercapitalized institution fails to submit or implement a capital restoration plan or has its plan disapproved. The federal banking agencies may treat institutions in the well-capitalized, adequately capitalized and undercapitalized categories as if they were in the next lower capital level based on safety and soundness considerations relating to factors other than capital levels.

    The FDIC Act prohibits all insured institutions regardless of their level of capitalization from paying any dividend or making any other kind of capital distribution or paying any management fee to any controlling person if following the payment or distribution the institution would be undercapitalized. While the prompt corrective action provisions of the FDIC Act contain no requirements or restrictions aimed specifically at adequately capitalized institutions, other provisions of the FDIC Act and the agencies' regulations relating to deposit insurance assessments, brokered deposits and interbank liabilities treat adequately capitalized institutions less favorably than those that are well-capitalized.

    A depository institution that is not well capitalized is prohibited from accepting deposits through a deposit broker. However, an adequately capitalized institution can apply for a waiver to accept brokered deposits. Institutions that receive a waiver are subject to limits on the rates of interest they may pay on brokered deposits.

    Undercapitalized institutions are prohibited from offering rates of interest on insured deposits that significantly exceed the prevailing rate in their normal market area or the area in which the deposits would otherwise be accepted. Institutions classified as undercapitalized are precluded from increasing their assets, acquiring other institutions, establishing additional branches, or engaging in new lines of business without an approved capital plan and an agency determination that such actions are consistent with the plan.

    Savings associations that are significantly undercapitalized may be required to take one or more of the following actions: (i) raise additional capital so that the institution will be adequately capitalized; (ii) be acquired by, or combined with, another institution if grounds exist for appointing a receiver;
(iii) refrain from affiliate transactions; (iv) limit the amount of interest paid on deposits to the prevailing rates of interest in the region where the institution is located; (v) further restrict asset growth; (vi) hold a new election for directors, dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, or employ qualified senior executive officers; (vii) stop accepting deposits from correspondent depository institutions; and (viii) divest or liquidate any subsidiary which the OTS determines poses a significant risk to the institution.

    Significantly undercapitalized institutions are subject to the same mandatory sanctions and discretionary actions applicable to all undercapitalized institutions. In addition, a significantly undercapitalized institution is prohibited from paying any bonus or giving a raise to any senior executive officer without prior agency approval. A significantly undercapitalized institution will be required to (i) sell sufficient shares or obligations to restore its capital compliance or be acquired by another institution, (ii) restrict the institution's transactions with affiliates, and (iii) limit the interest rates paid by the institution on its deposits. The banking agencies are also given the option to impose one or more of the activities restrictions that are applicable to critically undercapitalized institutions.

    Critically undercapitalized institutions must be placed in conservatorship or receivership within ninety (90) days unless both the institution's regulator and the FDIC agree that some other course of action ultimately would result in a lower cost solution. If the regulators decide to keep a critically undercapitalized institution open, they must reassess their decision every ninety (90) days and document the reasons why they elected not to appoint a conservator or receiver. Further, if an institution continues to be critically undercapitalized on average for four quarters after falling below two percent (2%) tangible capital, the regulatory agencies are required to place the institution in receivership, unless it (i) has positive net worth, (ii) is in substantial compliance with an approved capital restoration plan, (iii) is profitable or has a sustainable upward trend in earnings, and (iv) has reduced its ratio of non-performing loans to total loans. In addition, the institution's regulator and the FDIC must certify that the institution is viable and is not expected to fail.

    Critically undercapitalized institutions that are allowed to remain open are subject to all the requirements and restrictions discussed above that either automatically apply to or may be imposed on undercapitalized and significantly undercapitalized institutions. In addition, beginning sixty (60) days after it becomes critically undercapitalized, an institution is generally prohibited from paying any interest or principal on its subordinated debt. Critically undercapitalized institutions are also required to obtain prior FDIC approval for a number of activities, including (i) entering into any material transaction other than in the usual course of business, (ii) extending credit for any highly leveraged transaction, (iii) amending their charter or bylaws, (iv) making any material change in accounting methods, (v) engaging in any affiliate transactions under Section 23A of the Federal Reserve Act, (vi) paying "excessive" compensation or bonuses, and (vii) paying interest on new or renewed liabilities so as to increase the institution's weighted average cost of funds significantly above the prevailing interest rates for deposits in the institution's normal market.

    CAPITAL DISTRIBUTIONS. An OTS rule imposes limitations on all capital distributions by savings associations (including dividends, stock repurchases and cash-out mergers). Under the current rule, a savings association is classified as a Tier 1 institution, a Tier 2 institution or a Tier 3 institution, depending on its level of regulatory capital both before and after giving effect to a proposed capital distribution. Under a proposed rule, the OTS would conform its three classifications to the five capital classifications set forth under the prompt corrective action regulations. Under the proposal, institutions that are at least adequately capitalized would still be required to provide prior notice. Well capitalized institutions could make capital distributions without prior regulatory approval in specified amounts in any calendar year.

    A Tier 1 institution (I.E., one that both before and after a proposed capital distribution has net capital equal to or in excess of its capital requirements) may, subject to any otherwise applicable statutory or regulatory requirements or agreements entered into with the regulators, make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (I.E., the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

    A Tier 2 institution (I.E., one that both before and after a proposed capital distribution has net capital equal to its then-applicable minimum capital requirement but which fails to meet its fully phased-in capital requirement either before or after the distribution) may, after prior notice but without the approval of the OTS, make capital distributions of up to: (i) 75% of its net income over the most recent four quarter period if it satisfies the applicable risk-based capital standard; or (ii) 50% of its net income over the most recent four quarter period if it satisfies the applicable risk-based capital standard. In calculating an institution's permissible percentage of capital distributions, previous distributions made during the previous four quarter period must be included. Tier 2 institutions may not make capital distributions in excess of the above limitations without the prior written approval of the OTS.

    A Tier 3 institution (I.E., one that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement) may not make any capital distributions without the prior written approval of the OTS. In addition, the OTS may prohibit a proposed capital distribution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Also, an institution meeting the Tier 1 criteria which has been notified that it needs more than normal supervision will be treated as a Tier 2 or Tier 3 institution, unless the OTS deems otherwise.

    LIQUIDITY. Under applicable federal regulations, savings associations are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage of the average daily balance of the savings association's net withdrawable deposits plus short-term borrowings. Under HOLA, this liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the deposit flows of member institutions, and currently is 5%. Savings institutions also are required to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of the average daily balance of its net withdrawable deposits and short-term borrowings. After the Reorganization, the Bank will be in compliance with these liquidity requirements.

    EQUITY INVESTMENTS. The OTS has revised its risk-based capital regulation to modify the treatment of certain equity investments and to clarify the treatment of other equity investments. Equity investments that are permissible for both savings banks and national banks will no longer be deducted from savings associations' calculations of total capital over a five-year period. Instead, permissible equity investments will be placed in the 100% risk-weight category, mirroring the capital treatment prescribed for those investments when made by national banks under the regulations of the OCC. Equity investments held by savings associations that are not permissible for national banks must still be deducted from assets and total capital.

    QUALIFIED THRIFT LENDER REQUIREMENT. A federal savings bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC (including the Federal Savings and Loan Insurance Corporation) and (iii) shares of stock issued by any FHLB, the FHLMC or the FNMA. In addition, the following assets may be categorized as qualified thrift investments in an amount not to exceed 20% in the aggregate of portfolio assets:
(i) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination; (ii) investments in securities of a service corporation that derives at least 80% of its income from residential housing finance; (iii) 200% of loans and investments made to acquire, develop or construct starter homes or homes in credit needy areas (subject to certain conditions); (iv) loans for the purchase or construction of churches, schools, nursing homes and hospitals; and (v) consumer loans (in an amount up to 20% of portfolio assets). For purposes of the QTL test, the term "portfolio assets" means the savings institution's total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business, and liquid assets held by the savings institution in an amount up to 20% of its total assets.

    OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies. In order to exercise the powers granted to federally chartered savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL. After the Reorganization, the Bank will qualify as a QTL under the current test.

    LOANS TO ONE BORROWER LIMITATIONS. HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits. A savings association may make loans to one borrower in excess of such limits under one of the following circumstances: (i) for any purpose, in any amount not to exceed $500,000; or (ii) to develop domestic residential housing units, in an amount not to exceed the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, provided other conditions are satisfied. The Federal Institutions Reform, Recovery, and Enforcement Act of 1989 provided that a savings association could make loans to one borrower to finance the sale of real property acquired in satisfaction of debts previously contracted in good faith in amounts up to 50% of the savings association's unimpaired capital and unimpaired surplus. The OTS, however, has modified the third standard by limiting loans to one borrower to finance the sale of real property acquired in satisfaction of debts to 15% of unimpaired capital and surplus. That rule provides, however, that purchase money mortgages received by a savings association to finance the sale of such real property do not constitute "loans" (provided no new funds are advanced and the savings association is not placed in a more detrimental position holding the note than holding the real estate) and, therefore, are not subject to the loans to one borrower limitations.

    COMMERCIAL REAL PROPERTY LOANS.

    HOLA limits the aggregate amount of commercial real estate loans that a federal savings association may make to an amount not in excess of 400% of the savings association's capital. The Bank does not intend to make loans in excess of this limit.

    COMMUNITY REINVESTMENT. Under the Community Reinvestment Act (the "CRA") and the implementing OTS regulations, federal savings banks have a continuing and affirmative obligation to help meet the credit needs of its local community, including low and moderate-income neighborhoods, consistent with the safe and sound operation of the institution. The CRA requires the board of directors of financial institutions, such as the Bank, to adopt a CRA statement for each assessment area that, among other things, describes its efforts to help meet community credit needs and the specific types of credit that the institution is willing to extend. The regulations promulgated pursuant to CRA, contain three evaluation tests: (i) a lending test which will compare the institution's market share of loans in low-and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (ii) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions.

    Traditional approaches to compliance with the Community Reinvestment Act, as well as the applicable regulations, are premised upon the establishment of geocentrically-established physical locations and the provision of banking services to those locations. As presently written, the regulations provide no clear guidance for the establishment of CRA compliance by a bank such as the Bank, which focuses on alternative delivery systems. The Regulation does contain provisions which contemplate the adoption of a strategic CRA plan by banks who desire to establish their own specified approach to serving their community. The Bank intends to establish a CRA Strategic Plan which takes into account its unique physical structure and the delivery mechanisms it intends to utilize, and the Bank anticipates that its Strategic Plan, as adopted will be approved by OTS.

    FAIR LENDING. Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions that it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

    On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exits, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

    SAFETY AND SOUNDNESS GUIDELINES. The federal banking agencies have adopted safety and soundness regulations relating to (i) internal controls, information systems, and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth; and (vi) compensation and benefit standards for officers, directors, employees and principal shareholders. Subsequent legislation, however, required that the agencies adopt guidelines in lieu of the regulations. Such guidelines impose standards based upon an institution's asset quality and earnings. The guidelines are intended to set out standards that the agencies will use to identify and address problems at institutions before capital becomes impaired. Institutions are required to establish and maintain a system to identify problem assets and prevent deterioration of those assets in a manner commensurate with its size and the nature and scope of their operations. Furthermore, institutions must establish and maintain a system to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves in a manner commensurate with their size and the nature and scope of its operation.

    Under the guidelines, an institution not meeting one or more of the safety and soundness standards would be required to file a compliance plan with the appropriate federal banking agency. Nonetheless, in the event that an institution, such as the Bank, were to fail to submit an acceptable compliance plan or fail in any material respect to implement an accepted compliance plan within the time allowed by the agency, the institution would be required to correct the deficiency and the appropriate federal agency would also be authorized to: (i) restrict asset growth; (ii) require the institution to increase its ratio of tangible equity to assets; (iii) restrict the rates of interest that the institution may pay; or (iv) take any other action that would better carry out the purpose of the corrective action.

    POLICY ON GROWTH. It is the general policy of the OTS to ensure that asset and liability growth of federal savings banks is prudent, adequately capitalized and conducted in a manner that is consistent with safety and soundness and the interests of the insurance fund. Excessive asset growth by any institution, as determined by the OTS on the basis of the institution's management and asset quality, capital adequacy, interest rate risk profile and operating controls and procedures, is an unsafe and unsound practice. As a general rule, institutions "requiring more than normal supervision" or "subject to greater restrictions" will be permitted little to no growth under OTS policy, subject to OTS discretion and waiver authority. In addition, all institutions except those whose regulatory capital already exceeds the "fully phased-in" requirement must increase their tangible, core and total capital by the capital requirements applicable at the time to support the growth at the time the assets are increased. Institutions that meet the "fully phased-in" capital requirements must ensure that proposed growth will not cause them to fall below those requirements in the future. On a case-by-case basis, where appropriate, the OTS retains the authority and flexibility to impose more stringent growth restrictions.

    Furthermore, without the prior written approval of the OTS, any institution requiring more than normal supervision is not permitted to increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities (or earnings credited on share accounts) during the quarter. Also, under HOLA growth is prohibited by any institution not in compliance with its capital standards.


    FDIC INSURANCE OF DEPOSITS. Federal deposit insurance is required for all federally chartered savings associations. Deposits at the Bank are insured to a maximum of $100,000 for each depositor by Savings Association Insurance Fund (the "SAIF"). As a SAIF-insured institution, the Bank will be subject to regulation and supervision by the FDIC, to the extent deemed necessary by the FDIC to ensure the safety and soundness of the SAIF. The FDIC is entitled to have access to reports of examination of the Bank made by the OTS and all reports of condition filed by the Bank with the OTS. The FDIC also may require the Bank to file such additional reports as it determines to be advisable for insurance purposes.

Additionally, the FDIC may determine by regulation or order that any specific activity poses a serious threat to the SAIF and that no SAIF member may engage in the activity directly.

    Insurance premiums are paid in semiannual assessments. Under a risk-based assessment system, the FDIC is required to calculate a savings association's semiannual assessment based on (i) the probability that the insurance fund will incur a loss with respect to the institution (taking into account the institution's asset and liability concentration), (ii) the potential magnitude of any such loss, and (iii) the revenue and reserve needs of the insurance fund. The semiannual assessment imposed on the Bank may be higher depending on the SAIF revenue and expense levels, and the risk classification applied to the Bank. Effective January 1, 1998, the FDIC is required to set SAIF semiannual assessments rates in an amount sufficient to increase the reserve ratio of the SAIF to 1.25% of insured deposits over no more than a 15-year period. The FDIC also has the authority to establish a higher reserve ratio.

    The deposit insurance assessment rate was increased from 23 cents per one hundred dollars of SAIF assessable deposits (generally all insured accounts subject to certain adjustments) to an assessment rate within the range of 23 cents to 31 cents, depending on the assessment risk classification assigned to each institution. Under the risk-classification system, each SAIF member is assigned to one of three capital groups: "well capitalized," "adequately capitalized," or "less than adequately capitalized," as such terms are defined under the OTS's prompt corrective action regulation (discussed above), except that "less than adequately capitalized" includes any institution that is not well capitalized or adequately capitalized. Within each capital group, institutions are assigned to one of three supervisory subgroups--"healthy" (institutions that are financially sound with only a few minor weaknesses), "supervisory concern" (institutions with weaknesses which, if not corrected could result in significant deterioration of the institution and increased risk to the SAIF) or "substantial supervisory concern" (institutions that pose a substantial probability of loss to the SAIF unless corrective action is taken). The FDIC will place each institution into one of nine assessment risk classifications based on the institution's capital group and supervisory subgroup classification.

    Until recently, SAIF premiums had been equivalent to deposit insurance premiums paid by banks on deposits to the Bank Insurance Fund ("BIF"). Deposit insurance premiums were set to facilitate each fund's achieving its designated reserve ratios. As each fund achieves its designated reserve ratio, however, the FDIC has the authority to lower the premium assessments for that fund to a rate that would be sufficient to maintain the designated reserve ratio. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and approved lower BIF premium rates for deposit insurance by the BIF for all but the riskiest institutions. On November 14, 1995, the FDIC determined that BIF deposit insurance premiums for well capitalized banks would be further reduced to the statutory minimum of $2,000 per institution per year, effective January 1, 1996. Because the SAIF remained significantly below its designated reserve ratio, insurance premiums for assessable SAIF deposits were not reduced in either FDIC action.


    The current financial condition of the SAIF resulted in the adoption of the Deposit Insurance Funds Act of 1996 ("DIFA"), which was enacted on September 30, 1996 as part of the Omnibus Consolidated Appropriations Act. Under DIFA, a special one-time assessment of 65.7 cents per $100 of assessable SAIF deposits was collected on November 27, 1996 and applied retroactively to SAIF deposits as of March 31, 1995. DIFA provides that special assessments will be deductible under Section 162 of the Internal Revenue Code in the year in which the assessment is paid. After collection of the special assessment, it is expected that the SAIF would achieve its designated reserve ratio and SAIF premium rates would then become the same as BIF rates. DIFA further provides that BIF and SAIF are to be merged, creating the "Deposit Insurance Fund," on January 1, 1999, provided that bank and savings association charters are combined by that date. The Treasury Department is required to prepare a report to be submitted to Congress by March 31, 1997 on the development of a common charter for all insured depository institutions. See
"--Supervision and Regulation--Elimination of Federal Savings Charter."

    DIFA further assesses premiums for Financing Corporation Bond debt service ("FICO"). Beginning January 1, 1997, FICO premiums for BIF and SAIF were set at
1.3 and 6.4 basis points, respectively. Full pro rata sharing of FICO will begin no later than January 1, 2000.

    Effective January 1, 1997, SAIF members have the same risk-based assessment schedule as BIF members, which is 0 to 27 cents per $100 of deposits. FICO assessments of 1.3 cents for BIF deposits and 6.4 cents for SAIF deposits will be added to the BIF-assessable base and SAIF-assessable base, respectively, until December 31, 1999. Thereafter, approximately 2.4 cents would be added to each regular assessment for all insured depositors, thereby achieving full pro rata FICO sharing.

    The SAIF-assessable base previously was assessed at a rate of 23 to 31 basis points for the fourth quarter as part of the regular annual deposit insurance assessment. Following the adoption of DIFA, the special assessment was booked as an asset by the FDIC effective October 1, 1996, fully capitalizing SAIF as of that date. Consequently, the proposed regular assessment rate for SAIF-member savings associations has been lowered retroactively to 18 to 27 basis points effective October 1, 1996, which represents the amount necessary to cover FICO obligations.

    Until January 1, 1997, under the FDIC's interpretation of existing law, FICO payments could be met only from assessments on SAIF-member savings associations. Any overpayment of fourth quarter assessments from such institutions, estimated at approximately 1.25 cents per $100 of deposits, was refunded or credited, with interest, using regular quarterly payment procedures.

    The federal banking agencies are required to take action to prevent insured institutions from facilitating or encouraging the shifting of SAIF deposits to BIF deposits for purposes of evading the assessments imposed on SAIF-assessable deposits.

    Insurance of deposits may be terminated by the FDIC after notice and hearing, upon a finding by the FDIC that the savings association has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, rule, regulation, order or condition imposed by, or written agreement with, the FDIC. Additionally, if insurance termination proceedings are initiated against a savings association, the FDIC may temporarily suspend insurance on new deposits received by an institution under certain circumstances.

    FEDERAL HOME LOAN BANK SYSTEM. The FHLB System consists of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board (the "FHFB"). The FHLBs provide a central credit facility for member savings associations. After the Reorganization, the Bank will be a member of the FHLB of Atlanta and will be required to own shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate principal amount of unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 1/20 of their advances (borrowings) from the FHLB, whichever is greater. The maximum amount that the FHLB of Atlanta will advance fluctuates from time to time in accordance with changes in policies of the FHFB and the FHLB of Atlanta, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of FHLB advances that a savings association may obtain will be restricted in the event the institution fails to constitute a QTL.


    FEDERAL RESERVE SYSTEM. The Federal Reserve has adopted regulations that require savings associations to maintain nonearning reserves against their transaction accounts (primarily NOW and regular checking accounts). After the Reorganization, the Bank will be in compliance with these requirements. These reserves may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Bank's interest-earning assets.



    Savings institutions also have the authority to borrow from the Federal Reserve "discount window." Federal Reserve regulations, however, require savings associations to exhaust all FHLB sources before borrowing from a Federal Reserve bank.

    The Federal Reserve also has adopted regulations to implement the Electronic Funds Transfer Act ("EFTA"), the basic framework establishing rights, liabilities and responsibilities of participants in electronic funds transfer systems. The Bank's proposed banking activities over the Internet would be as electronic funds transfers. The Federal Reserve has proposed amending its regulations implementing the EFTA in order to simplify the burdens that the EFTA places on financial institutions. Although most of the regulatory provisions remain unchanged, the Federal Reserve Board has proposed raising the asset-size test for the small-institution exemption from $25 million to $100 million in assets. Under the small institution exemption pre-authorized transfers are exempt from the EFTA and the regulations promulgated thereunder. All other electronic fund transfers, however, remain subject to the EFTA. The Bank will qualify as a small institution under the proposed amendment and will remain eligible for the small institution exemption until one-year from the end of the calendar year in which its assets exceeded $100 million.



    RESTRICTIONS ON MANAGEMENT INTERLOCKS. The Bank will also be subject to the restrictions of the Depository Institution Management Interlocks Act ("DIMIA"), which is intended to foster competition among depository institutions by prohibiting a management official from serving two nonaffiliated depository organizations (holding companies or institutions) in situations where the management interlock likely would have an anticompetitive effect. Under DIMIA, management officials, including directors and executive officers, are precluded from serving as a management official of a depository organization at the same time they are serving as a management official of an unaffiliated organization, if the depository organizations (or institution subsidiary thereof) are in the same community or have offices in the same relevant metropolitan statistical area ("RMSA") and each depository organization has total assets of $20 million or more. A management official of a depository organization with assets exceeding $2.5 billion may not serve at the same time as a management official of an unaffiliated depository organization with total assets exceeding $1.5 billion, regardless of the location of the two depository organizations.


    Interlocking relationships permitted by DIMIA include institutions under receivership, conservatorship, liquidation, or which are to be closed or in danger of being closed, for the 5-year period following the acquisition of a failed institution, organizations that do not conduct business within the United States except as incident to activities outside of the United States and for management officials of diversified savings and loan holding companies. Other interlocking relationships are permitted for specified time periods by agency order, if one of the organizations is located or is to be located in a low-income or other economically depressed area, or is controlled or managed by persons who are members of minority groups or by women, or is a newly-chartered organization and the interlocking relationship is necessary to provide management or operating expertise to the newly created organization, or if one of the organizations faces conditions endangering the organizations safety and soundness.

    The OTS, along with the other federal banking agencies, recently proposed amendments to the regulations implementing DIMIA that would narrow the circumstances under which an exception could be granted by agency order. Such changes were required to implement changes to DIMIA that were adopted in the Riegle Community Development and Regulatory Improvement Act of 1994, and will require that persons seeking an exemption meet either a "regulatory standards exemption" or a "management consignment exemption." Agency approval under the regulatory standards exemption will require that an institution certify that it has undertaken reasonable efforts to locate any other qualified candidates who are not prohibited from service under DIMIA. Agencies will not object to such an interlock if it involves institutions that, if merged, would not trigger a challenge from the agencies on anticompetitive grounds, as measured under the Herfindahl-Hirschman Index. The management consignment exemption is permissible if the management official will strengthen either a newly chartered institution (defined as charted for less than two years from the date of filing for the exemption) or an institution that is an unsafe or unsound condition.

    Mack I. Whittle, Jr. is the President and Chief Executive Officer of Carolina First and is a director of Carolina First and CFB. Mr. Whittle will serve as a director of the Company upon consummation of this

Offering. The Company, Carolina First and CFB believe that no violation of DIMIA exists since CFB is deemed to control the Bank for federal regulatory purposes.


    TRANSACTIONS WITH AFFILIATES RESTRICTIONS. Transactions engaged in by a savings association or one of its subsidiaries with affiliates of the savings association generally are subject to the affiliate transaction restrictions contained in Sections 23A and 23B of the Federal Reserve Act in the same manner and to the same extent as such restrictions apply to transactions engaged in by a member bank or one of its subsidiaries with affiliates of the member bank.
Section 23A of the Federal Reserve Act imposes both quantitative and qualitative restrictions on transactions engaged in by a member bank or one of its subsidiaries with an affiliate, while Section 23B of the Federal Reserve Act requires, among other things that all transactions with affiliates be on terms substantially the same, and at least as favorable to the member bank or its subsidiary, as the terms that would apply to, or would be offered in, a comparable transaction with an unaffiliated party. Exemptions from, and waivers of, the provisions of Sections 23A and 23B of the Federal Reserve Act may be granted only by the Federal Reserve. The HOLA and OTS regulations promulgated thereunder contain other restrictions on loans and extension of credit to affiliates, and the OTS is authorized to impose additional restrictions on transactions with affiliates if it determines such restrictions are necessary to ensure the safety and soundness of any savings association. Current OTS regulations are similar to Sections 23A and 23B of the Federal Reserve Act.


    The Company anticipates that CFB will continue to provide the Company with various resources on an arms-length basis. In addition to purchasing various services from CFB from time to time, the Company may also purchase selected loans from CFB as well as other financial institutions. As a matter of Company policy, any transaction with CFB must be approved by a majority of the directors of the Company not affiliated with CFB.

    FUTURE REQUIREMENTS. Statutes and regulations are regularly introduced which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.

    ELIMINATION OF FEDERAL SAVINGS ASSOCIATION CHARTER

    Legislation has been introduced that would eliminate the federal savings association charter. If such legislation is enacted, the Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter. Pending legislation also may provide relief as to recapture of the bad debt deduction for federal tax purposes that otherwise would be applicable if the Bank converted its charter, provided that the Bank meets a proposed residential loan origination requirement. Various legislative proposals also may result in the restructuring of federal regulatory oversight, including, for example, consolidation of the OTS into another agency, or creation of a new Federal banking agency to replace the various agencies which presently exist. The Bank is unable to predict whether such legislation will be enacted or, if enacted, whether it will contain relief as to bad debt deductions previously taken.

PROPERTY


    The Company entered into a Lease Agreement (the "Lease"), dated as of June 18, 1996, amended as of December 12, 1996, with The Griffin Company (the "Landlord"), pursuant to which the Company leases approximately 2,100 square feet of office space for its principal executive offices in Atlanta, Georgia. The monthly rental rate is $2,975, subject to annual adjustment in accordance with the CONSUMER PRICE INDEX FOR THE UNITED STATES FOR ALL CONSUMERS. The monthly rental rate cannot be increased by less than 4% or more than 10% from the prior year's rental rate.


    The Lease expires on June 30, 1999. The Company has the right to renew the lease for an additional two-year term under the same terms and at the then current rental rate, as adjusted in accordance with the terms of the Lease. Additionally, the Company has the right to terminate the lease on December 31, 1997 by giving notice to the Landlord and paying a penalty in the amount of eight times the then current monthly rental rate.

EMPLOYEES


    As of April 1, 1997, the Company had 15 full-time employees and no part-time employees. Management expects to hire a Chief Technology Officer in the second or third quarter of 1997 and additional personnel at a rate commensurate with the Company's growth following completion of the Reorganization and the Offering. The Company's employees are not parties to a collective bargaining agreement, and management believes its relationship with employees is good.


LEGAL PROCEEDINGS

    Neither the Company nor the Bank is a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information regarding the directors and executive officers of the Company. T. Stephen Johnson and Donald S. Shapleigh, Jr. have served as directors since the Company's inception in February 1996. The other directors listed below were elected to the Board on April 23, 1997.



NAME                             AGE                                         POSITION
---------------------------      ---      -------------------------------------------------------------------------------
T. Stephen Johnson                   47   Chairman of the Board
D. R. Grimes                         50   Vice Chairman, Chief Executive Officer and Director
Donald S. Shapleigh, Jr.             49   President, Chief Operating Officer and Director
Robert E. Bowers                     40   Chief Financial Officer and Director
Belinda L. Morgan                    50   Operations Officer
Ward H. Clegg                        45   Director
J. Stephen Heard                     54   Director
Robin C. Kelton                      62   Director
John T. Moore                        47   Director
Thomas H. Muller, Jr.                55   Director
W. James Stokes                      38   Director
Mack I. Whittle, Jr.                 48   Director



    The Board of Directors is divided into three classes. Class I directors (Messrs. Grimes, Johnson and Whittle) will serve an initial term expiring at the 1998 Annual Meeting of Shareholders; Class II directors (Messrs. Bowers, Clegg, Heard and Stokes) will serve an initial term expiring at the 1999 Annual Meeting of Shareholders; and Class III directors (Messrs. Kelton, Moore, Muller and Shapleigh) will serve an initial term expiring at the 2000 Annual Meeting of Shareholders. Thereafter, the members of each class will be elected for a three-year term. In addition, CFB has the right to nominate four directors. The right expires upon the initial appointment of the nominated director or a director elected in opposition to the nominee. Pursuant to this right, CFB nominated Messrs. Clegg, Moore and Whittle as directors and retains the right to nominate one additional director in the future.


    T. STEPHEN JOHNSON is President of TSJ&A, a bank consulting firm located in Roswell, Georgia. The firm specializes in mergers, acquisitions and regulatory consulting. TSJ&A has served as advisor and consultant in the formation of approximately 70 banks in the southeastern United States. Mr. Johnson served in a management capacity for two large Atlanta banks before forming TSJ&A in 1987. Mr. Johnson also serves as Chairman and Founder of the Southeast Bank Fund, Inc., a privately held corporation that invests in the stock of banks located in the Southeast ("Southeast Bank Fund"). In addition, he is principal owner of Bank Assets Inc., a provider of benefit programs for directors and officers of banks.


    D. R. GRIMES has served as Vice Chairman and Chief Executive Officer of the Company since January 1997. From March 1996 to January 1997, he was an independent management consultant, and from 1978 to March 1996, he served in various capacities with Servantis Systems, Inc., which provides electronic funds transfer and home banking software to the financial services industry, including Executive Vice President of Technology and Chief Information Officer (1995-1996); Executive Vice President of Technology and Marketing (1993-1995); President, Treasury Products Division (1994); and President, Financial Products Division (1988-1993).


    DONALD S. SHAPLEIGH, JR. has served as President of the Company and the Bank since January 1996. He has also served as a director of the Company since its incorporation. Mr. Shapleigh has been involved in banking since 1971, having spent 23 years in various senior positions with Bank South, N.A. and SouthTrust Bank. From November 1994 to December 1995, Mr. Shapleigh served as Director of Sales for Creative

Solutions Group/A BISYS Company, an Atlanta-based company that sells its patented automated voice response technology to retail financial service companies.


    ROBERT E. BOWERS has served as Chief Financial Officer of the Company since February 18, 1997. Prior to joining the Company, Mr. Bowers was the Chief Financial Officer of CheckFree Corporation, which provides electronic bill payment processing for the financial services industry, from January 1996 through August 1996. From September 1984 until January 1996, he served as the Chief Financial Officer and a director of Servantis Systems, Inc., which provides electronic funds transfer and home banking software to the financial services industry. His experience includes initial public offerings, strategic business planning and investor relations.


    BELINDA L. MORGAN has served as Operations Officer of the Company and the Bank since June 1996. From 1965 to 1995, she was employed by Bank South, Atlanta, Georgia, and its predecessors in various management capacities, including Programming and Product Development Manager, Operations Director and General Manager of Operations and Technology. From June 1995 to May 1996, she served as an independent consultant in the area of bank operations.

    WARD H. CLEGG has served as a director of Resource BancShares Corporation ("Resource Bancshares") since September 1986. Resource Bancshares is the owner of specialty assets companies that engage in commercial mortgage banking, credit card transaction processing and origination and small ticket equipment leasing. He also works with Carolina First (the holding company for CFB) on a consulting basis.

    J. STEPHEN HEARD has served as President of Heard Systems, Inc., which provides information systems consulting services and Scrip ATM Services to the retail industry, since January 1, 1994. In 1995 he retired from IBM after a 30-year career in marketing, sales and systems engineering.


    ROBIN C. KELTON is Chairman of Kelton International Ltd. ("Kelton International"), an investment banking firm formed in January 1996 specializing in the banking and insurance industries. Mr. Kelton is a founder and former Chairman and Chief Executive Officer of Fox-Pitt, Kelton Ltd. and the Fox-Pitt, Kelton Group, and President of Fox-Pitt, Kelton, Inc. These companies were formed in 1970 and comprise an international investment banking and brokerage group based in London and New York.


    JOHN T. MOORE has practiced law in Columbia, South Carolina since 1975 and has been a partner in the law firm of Nelson Mullins Riley & Scarborough, LLP since 1982. His practice is concentrated in the area of debtor and creditor rights and creditor regulatory compliance issues.

    THOMAS H. MULLER, JR. has served as the Chief Financial Officer of SpectRx, Inc., a medical device company since December 1996. Mr. Muller has also served as President of Muller & Associates, a firm providing financial management services to entrepreneurial enterprises, since 1992 and Chief Financial Officer of Nurse On Call, Inc., a healthcare software company, from 1993 to 1996. From 1993 to 1995, Mr. Muller also served as Chief Financial Officer of Amstell, Inc., a beverage manufacturing and marketing company. From 1991 to 1992, Mr. Muller served as Chief Financial Officer of HBO & Company, a leading healthcare information systems company.

    W. JAMES STOKES has served as Senior Vice President of TSJ&A since 1987. He serves as Head of Analysis, with a focus on mergers and acquisitions, stock valuations, fairness opinions and regulatory assistance. Mr. Stokes also serves as the Chief Analyst for Southeast Bank Fund.

    MACK I. WHITTLE, JR. has served as President and Chief Executive Officer of Carolina First since 1986. Mr. Whittle is also a director of Carolina First and CFB. Mr. Whittle began his banking career in 1969 with Bankers Trust of South Carolina. From 1969 to 1986, he served in several capacities including Trust Officer, Vice President of Commercial Business Development, City Executive for Myrtle Beach, and Senior Vice President and Regional Officer. In January 1986, Bankers Trust of South Carolina merged with NCNB Corp. Mr. Whittle resigned from NCNB Corp. in May 1986 to form Carolina First.

COMMITTEES OF THE BOARD OF DIRECTORS

    Prior to the consummation of this Offering, the Board of Directors will establish a Compensation Committee. The Compensation Committee will establish remuneration levels for officers of the Company, review management organization and development, review significant employee benefit programs and establish and administer executive compensation programs.

    Prior to the consummation of this Offering, the Board of Directors will establish an Audit Committee. The Audit Committee will recommend to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approve any special assignments given to such accountants. The Audit Committee will also review the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

DIRECTOR COMPENSATION

    Directors of the Company do not receive any fees or other compensation for their services as directors. The Company may reimburse directors for reasonable expenses incurred in connection with attending meetings of the Board of Directors.


    The Company has paid $67,032 in consulting fees to Mr. Clegg for technological consulting services. Mr. Clegg will continue to perform these services in the future and will be paid on a project-by-project basis. Management believes the Company has obtained Mr. Clegg's consulting services on terms that are no less favorable than those that could have been obtained from an unaffiliated third party.


EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer from the Company's incorporation on February 20, 1996 through December 31, 1996. D. R. Grimes became Chief Executive Officer of the Company on January 5, 1997. Prior to that time Donald S. Shapleigh, Jr. served as Chief Executive Officer of the Company. No other officer of the Company received annual compensation in excess of $100,000. Mr. Shapleigh did not receive or hold any stock options or other long-term incentives during that period. In November 1996, Mr. Grimes received nonqualified stock options to purchase 16,563 shares of the Company's Common Stock.

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                                                            COMPENSATION(2)
                                                                    ANNUAL COMPENSATION(1)  ----------------
                                                                                               SECURITIES
                      NAME AND                                      ----------------------     UNDERLYING        ALL OTHER
                 PRINCIPAL POSITION                    FISCAL YEAR  SALARY($)    BONUS($)   OPTIONS/SARS(#)   COMPENSATION($)
-----------------------------------------------------  -----------  ----------  ----------  ----------------  ----------------
Donald S. Shapleigh, Jr.                                     1996       82,284      --             --                --
  President and Chief Executive Officer(3)


------------------------

(1) Information with respect to certain perquisites and other personal benefits has been omitted because the aggregate value of such items does not meet the minimum amount required for disclosure under SEC regulations.

(2) The Company has not awarded any restricted stock or long-term incentives other than stock options. Accordingly, columns relating to such awards have been omitted.

(3) Mr. Shapleigh, the Company's President and Chief Operating Officer, also served as Chief Executive Officer until January 1997.

STOCK INCENTIVE PLAN

    The Board of Directors has reserved 397,500 shares of Common Stock for issuance pursuant to awards that may be made under the Company's 1996 Stock Incentive Plan. The term of the Plan is indefinite.

    Awards under the Plan are determined by a committee of no less than two members of the Board of Directors (the "Committee"), the members of which are selected by the Board of Directors. Committee members satisfy the criteria required for "non-employee directors" set forth in Rule 16b-3, under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. Rules, regulations and interpretations necessary for the ongoing administration of the Plan are made by the Committee.

    Key employees, officers, directors and consultants of the Company or an affiliate are eligible for awards under the Plan. The Plan permits the Committee to make awards of shares of Common Stock, awards of derivative securities related to the value of the Common Stock and certain cash awards to eligible persons. These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of eligible persons. The Plan permits the Committee to make awards of a variety of equity-based incentives, including (but not limited to) stock awards, options to purchase shares of Common Stock and to sell shares of Common Stock back to the Company, stock appreciation rights, so-called "cash-out" or "limited stock appreciation rights" (which the Committee may make exercisable in the event of certain changes in control of the Company or other events), phantom shares, performance incentive rights, dividend equivalent rights and similar rights (hereinafter, "Stock Incentives"). The number of shares of Common Stock as to which a Stock Incentive is granted and to whom any Stock Incentive is granted is determined by the Committee, subject to the provisions of the Plan. Stock Incentives issuable may be made exercisable or settled at such prices and may be made terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the Plan.

    The Committee has the discretion to allow a Stock Incentive to be settled in various ways, depending upon the type of Stock Incentive, including payment in cash, payment by the delivery of previously-owned shares of Common Stock, payment through a cashless exercise executed through a broker or payment by having withheld a number of shares of Common Stock otherwise issuable pursuant to the Stock Incentive. The terms of particular Stock Incentives may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with respect to the Company and any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of the Company. Stock Incentives may also include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Committee's discretion, Stock Incentives that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive agreement and to the provisions of the Plan. Stock Incentives generally shall not be transferable or assignable during a holder's lifetime. The Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive. Delivery of any shares of Common Stock issuable pursuant to the Plan may be conditioned upon compliance with available exemptions from registration under applicable federal and state securities laws.

    The maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any fiscal year of the Company as to any eligible employee shall not exceed 100,000, to the extent required by Section 162(m) of the Internal Revenue Code for the grant to qualify as qualified performance-based compensation.

    The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Stock Incentives or to which a Stock Incentive is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event, effected without the receipt of consideration. In the event of certain corporate reorganizations and similar events, Stock Incentives may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the Plan or the applicable Stock Incentive agreement.

    Although the Plan may be amended or terminated by the Board of Directors without shareholder approval, the Board of Directors also may condition any such amendment or termination upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws.

    A total of 354,438 options have been granted under the Plan. The following directors and executive officers of the Company have been granted options with the following terms:


                                                                      TYPE OF       SHARES SUBJECT     EXERCISE
NAME                                                                 OPTION(1)         TO OPTION         PRICE
----------------------------------------------------------------  ----------------  ---------------  -------------
D. R. Grimes....................................................  Nonqualified            82,812       $    1.21
D. R. Grimes....................................................  Incentive               66,250       $   10.00
Robert E. Bowers................................................  Nonqualified            57,969       $    1.21
Robert E. Bowers................................................  Incentive               57,969       $   10.00
Donald S. Shapleigh, Jr.........................................  Incentive               49,687       $   10.00
Belinda L. Morgan...............................................  Incentive               16,563       $    3.62


------------------------


(1) Incentive stock options vest in equal one-third annual increments beginning on the first anniversary of the grant date, provided, however, that vesting accelerates on certain profitability conditions. Nonqualified stock options vest in equal one-third annual increments beginning on the first anniversary of the grant date, the completion of a recapitalization (including a public offering) or a change in control of the Company, whichever is first to occur.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    The Company's Board of Directors set the compensation of the Company's executive officers from the Company's inception until April 22, 1997, when the Board delegated that function to the Compensation Committee of the Board of Directors. Until that time, the Company's Board of Directors consisted of Messrs. Johnson and Shapleigh and Mary E. Johnson.

    T. Stephen Johnson is the Chairman of the Board of Directors of the Company and the President of TSJ&A. W. James Stokes is a director of the Company and a Senior Vice President of TSJ&A. TSJ&A provides certain operating services to the Company such as management, consulting, regulatory and accounting services, as well as office space and clerical support. TSJ&A expects to incur approximately $500,000 in expenses as a result of providing such operating services. Management believes the Company has obtained these services on terms no less favorable than could be obtained from an unaffiliated third party. The Company intends to reimburse TSJ&A with a portion of the net proceeds of the Offering and plans to continue to utilize TSJ&A's services on the same terms after the Offering.



    Mr. Shapleigh has served as President of the Company since February 1996.

                              CERTAIN TRANSACTIONS


    The Bank has been operated as a service of CFB pursuant to the terms of the Operation Agreement. The Operation Agreement provides that CFB will operate the Bank as a service of CFB under the trade name "Atlanta Internet Bank" and that the operations of the Bank will be managed by the Company. CFB agreed to provide funding for the reasonable expenses and operations of the Bank up to the amount of $1,325,985 or until July 31, 1997, whichever is first to occur. CFB will be reimbursed for these expenses from the net proceeds of the Offering.



    Simultaneously with the consummation of the Offering, CFB will transfer the assets and liabilities relating to the operations of the Bank to the Company's newly acquired federal savings bank subsidiary. In consideration for the transfer and for operating the Bank as a service of CFB, the Company will pay $1.00 to CFB and will issue 1,325,000 shares of the Company's Common Stock to CFB. The Common Stock issued to CFB has been valued at $3,840,000 based on the appraised fair market value of the Common Stock on the date of the Agreement.



    Upon completion of the transfer of the assets and liabilities of the Bank as contemplated by the Operation Agreement, CFB will pay to the Bank 100% of the total amount of deposits with the Bank, less the sum of: (i) all cash items;
(ii) net interest income based upon the Bank's cost of deposits and interest income allocated by CFB to the Bank's operations, which is not expected to exceed a cost of $200,000; (iii) unreimbursed reasonable expenses (including the funding advanced by CFB) under the terms of the Operation Agreement to the extent not reflected in (ii) above not expected to exceed $1,500,000; and (iv) the net book value of loans issued by the Bank. The only unreimbursed expenses incurred or to be incurred by CFB from its operation of the Bank consist of $31,232 in contributed services from an affiliate that the Company recorded as additional paid-in capital in fiscal 1996.



    The Operation Agreement gives CFB the right to nominate four directors to the Company's Board of Directors. The right expires upon the initial appointment of the nominated director or a director elected in opposition to the nominee. Pursuant to this right, CFB nominated three of the Company's current directors and retains the right to nominate one additional director in the future. Of the three CFB nominees currently serving as directors, one has a term expiring in 1998, one has a term expiring in 1999 and one has a term expiring in 2000. Upon completion of the Offering, CFB will beneficially own 1,325,000 shares, or 23.5%, of the outstanding Common Stock of the Company. The Company and CFB intend to maintain a normal correspondent relationship following the consummation of the Reorganization and the Offering. Correspondent services and transactions, which are expected to include purchases by the Company of loans and loan participations, will be on terms no less favorable than could be obtained from an unaffiliated third party for comparable transactions and approved by a majority of the Company's directors who are not affiliated with CFB.



    The Company intends to pay up to $450,000 of the net proceeds of the Offering as bonuses to certain officers and employees upon completion of the Offering. Mr. Grimes will receive a bonus of $250,000 and Mr. Bowers will receive a bonus of $100,000. Other bonus payments have not yet been determined. The bonuses are not part of a formal compensation program adopted by the Company, but are instead being issued based on the Board's subjective evaluation of individual contributions to the Company's performance.



    See "Management--Compensation Committee Interlocks and Insider Participation" and "--Director Compensation" for a description of other transactions between the Company and its affiliates.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 24, 1997 and adjusted to reflect the sale of the shares offered hereby, by (i) each director and director nominee; (ii) each executive officer; (iii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company; and (iv) all of the directors and executive officers as a group. Unless otherwise specified, each shareholder has sole voting and investment power with respect to the indicated shares and the address of each shareholder is the same as the address of the Company.



                                                                                            SHARES BENEFICIALLY OWNED
                                                                                       ------------------------------------
                                                                                                           PERCENT
                                                                                                   ------------------------
                                                                                                    PRIOR TO       AFTER
NAME OF BENEFICIAL OWNER                                                                 NUMBER     OFFERING     OFFERING
-------------------------------------------------------------------------------------  ----------  -----------  -----------
      (i)  Directors and Director Nominees
           Robert E. Bowers(1)(2)....................................................      57,969         4.3          1.0
           Ward H. Clegg.............................................................      49,688         3.9          0.9
           D. R. Grimes(1)(2)........................................................      82,812         6.1          1.4
           J. Stephen Heard..........................................................       9,938         0.8          0.2
           T. Stephen Johnson(3).....................................................     292,593        22.9          5.2
           Robin C. Kelton...........................................................     142,438        11.1          2.5
           John T. Moore.............................................................       9,938         0.8          0.2
           Thomas H. Muller, Jr......................................................       9,938         0.8          0.2
           Donald S. Shapleigh, Jr.(1)...............................................      66,250         5.2          1.2
           W. James Stokes...........................................................      33,125         2.6          0.6
           Mack I. Whittle(4)........................................................           0         0.0         23.5
     (ii)  Non-Director, Executive Officer
           Belinda L. Morgan.........................................................      16,563         1.3          0.3
    (iii)  Non-Directors, 5% Beneficial Owners
           Carolina First Bank(5)....................................................           0         0.0         23.5
           Mary E. Johnson(6)........................................................     292,593        22.9          5.2
           Edward J. Sebastian(7)....................................................     292,593        22.9          5.2
     (iv)  All Executive Officers and Directors as a Group (12 persons)..............     771,252        54.3         36.2


------------------------

(1) Mr. Bowers, Mr. Grimes and Mr. Shapleigh are also executive officers of the Company.

(2) Includes outstanding options for executive officers as follows:


       D. R. Grimes               82,812
       Robert E. Bowers           57,969



(3) Includes 146,280 shares owned of record by Mr. Johnson's spouse, Mary E. Johnson.



(4) Mr. Whittle serves as Chairman of the Board of CFB. As a result, he may be deemed to beneficially own any shares owned by CFB. See Note (5).



(5) Carolina First Bank is located at 102 South Main Street, Greenville, South Carolina 29601. Although CFB does not presently own any shares of Common Stock, it will own 1,325,000 shares (representing 23.5%) of the Common Stock outstanding after the Offering and the Reorganization. In addition, the Underwriters' over-allotment option is exercised, CFB (the "Selling Shareholder") will sell 150,000 shares of Common Stock in the Offering. In such event, CFB will beneficially own 1,175,000 shares of Common Stock after the Offering, representing approximately 19.3% of the then-outstanding Common Stock.



(6) Includes 146,313 shares owned of record by Ms. Johnson's spouse, T. Stephen Johnson.


(7) Includes 146,280 shares owned of record by Mr. Sebastian's spouse. Mr. Sebastian disclaims beneficial ownership of such shares. Mr. Sebastian's address is 1901 Main Street, Suite 620, Columbia, South Carolina 29201.

                          DESCRIPTION OF CAPITAL STOCK


    The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, no par value. As of April 23, 1997, there were 1,279,156 shares of Common Stock outstanding held by 29 holders of record. The following summary is qualified by reference to the Amended and Restated Articles of Incorporation (the "Articles") and Bylaws (the "Bylaws") of the Company, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of the holders of Common Stock and do not have cumulative voting rights. The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding-up of the Company, to share ratably in all assets available for distribution.

PREFERRED STOCK

    The authorized Preferred Stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue any series or class of Preferred Stock.

SPECIAL MEETINGS OF SHAREHOLDERS

    The Bylaws of the Company provide that special meetings of the shareholders may be called at any time for any purpose by the Chief Executive Officer or by the presiding officer of the Board. Either the Chief Executive Officer or the Secretary of the Company is required to call a special meeting when (i) requested in writing by any two or more of the directors; or (ii) requested in writing by shareholders owning shares representing at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such meeting.

SUPERMAJORITY APPROVAL OF CERTAIN TRANSACTIONS

    The Articles require the affirmative vote of the holders of two-thirds of the voting stock to approve certain mergers, share exchanges and dispositions of the assets of the Company unless at least two-thirds of the members of the Board of Directors approve the proposed transaction. If such approval by the Board of Directors is obtained, approval by the vote of a majority of the outstanding shares entitled to vote is required. This provision may tend to discourage attempts by third parties to acquire the Company in a hostile takeover effort. It may also permit a minority of directors and shareholders to prevent a business combination regardless of the terms of the proposed transaction.

CLASSIFIED BOARD AND REMOVAL OF DIRECTORS

    The Articles also provide that the Board of Directors will be divided into three classes serving staggered three-year terms and that a director may only be removed by the vote of two-thirds of the outstanding shares entitled to vote in an election of directors. These provisions could enable a minority of the Company's shareholders to prevent the removal of a director sought to be removed by a majority of the shareholders and may tend to enhance management's ability to retain control over the Company's affairs and to preserve the director's present position on the Board.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of the Company contain certain indemnification provisions providing that directors, officers, and employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

    When a case or dispute is not ultimately determined on its merits (I.E., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

    The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "--Limitation of Liability".

    The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

    Management is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

LIMITATION OF LIABILITY

    Article X of the Company's Articles, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles do not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

    Article X was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article X was included in the Company's Articles to encourage qualified individuals to serve and remain as directors of the Company. Article X was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. The Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The Board of Directors believes that Article X will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 5,645,562 shares of Common Stock outstanding. The shares sold in this Offering will be freely tradeable without restriction or further registration, except for shares owned by "affiliates" of the Company as such term is defined under the Securities Act) which may be sold subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 2,645,562 outstanding shares constitute "restricted securities" within the meaning of Rule 144. Such shares must be held for one year before they may be resold pursuant to Rule 144, unless the resale of such shares is made pursuant to an effective registration statement under the Securities Act or another exemption from registration is available.

    Generally, Rule 144 provides that beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" securities for at least one year, including a person who may be deemed an "affiliate" of the Company, as the term "affiliate" is defined under the Securities Act, is entitled to sell in "broker's transactions" or in transactions directly with a "market maker," within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on any national securities exchange and/or over-the-counter market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company would be entitled to sell such shares under Rule 144 without regard to the volume, public information, manner of sale or notice provisions and limitations described above, once a period of at least two years had elapsed since the later of the date the shares were acquired from the Company or from an "affiliate" of the Company.

    There are currently outstanding options to purchase 354,438 shares of Common Stock under the Company's 1996 Stock Incentive Plan. After this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock issuable upon exercise of such options. Accordingly, such shares will be freely tradeable by holders who are not affiliates of the Company and, subject to the volume and manner of sale limitations of Rule 144, by holders who are affiliates of the Company.

    Prior to this Offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters named below (the "Underwriting Agreement"), the Company has agreed to sell to each of such Underwriters named below, and each of such Underwriters, for whom Morgan Keegan & Company, Inc. and Interstate/Johnson Lane Corporation are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below.

                                                                           NUMBER OF SHARES OF
UNDERWRITER                                                                   COMMON STOCK
-------------------------------------------------------------------------  -------------------
Morgan Keegan & Company, Inc.............................................
Interstate/Johnson Lane Corporation......................................

                                                                                ----------
    Total................................................................        3,000,000
                                                                                ----------
                                                                                ----------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $         per share. The Underwriters may allow, and
such dealers may allow, a concession not in excess of $         per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company and the Selling Shareholder have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 300,000 and 150,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. If the Underwriters exercise their overallotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the table above, bears to the 3,000,000 shares of Common Stock.


    The Company and all of its officers, directors and existing shareholders have agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days (one year with respect to CFB) after the date of the Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than, with respect to the Company, pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock without the prior consent of the representatives.


    The representatives of the Underwriters have informed the Company that the Underwriters do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

    Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be negotiated between the Company and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the history of, and prospects for, the industry in which the Company operates, the price earnings multiples of publicly traded common stocks of comparable companies, the cash flow and earnings of the Company and comparable companies in recent periods and the Company's business potential and cash flow and earnings prospects.

    The Company and the Selling Shareholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. The validity of the shares of Common Stock offered hereby will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS


    The financial statements as of December 31, 1996 and for the period February 20, 1996 (Date of Incorporation) to December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein in this Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION


    The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the offer and sale of Common Stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contract, agreement or document. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. This Registration Statement was filed with the Commission electronically. The Commission maintains a site on the World Wide Web that contains documents filed with the Commission electronically. The address of such site is http://www.sec.gov, and the Registration Statement may be inspected at such site. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement.


    The Company and its organizers have filed or will file various applications with the OTS and the Federal Reserve. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the OTS and the Federal Reserve, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

    The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by the Commission and by Rule 80-6-1-.05 of the Department of Banking. The Company also intends to furnish its shareholders with quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year. The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of Net.B@nk, Inc.:

    We have audited the accompanying balance sheet of Net.B@nk, Inc. (the "Company") (a development stage enterprise) as of December 31, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the period from February 20, 1996 (date of incorporation) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and the results of its operations and its cash flows for the period from February 20, 1996 (date of incorporation) to December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Atlanta, Georgia

March 18, 1997

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                                 BALANCE SHEETS



                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      -------------    MARCH 31,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........................................................  $     768,666  $     194,668
  License agreements--current.......................................................        155,600        133,378
  Other assets--current.............................................................        109,833        270,468
                                                                                      -------------  -------------
    Total current assets............................................................      1,034,099        598,514

LICENSE AGREEMENTS..................................................................         46,366         30,306

FURNITURE AND EQUIPMENT--Net........................................................        165,984        149,622
                                                                                      -------------  -------------
                                                                                      $   1,246,449  $     778,442
                                                                                      -------------  -------------
                                                                                      -------------  -------------

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Amounts due to affiliate..........................................................  $     883,606  $   1,197,007
  Other payables and accrued liabilities............................................        748,916        860,066
                                                                                      -------------  -------------
    Total current liabilities.......................................................      1,632,522      2,057,073
                                                                                      -------------  -------------
                                                                                      -------------  -------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
  Preferred stock, no par (10,000,000 shares authorized, none outstanding)..........       --             --
  Common stock, $.01 par (100,000,000 shares authorized, 1,249,342 and 1,269,218
    shares issued and outstanding)..................................................         12,493         12,692
  Additional paid-in capital........................................................      1,069,088      1,307,929
  Common stock subscribed (1,354,814 and 1,334,938 shares)..........................      3,844,185      3,841,395
  Stock subscriptions receivable (29,814 and 9,938 shares)..........................         (4,185)        (1,395)
  Unamortized affiliate service contract expense....................................     (1,440,000)      (576,000)
  Unamortized stock plan expense....................................................        (28,472)      (224,045)
  Deficit accumulated during the development stage..................................     (3,839,182)    (5,639,207)
                                                                                      -------------  -------------
    Total shareholders' deficit.....................................................       (386,073)    (1,278,631)
                                                                                      -------------  -------------
                                                                                      $   1,246,449  $     778,442
                                                                                      -------------  -------------
                                                                                      -------------  -------------


                       See notes to financial statements.

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS



                                              PERIOD FROM
                                           FEBRUARY 20, 1996
                                               (DATE OF
                                           INCORPORATION) TO
                                           DECEMBER 31, 1996
                                         ---------------------       PERIOD FROM       THREE MONTHS        PERIOD FROM
                                                                  FEBRUARY 20, 1996        ENDED        FEBRUARY 26, 1996
                                                                      (DATE OF           MARCH 31,          (DATE OF
                                                                  INCORPORATION) TO        1997         INCORPORATION) TO
                                                                   MARCH 31, 1996      -------------     MARCH 31, 1997
                                                                ---------------------   (UNAUDITED)   ---------------------
                                                                     (UNAUDITED)                           (UNAUDITED)
REVENUES:
  Management fees from affiliate.......     $        60,000         $      40,000       $   --           $        60,000
  Interest income......................               7,709              --                   5,775               13,484
                                                -----------           -----------      -------------         -----------
    Total revenues.....................              67,709                40,000             5,775               73,484

EXPENSES:
  Amortization of service contract with
    affiliate..........................           2,400,000              --                 864,000            3,264,000
  Salaries and consulting fees.........             836,962                14,353           524,971            1,361,933
  Marketing............................             197,111              --                  60,495              257,606
  Professional fees....................              83,633                   999            21,277              104,910
  Logo/web site........................              73,326              --                  18,945               92,271
  Monthly user fees....................              60,452              --                  52,561              113,013
  Travel, meetings, and
    entertainment......................              38,794                   392             4,404               43,198
  Occupancy............................              17,850              --                  29,750               47,600
  Depreciation.........................              17,406              --                   6,879               24,285
  Other operating expenses.............             181,357                   522           119,993              301,350
  Interest Expense.....................                                                     102,525              102,525
                                                -----------           -----------      -------------         -----------
    Total expenses.....................           3,906,891                16,266         1,805,800            5,712,691
                                                -----------           -----------      -------------         -----------

NET INCOME (LOSS)......................     $    (3,839,182)        $      23,734       $(1,800,025)     $    (5,639,207)
                                                -----------           -----------      -------------         -----------
                                                -----------           -----------      -------------         -----------

NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE.....................     $         (1.42)        $         .01       $      (.67)
                                                -----------           -----------      -------------
                                                -----------           -----------      -------------

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT
  SHARES OUTSTANDING...................           2,699,331             2,699,331         2,699,331
                                                -----------           -----------      -------------
                                                -----------           -----------      -------------


                       See notes to financial statements.

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      STATEMENTS OF SHAREHOLDERS' DEFICIT


                                                                                                                     UNAMORTIZED
                                                                                                                      AFFILIATE
                                                    COMMON      PREFERRED   ADDITIONAL     COMMON         STOCK        SERVICE
                                       COMMON        STOCK        STOCK       PAID-IN       STOCK     SUBSCRIPTIONS    CONTRACT
                                       SHARES     ($.01 PAR)    (NO PAR)      CAPITAL    SUBSCRIBED    RECEIVABLE      EXPENSE
                                     -----------  -----------  -----------  -----------  -----------  -------------  ------------
BALANCE-- February 19, 1996........                $  --        $  --       $   --       $   --         $  --         $   --
  Proceeds from issuance of common
    stock:
    Incorporation, February 20,
      1996.........................      759,094       7,591                     (7,362)
    March 15, 1996,................       49,688         497                       (482)
    April 1, 1996,.................      142,438       1,424                     18,571
    September 17, 1996,............      298,122       2,981                    997,129
    Contribution of services from
      affiliate....................                                              31,232
  Issuance of 1,354,814 shares of
    common stock subscriptions.....                                                        3,844,185       (4,185)    (3,840,000)
  Issuance of 16,562 compensatory
    stock options..................                                              30,000
  Amortization of stock plan
    expense........................
  Net loss, including amortization
    of service contract............                                                                                    2,400,000
                                     -----------  -----------  -----------  -----------  -----------  -------------  ------------
BALANCE--December 31, 1996.........    1,249,342   $  12,493    $  --       $ 1,069,088  $ 3,844,185    $  (4,185)    $(1,440,000)
                                     -----------  -----------  -----------  -----------  -----------  -------------  ------------
Proceeds from issuance of common
  stock March 31, 1997
  (unaudited)......................       19,876         199                      2,591       (2,790)       2,790
Issuance of 124,219 compensatory
  stock options (unaudited)........                                             236,250
Amortization of service contract
  (unaudited)......................                                                                                      864,000
Amortization of stock plan expense
  (unaudited)......................
Net loss for the three months ended
  March 31, 1997 (unaudited).......
                                     -----------  -----------  -----------  -----------  -----------  -------------  ------------
BALANCE--March 31, 1997
  (unaudited)......................    1,269,218   $  12,692    $  --       $ 1,307,929  $ 3,841,395    $  (1,395)    $ (576,000)
                                     -----------  -----------  -----------  -----------  -----------  -------------  ------------
                                     -----------  -----------  -----------  -----------  -----------  -------------  ------------

                                                     DEFICIT
                                                   ACCUMULATED
                                     UNAMORTIZED    DURING THE
                                      STOCK PLAN   DEVELOPMENT
                                       EXPENSE        STAGE         TOTAL
                                     ------------  ------------  -----------
BALANCE-- February 19, 1996........   $   --        $   --       $   --
  Proceeds from issuance of common
    stock:
    Incorporation, February 20,
      1996.........................                                      229
    March 15, 1996,................                                       15
    April 1, 1996,.................                                   19,995
    September 17, 1996,............                                1,000,110
    Contribution of services from
      affiliate....................                                   31,232
  Issuance of 1,354,814 shares of
    common stock subscriptions.....                                  --
  Issuance of 16,562 compensatory
    stock options..................      (30,000)                    --
  Amortization of stock plan
    expense........................        1,528                       1,528
  Net loss, including amortization
    of service contract............                 (3,839,182)   (1,439,182)
                                     ------------  ------------  -----------
BALANCE--December 31, 1996.........   $  (28,472)   $(3,839,182) $  (386,073)
                                     ------------  ------------  -----------
Proceeds from issuance of common
  stock March 31, 1997
  (unaudited)......................                                    2,790
Issuance of 124,219 compensatory
  stock options (unaudited)........     (236,250)                    --
Amortization of service contract
  (unaudited)......................                                  864,000
Amortization of stock plan expense
  (unaudited)......................       40,677                      40,677
Net loss for the three months ended
  March 31, 1997 (unaudited).......                 (1,800,025)   (1,800,025)
                                     ------------  ------------  -----------
BALANCE--March 31, 1997
  (unaudited)......................   $ (224,045)   $(5,639,207) $(1,278,631)
                                     ------------  ------------  -----------
                                     ------------  ------------  -----------


                       See notes to financial statements.

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS



                                              PERIOD FROM
                                           FEBRUARY 20, 1996
                                               (DATE OF
                                           INCORPORATION) TO
                                           DECEMBER 31, 1996
                                           -----------------    PERIOD FROM     THREE MONTHS       PERIOD FROM
                                                                FEBRUARY 20,     ENDED MARCH    FEBRUARY 20, 1996
                                                               1996 (DATE OF      31, 1997          (DATE OF
                                                               INCORPORATION)   -------------   INCORPORATION) TO
                                                                TO MARCH 31,                     MARCH 31, 1997
                                                                    1996         (UNAUDITED)   -------------------
                                                              ----------------                     (UNAUDITED)
                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)......................    $  (3,839,182)      $   23,734      $(1,800,025)     $  (5,639,207)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation.........................           17,406                             6,879             24,285
    Amortization of service contract.....        2,400,000                           864,000          3,264,000
    Contribution of services from
      affiliate..........................           31,232                           --                  31,232
    Amortization of stock plan expense...            1,528                            40,677             42,205
    Changes in assets and liabilities
      which provide (use) cash:
      Other assets, current..............         (265,433)                         (138,413)          (403,846)
      License agreements-- noncurrent....          (46,366)                           16,060            (30,306)
      Payables and accrued liabilities...          748,916              100          111,150            860,066
                                           -----------------        -------     -------------  -------------------
        Net cash provided by (used in)
          operating activities...........         (951,899)          23,834         (899,672)        (1,851,571)
                                           -----------------        -------     -------------  -------------------

INVESTING ACTIVITIES:
  Capital expenditures...................         (183,390)                           (8,255)          (191,645)
  Proceeds from return of equipment......                                             17,738             17,738
                                           -----------------        -------     -------------  -------------------
        Net cash, provided by (used in)
          investing activities...........         (183,390)                            9,483           (173,907)
                                           -----------------        -------     -------------  -------------------

FINANCING ACTIVITIES:
  Advances from affiliate................          883,606                           313,401          1,197,007
  Proceeds from the sale of stock........        1,020,349                             2,790          1,023,139
                                           -----------------        -------     -------------  -------------------
        Net cash provided by financing
          activities.....................        1,903,955                           316,191          2,220,146
                                           -----------------        -------     -------------  -------------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS............................          768,666           23,834         (573,998)           194,668
CASH AND CASH EQUIVALENTS:
  Beginning of Period....................         --                 --              768,666           --
                                           -----------------        -------     -------------  -------------------
  End of Period..........................    $     768,666       $   23,834      $   194,668      $     194,668
                                           -----------------        -------     -------------  -------------------
                                           -----------------        -------     -------------  -------------------


                       See notes to financial statements.

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS


     INFORMATION AS OF MARCH 31, 1997, FOR THE PERIOD FEBRUARY 20, 1996 TO MARCH 31, 1996, FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND FOR THE PERIOD
                FEBRUARY 20, 1996 TO MARCH 31, 1997 IS UNAUDITED


1.  ORGANIZATION AND BASIS OF PRESENTATION

    Net.B@nk, Inc. (the "Company") was incorporated on February 20, 1996 as a Georgia corporation. Its primary business purpose is the formation and, ultimately, the operation of Atlanta Internet Bank ("AIB"). The Company expects to operate AIB as a federal savings bank and a wholly owned subsidiary, pending its purchase of the charter and certain assets and liabilities of Premier Bank, FSB ("Premier Bank") and obtaining regulatory approvals from the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Federal Reserve Board.


    The Company entered into an agreement as of July 15, 1996 with Carolina First Bank ("CFB") in which CFB would hold and service the deposit accounts generated by the Internet banking operations which are managed by the Company. The original term of the Agreement was to expire on March 31, 1997. The Agreement has been extended to July 31, 1997 by an amendment dated March 18, 1997. Also, CFB has agreed to provide funding for reasonable expenses of the Company up to an amount of $1,325,985. Upon AIB obtaining the regulatory approvals necessary to operate a federal savings bank, the deposit accounts generated will be transferred to AIB. As of December 31, 1996 and March 31, 1997, CFB held and serviced deposit accounts totaling $10,366,437 and $43,408,922, respectively, that were generated by the Internet banking operations and managed by the Company.



    For the services contract with CFB, the Company has agreed to issue CFB 1,325,000 shares of its common stock valued at $3,840,000. Such amount is being amortized to expense over the life of the contract which is expected to be in effect until May 31, 1997. Since the common stock is not expected to be issued until the second quarter of 1997, the Company has credited subscriptions for common stock.


    The Company has entered into an agreement dated June 17, 1996, as amended and restated December 19, 1996 and February 25, 1997, with First Alliance/Premier Bancshares, Inc. ("First Alliance") pursuant to which the Company will purchase the charter of its subsidiary, Premier Bank, and a minimum amount of assets and liabilities. The purchase price will be equal to the amount of Premier Bank's unimpaired capital of $2,000,000 plus $150,000 of purchase premium and 41,406 shares of the Company's common stock valued at $125,000. The Company's purchase is subject to the approval of the OTS. The Company and First Alliance have filed applications for approval of the purchase with the OTS. The transaction is expected to be accounted for as a purchase.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of the Company conform with generally accepted accounting principles. The following is a summary of the more significant accounting policies.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Cash equivalents include money market instruments and time deposits with an original maturity of 90 days or less. Interest bearing certificates of deposit and money market

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     INFORMATION AS OF MARCH 31, 1997, FOR THE PERIOD FEBRUARY 20, 1996 TO MARCH 31, 1996, FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND FOR THE PERIOD
                FEBRUARY 20, 1996 TO MARCH 31, 1997 IS UNAUDITED


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

accounts totaled $500,000 and $242,103, respectively, at December 31, 1996. At March 31, 1997, cash and cash equivalents primarily consisted of money market accounts.


    FURNITURE AND EQUIPMENT--Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to seven years.

    ORGANIZATIONAL COSTS--Organizational costs are included in other assets and are stated at cost, net of accumulated amortization and are being amortized over a 60-month period using the straight-line method.

    LICENSE AGREEMENTS--The costs of license agreements to utilize certain distribution channels and processors are amortized over the term of such agreements ranging from 18 months to 36 months using the straight-line method.

    INCOME TAXES--Provisions for income taxes are based upon amounts reported in the statement of operations and include deferred taxes on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided for deferred tax assets when it is more likely than not that such assets will not be realized.


    NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE--Net loss per common and common equivalent share is computed based on the weighted average number of common and common equivalent shares outstanding during the period. All common and common equivalent shares issued have been considered to be outstanding for all periods in accordance with Staff Accounting Bulletin No. 83.



    UNAUDITED INTERIM FINANCIAL STATEMENTS--The financial statements as of March 31, 1997, for the period February 20, 1996 (Date of Incorporation) to March 31, 1996, for the three months ended March 31, 1997, and for the period February 20, 1996 to March 31, 1997 were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the interim periods included herein are not necessarily indicative of the results that may be expected for the entire year.


3.  FURNITURE AND EQUIPMENT

    Furniture and equipment at December 31, 1996 is summarized as follows:

Furniture and fixtures....................................................  $  40,741
Equipment.................................................................    142,649
                                                                            ---------
Furniture and equipment...................................................    183,390

Less accumulated depreciation.............................................     17,406
                                                                            ---------
  Furniture and equipment--net............................................  $ 165,984
                                                                            ---------
                                                                            ---------

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     INFORMATION AS OF MARCH 31, 1997, FOR THE PERIOD FEBRUARY 20, 1996 TO MARCH 31, 1996, FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND FOR THE PERIOD
                FEBRUARY 20, 1996 TO MARCH 31, 1997 IS UNAUDITED


4.  LEASES

    The Company leases its facilities and certain other equipment under operating lease agreements. Future minimum payments as of December 31, 1996 under these leases follow:

1997......................................................................  $  73,500
1998......................................................................     73,500
1999......................................................................     36,750
                                                                            ---------
                                                                            $ 183,750
                                                                            ---------
                                                                            ---------

    Rent expense for the period from February 20, 1996 (date of incorporation) to December 31, 1996 was $17,850.

5.  COMMITMENTS

    The Company is a party to an agreement with AT&T Corporation ("AT&T"), which provides the Company with technical, marketing, and customer services. The Company also received professional programming services from Edify Corporation and electronic bill paying processing services from CheckFree Corporation under this agreement. Under the terms of the agreement, the Company has paid or agreed to pay an initial payment of $200,000 and ongoing (monthly) payments for customer support. The implementation fees paid have been capitalized as other assets and are being amortized over the 18-month term of the agreement. Although the agreement expires in February 1998, the agreement is terminable at will by either party upon six months' written notice.

    AT&T's WorldNet Service division provides the Company with advertising and marketing services under AT&T's "Charter Membership" program. The Company pays AT&T monthly user fees and has the right to continue this relationship indefinitely.

    The Company is a party to an agreement with BISYS to receive core bank processing services. Under the terms of the agreement, the Company paid an initial conversion fee of $66,800 and must pay a monthly service fee. The service fee is adjusted on a quarterly basis based on the number of customer accounts serviced. Although the agreement expires in July 1999, the agreement renews automatically for successive three-year terms absent six months' prior written notice to the contrary by either party.


    The Company entered into an agreement with a provider of on-line services effective January 31, 1997 for certain Internet advertising services. Under the terms of the agreement, which expires on the earlier of May 17, 1997 or upon the Company securing 1,250 applicants, the Company has agreed to pay approximately $31,000 over the term of the agreement.



    The Company has agreed to pay officers and employees bonuses of up to $450,000 when the initial public offering of the Company's Common Stock is completed.


6.  INCOME TAXES

    As of December 31, 1996, the Company had state and federal net operating loss carryforwards of approximately $837,591 which will expire in 2011 if not utilized.

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     INFORMATION AS OF MARCH 31, 1997, FOR THE PERIOD FEBRUARY 20, 1996 TO MARCH 31, 1996, FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND FOR THE PERIOD
                FEBRUARY 20, 1996 TO MARCH 31, 1997 IS UNAUDITED


6.  INCOME TAXES (CONTINUED)
    As of December 31, 1996, the Company had deferred tax assets as follows:

Net operating loss carryforward.........................................  $ 318,285
Service contract expense................................................    912,000
Start-up costs..........................................................    216,297
Other--net..............................................................     12,308
                                                                          ---------
  Total.................................................................  1,458,890

Less valuation allowance................................................  1,458,890
                                                                          ---------
  Total.................................................................  $  --
                                                                          ---------
                                                                          ---------

7.  SHAREHOLDERS' DEFICIT


    The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value and 10,000,000 shares of preferred stock, no par value. As of December 31, 1996, there were 1,249,342 shares of common stock outstanding and no shares of preferred stock outstanding. Both the authorized common and preferred stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation, and other relative provisions as may be provided in a particular series or class of stock.



    On March 17, 1997, the Company declared a 33.125 for 1 stock split of its common stock effected in the form of a stock dividend payable on the effective date of the initial public offering. All references to share and per share amounts have been retroactively adjusted to reflect the split. Also, additional paid-in capital has been charged and common stock has been credited retroactively with $12,116 to reflect the stock split.



    Effective November 25, 1996, the shareholders of the Company approved the 1996 Stock Incentive Plan (the "Plan"), which provides that key employees, officers, directors, and consultants of the Company may be granted nonqualified and incentive stock options to purchase shares of common stock of the Company, derivative securities related to the value of the common stock, or cash awards. The Plan limits the total number of shares which may be awarded under the Plan to 397,500, which have been reserved for the Plan. Generally, the options expire ten years from the date of grant. On November 25, 1996, 16,562 nonqualified stock options were granted at an exercise price of $1.21 per share. The options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance and one-third on the third anniversary of the date of issuance. In connection with the 16,562 options granted, $30,000 of stock plan expense is being amortized over the vesting period. The option agreement contains a provision for accelerating vesting if certain events occur. As of December 31, 1996, none of the options are exercisable.



    On January 5, 1997, the Company granted under the Plan 124,219 nonqualified stock options to officers of the Company at an exercise price of $1.21 per share. Also on February 25, 1997, the Company

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     INFORMATION AS OF MARCH 31, 1997, FOR THE PERIOD FEBRUARY 20, 1996 TO MARCH 31, 1996, FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND FOR THE PERIOD
                FEBRUARY 20, 1996 TO MARCH 31, 1997 IS UNAUDITED


7.  SHAREHOLDERS' DEFICIT (CONTINUED)

granted under the Plan 39,751 incentive stock options to officers and employees of the Company at an exercise price of $3.62 per share and 173,906 incentive stock options to officers of the Company at an exercise price of $10.00 per share. The options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance, and one-third on the third anniversary of the date of issuance. The vesting of the options accelerate if certain events occur.



    As of March 31, 1997, the Company had 354,438 options to purchase common stock outstanding at a weighted average exercise price of $5.79, and none of the options are exercisable.



    The Company accounts for its stock-based compensation plan under APB No. 25. The Company has adopted SFAS No. 123 for disclosure purposes. For SFAS No. 123 purposes, the fair value of each option grant of $.97 has been estimated as of the date of the grant using the Black-Scholes option pricing model with the weighted average assumptions:



Expected life (years)................................................          5
Risk-free interest rate..............................................        6.2%
Dividend rate........................................................        0.0%
Expected volatility..................................................        0.0%



    Had compensation cost for the Company's stock options granted been determined based on the fair value at the grant dates for awards under those plans consistent with a method prescribed in SFAS No. 123 utilizing the assumptions described above and assuming that such stock options had been outstanding for the entire period of February 20, 1996 to December 31, 1996 in accordance with Staff Accounting Bulletin No. 83 ("SAB 83"), the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:



Net loss:
  As reported...........................................................  $3,839,182
  Pro forma.............................................................  4,014,062

Net loss per share:
  As reported...........................................................  $    1.42
  Pro forma.............................................................       1.49

                                 NET.B@NK, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     INFORMATION AS OF MARCH 31, 1997, FOR THE PERIOD FEBRUARY 20, 1996 TO MARCH 31, 1996, FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND FOR THE PERIOD
                FEBRUARY 20, 1996 TO MARCH 31, 1997 IS UNAUDITED


7.  SHAREHOLDERS' DEFICIT (CONTINUED)

    In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") was issued. Included below are pro forma disclosures related to earnings per share as if SFAS 128 had been effective for all periods presented and in compliance with SAB 83:



                                                 FOR THE PERIOD              FOR THE PERIOD              FOR THE THREE-
                                               FEBRUARY 20, 1996           FEBRUARY 20, 1996           MONTH PERIOD ENDED
                                              TO DECEMBER 31, 1996         TO MARCH 31, 1996             MARCH 31, 1997
                                           --------------------------  --------------------------  --------------------------
                               SHARES        NET LOSS      PER SHARE     NET LOSS      PER SHARE     NET LOSS      PER SHARE
                            (DENOMINATOR)   (NUMERATOR)     AMOUNT      (NUMERATOR)     AMOUNT      (NUMERATOR)     AMOUNT
                            -------------  -------------  -----------  -------------  -----------  -------------  -----------
Basic income (loss) per
 share....................     1,279,156   $  (3,839,182)  $   (3.00)  $      23,734   $     .02   $  (1,800,025)  $   (1.41)
                                           -------------  -----------  -------------  -----------  -------------  -----------
                                           -------------  -----------  -------------  -----------  -------------  -----------
Effect of dilutive
 securities:
  Common stock
    subscriptions.........     1,272,636
  Stock options
    outstanding...........       147,539
                            -------------
Diluted income (loss) per
 share....................     2,699,331   $  (3,839,182)  $   (1.42)  $      23,734   $     .01   $  (1,800,025)  $    (.67)
                            -------------  -------------  -----------  -------------  -----------  -------------  -----------
                            -------------  -------------  -----------  -------------  -----------  -------------  -----------


8.  RELATED PARTY TRANSACTIONS


    TRANSACTIONS WITH CFB--Certain of the Company's cash accounts and time deposits are on deposit with CFB. The Company received $7,709 in interest income related to these accounts during the period from February 20, 1996 to December 31, 1996. For the period from February 20, 1996 (date of incorporation) to December 31, 1996, the Company received $60,000 in management fees from CFB. The Company expensed $883,606 for the period from February 20, 1996 to December 31, 1996 and $313,401 for the three months ended March 31, 1997 for fees paid to CFB for various advisory, consulting, custodial services, and net interest expense which were included in accrued expenses. In addition, the Company recorded $31,232 in consulting expense and contributed capital for consulting services contributed by CFB during the period ended December 31, 1996.



    OTHER TRANSACTIONS--The Company paid $67,032 and $30,102 for the period from February 20, 1996 to December 31, 1996 and for the three months ended March 31, 1997, respectively, in consulting fees to an advisory director. In addition, as of December 31, 1996, the Company had expensed and included in accrued expenses, $278,418 for amounts due to a company owned by the Chairman of the Board of the Company for accounting and management services provided to the Company during the period from February 20, 1996 to December 31, 1996. For the three months ended March 31, 1997, an additional $71,407 relating to the same type services was expensed bringing the total accrued liability to $349,825.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of Net.B@nk, Inc.:

    We have audited the accompanying Statement of Assets and Liabilities Generated by the Internet banking operations of Net.B@nk, Inc. (the "Company") and Held and Serviced by Carolina First Bank as of December 31, 1996. This statement of assets and liabilities is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of assets and liabilities based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of assets and liabilities. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of assets and liabilities was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-1 of Net.B@nk, Inc. as described in the Note to such statement and is not intended to be a complete presentation of Carolina First Bank's assets and liabilities.

    In our opinion, such statement of assets and liabilities referred to above presents fairly, in all material respects, the assets and liabilities generated by the Internet banking operations of the Company as of December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 18, 1997

                      STATEMENTS OF ASSETS AND LIABILITIES
         GENERATED BY THE INTERNET BANKING OPERATIONS OF NET.B@NK, INC.
                  AND HELD AND SERVICED BY CAROLINA FIRST BANK



                                                                                                      MARCH 31,
                                                                                                        1997
                                                                                     DECEMBER 31,   -------------
                                                                                         1996
                                                                                     -------------   (UNAUDITED)

ASSETS

CASH AND DUE FROM BANKS............................................................  $  10,366,437  $  43,408,922
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES

DEPOSITS:
  Demand deposits..................................................................  $    --        $      10,945
  Interest checking................................................................        201,510        371,300
  Money Market deposit accounts....................................................     10,164,927     32,534,384
  Time Deposits....................................................................       --           10,492,293
                                                                                     -------------  -------------
    Total..........................................................................  $  10,366,437  $  43,408,922
                                                                                     -------------  -------------
                                                                                     -------------  -------------


NOTE:

BASIS OF PRESENTATION


    The above statements have been prepared to comply with Rule 3-05 of the Securities and Exchange Commission.


    Carolina First Bank ("CFB") entered into an agreement dated July 15, 1996 with Net.B@nk, Inc. (the "Company") to hold and service the deposit accounts generated by the Internet banking operations of Atlanta Internet Bank ("AIB"). AIB began accepting deposits on August 1, 1996 and the original agreement with CFB expires on March 31, 1997. The Agreement has been extended to July 31, 1997 by an amendment dated March 18, 1997. Also, under the agreement CFB has agreed to provide funding for reasonable expenses of the Company up to an amount of $1,325,985. Upon the Company obtaining the regulatory approvals necessary to operate a Federal Savings Bank, the deposit accounts will be transferred to AIB, which will become a wholly owned subsidiary of the Company.


    Funds related to customer deposits serviced for AIB are combined with the general funds of CFB for investment purposes. The interest income paid to the Company by CFB on such deposits approximates interest expense related to the deposit accounts for the period ended December 31, 1996. The interest expense on such deposits exceeded the interest paid to the Company by CFB on such deposits by $102,525 (unaudited) for the three months ended March 31, 1997, and such amount has been recorded as a payable by the Company as of March 31, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKE SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................    7
The Reorganization........................................................   13
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Dilution..................................................................   16
Capitalization............................................................   18
Selected Financial Data...................................................   19
Pro Forma Condensed Balance Sheet.........................................   21
Pro Forma Condensed Statement of Operations...............................   23
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   24
Business..................................................................   28
Management................................................................   56
Certain Transactions......................................................   62
Principal Shareholders....................................................   63
Description of Capital Stock..............................................   64
Shares Eligible for Future Sale...........................................   66
Underwriting..............................................................   67
Legal Matters.............................................................   68
Experts...................................................................   68
Available Information.....................................................   68
Financial Statements......................................................  F-1


                            ------------------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,000,000 SHARES

                                     [LOGO]

                                 NET.B@NK, INC.

                                  COMMON STOCK

                             ---------------------

                              P R O S P E C T U S

                             ---------------------

                         MORGAN KEEGAN & COMPANY, INC.

                            INTERSTATE/JOHNSON LANE
                                  Corporation

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the issuance and distribution of the Common Stock being registered.

Securities and Exchange Commission Registration Fee...............  $  15,000
National Association of Securities Dealers, Inc. Filing Fee.......     10,000
Nasdaq Stock Market Listing Fee...................................     10,000
Blue Sky Fees and Expenses........................................     10,000
Legal Fees and Expenses...........................................    200,000
Accounting Fees and Expenses......................................    140,000
Printing and Engraving Expenses...................................     70,000
Transfer Agent and Registrar Fee..................................     25,000
Miscellaneous.....................................................     20,000
                                                                    ---------
    TOTAL.........................................................  $ 500,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Bylaws contain certain indemnification provisions providing that directors, officers, and employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

    When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

    The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "Description of Capital Stock--Limitation of Liability".

    The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

    In addition, Article X of the Company's Amended and Restated Articles of Incorporation (the "Articles"), subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles do not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since its inception in February 1996, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities. The share figures and prices reflect retroactively the effect of the Company's March 17, 1997 33.125-for-one stock split effected as a stock dividend.

    On February 20, 1996, the Registrant issued to the organizers of the Company (11 persons), in a private placement exempt from registration under Section 4(2) of the Securities Act of 1993, as amended (the "Securities Act"), an aggregate of 808,780 shares of the Registrant's Common Stock, for an aggregate purchase price of $244.16 in connection with the organization of the Company.

    On April 1, 1996, the Registrant issued to foreign investors, in a transaction exempt from registration as an offshore private placement, 142,438 shares of the Registrant's Common Stock for an aggregate purchase price of $19,995 .

    On May 20, 1996, the Registrant issued to three director nominees, in a transaction exempt from registration under Section 4(2) of the Securities Act, 29,813 shares of the Registrant's Common Stock for an aggregate purchase price of $4,185.

    On September 17, 1996, the Registrant issued to foreign investors, in a transaction exempt from registration as an offshore private placement, 298,125 shares of the Registrant's Common Stock for an aggregate purchase price of $1,080,000.

    The Registrant is contractually obligated to issue to Carolina First Bank, 1,325,000 shares of the Registrant's Common Stock for consideration valued at $3,840,000. Such issuance will be made contemporaneously with the Offering pursuant to an exemption provided by Section 4(2) of the Securities Act.

    The Registrant is contractually obligated to issue 41,406 shares of its Common Stock to Premier Bancshares, Inc. for consideration valued at $125,000. Such issuance will be made pursuant to the exemption provided by Section 4(2) of the Securities Act.

    All of the securities were acquired by the recipients for investment and with no view toward the resale or distribution thereof. In each instance, the recipient was either an organizer of the Registrant or a sophisticated investor, the offers and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


    1.1   Form of Underwriting Agreement
    3.1   Amended and Restated Articles of Incorporation of the
          Registrant*
    3.2   Bylaws of the Registrant*
    3.3   Amendments to Bylaws of the Registrant adopted April 22,
          1997
    4.1   Specimen Stock Certificate of the Registrant
    4.2   See Exhibits 3.1, 3.2 and 3.3 for provisions of the
          Registrant's Articles of Incorporation and Bylaws governing the rights of holders of securities of the Registrant*
    5.1   Opinion of Powell, Goldstein, Frazer & Murphy LLP

EXHIBIT
 NUMBER                           DESCRIPTION
--------  ------------------------------------------------------------
   10.1   Amended and Restated Stock Purchase Agreement among the
          Registrant and First Alliance/ Premier Bancshares, Inc.
          dated as of December 19, 1996, as amended by Amendment No. 1 dated as of February 25, 1997, with exhibits
   10.2   Operation Agreement among the Registrant and Carolina First
          Bank dated July 15, 1996, as amended December 6, 1996 and
          March 18, 1997.*
   10.3   1996 Stock Incentive Plan of the Registrant*
   10.4   Lease Agreement dated as of June 18, 1996 by and between The
          Griffin Company and the Registrant, as amended on December
          12, 1996
   10.5   Memorandum dated June 11, 1996 from T. Stephen Johnson, T.
          Stephen Johnson & Associates, Inc., to Don Shapleigh,
          Internet Organizing Group, Inc.
   10.6   Trial Agreement, dated August 19, 1996 by and between the
          Registrant and AT&T Corp., with attachments and letter dated
          August 6, 1996++
   10.7   Services Agreement, dated as of August 21, 1996 by and
          between the Registrant and BISYS, Inc. with related
          addenda++
   10.8   BISYS Standard Services Price list and Special Services
          Price List, dated December 1, 1991++
   11.1   Schedule Regarding Computation of Per Share Loss
   23.1   Consent of Deloitte & Touche, LLP
   23.2   Consent of Powell, Goldstein, Frazer & Murphy LLP (included in its opinion filed as Exhibit 5.1)
   24.1   Power of Attorney (appears on the signature page to this
          Registration Statement)
   27.1   Financial Data Schedule (for SEC use only)*


------------------------


*   Previously Filed.



++   Confidential portions have been omitted pursuant to the rules and regulations under the Securities Act of 1933, as amended.


    (b) Financial Statement Schedules

    The financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable and have therefore been omitted.

ITEM 17.  UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on April 25, 1997.



                                NET.B@NK, INC.

                                By:               /s/ D. R. GRIMES
                                     -----------------------------------------
                                                    D. R. Grimes
                                              CHIEF EXECUTIVE OFFICER



                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints Donald S. Shapleigh and D. R. Grimes, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                        POSITION                   DATE
------------------------------  ---------------------------  -------------------

       /s/ D. R. GRIMES         Chief Executive Officer
------------------------------    (Principal executive         April 25, 1997
         D. R. Grimes             officer) and Director

                                Chief Financial Officer
    /s/ ROBERT E. BOWERS*         (Principal financial and
------------------------------    accounting officer) and      April 25, 1997
       Robert E. Bowers           Director

   /s/ T. STEPHEN JOHNSON*      Chairman of the Board
------------------------------                                 April 25, 1997
      T. Stephen Johnson

   /s/ DONALD S. SHAPLEIGH,     President, Chief Operating
             JR.*                 Officer and Director
------------------------------                                 April 25, 1997
   Donald S. Shapleigh, Jr.

             NAME                        POSITION                   DATE
------------------------------  ---------------------------  -------------------

      /s/ WARD H. CLEGG                  Director
------------------------------                                 April 25, 1997
        Ward H. Clegg

                                         Director
------------------------------                                 April 25, 1997
       J. Stephen Heard

     /s/ ROBIN C. KELTON                 Director
------------------------------                                 April 25, 1997
       Robin C. Kelton

      /s/ JOHN T. MOORE                  Director
------------------------------                                 April 25, 1997
        John T. Moore

  /s/ THOMAS H. MULLER, JR.              Director
------------------------------                                 April 25, 1997
    Thomas H. Muller, Jr.

     /s/ W. JAMES STOKES                 Director
------------------------------                                 April 25, 1997
       W. James Stokes

   /s/ MACK I. WHITTLE, JR.              Director
------------------------------                                 April 25, 1997
     Mack I. Whittle, Jr.

    *By: /s/ D. R. GRIMES
------------------------------
         D. R. Grimes
       ATTORNEY-IN-FACT

                               INDEX OF EXHIBITS


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement

       3.1   Amended and Restated Articles of Incorporation of the Registrant*

       3.2   Bylaws of the Registrant*

       3.3   Amendments to the Bylaws of the Registrant adopted April 22, 1997

       4.1   Specimen Stock Certificate of the Registrant

       4.2   See Exhibits 3.1, 3.2 and 3.3 for provisions of the Registrant's Articles of Incorporation and Bylaws
             governing the rights of holders of securities of the Registrant*

       5.1   Opinion of Powell, Goldstein, Frazer & Murphy LLP

      10.1   Amended and Restated Stock Purchase Agreement among the Registrant and First Alliance/ Premier
             Bancshares, Inc. dated as of December 18, 1996, as amended by Amendment No. 1 dated as of February 25,
             1997, with exhibits

      10.2   Operation Agreement among the Registrant and Carolina First Bank dated July 17, 1996 as amended December
             6, 1996 and March 19, 1997*

      10.3   1996 Stock Incentive Plan of the Registrant*

      10.4   Lease Agreement dated as of June 18, 1996 by and between The Griffin Company and the Registrant, as amended on December 12, 1996

      10.5   Memorandum dated June 11, 1996 from T. Stephen Johnson, T. Stephen Johnson & Associates, Inc., to Don
             Shapleigh, Internet Organizing Group, Inc.

      10.6   Trial Agreement, dated August 19, 1996 by and between the Registrant and AT&T Corp., with attachments and letter dated August 6, 1996++

      10.7   Services Agreement, dated as of August 21, 1996 by and between the Registrant and BISYS, Inc. with related addenda++

      10.8   BISYS Standard Services Price List and Special Services Price List, dated December 1, 1991++

      11.1   Schedule Regarding Computation of Per Share Loss

      23.1   Consent of Deloitte & Touche, LLP

      23.2   Consent of Powell, Goldstein, Frazer & Murphy LLP (included in its opinion filed as Exhibit 5.1)

      24.1   Power of Attorney (appears on the signature page to this Registration Statement)

      27.1   Financial Data Schedule (for SEC use only)*


------------------------


*   Previously Filed.



++   Confidential portions have been omitted pursuant to the rules and regulations under the Securities Act of 1933, as amended.